POST-PETITION CREDIT AGREEMENT
dated as of February 9, 2016
among
NORANDA ALUMINUM HOLDING CORPORATION,
NORANDA ALUMINUM ACQUISITION CORPORATION,
NORANDAL USA, INC.,
NORANDA ALUMINUM, INC.,
NORANDA ALUMINA LLC,
NORANDA INTERMEDIATE HOLDING CORPORATION,
GRAMERCY ALUMINA HOLDINGS II, INC.,
GRAMERCY ALUMINA HOLDINGS INC., and
NHB CAPITAL, LLC
as Borrowers,

LENDERS FROM TIME TO TIME PARTY HERETO,
BANK OF AMERICA, N.A.,
as administrative agent and collateral agent,
BANK OF AMERICA, N.A.
U.S. BANK NATIONAL ASSOCIATION
SIEMENS FINANCIAL SERVICES, INC.
WELLS FARGO BANK, N.A.
UBS SECURITIES, LLC
CITIGROUP GLOBAL MARKETS INC.
As Joint Lead Arrangers

_____________________________

TABLE OF CONTENTS

Article I DEFINITIONS
Section 1.01.Defined Terms
Section 1.02.Terms Generally
Section 1.03.Effectuation of Transactions
Section 1.04.Letter of Credit Amounts
Article II THE CREDITS
Section 2.01.Revolving Facility Commitments
Section 2.02.Loans and Borrowings
Section 2.03.Requests for Borrowings
Section 2.04.Swing Line Loans.
Section 2.05.Letters of Credit.
Section 2.06.Funding of Borrowings
Section 2.07.Interest Elections
Section 2.08.Term, Termination and Reduction of Commitments
Section 2.09.Agreement to Repay Loans; Evidence of Debt
Section 2.10.Repayment of Loans
Section 2.11.Prepayment of Loans
Section 2.12.Fees
Section 2.13.Interest
Section 2.14.Payments Generally; Pro Rata Treatment; Sharing of Setoffs
Section 2.15.Incremental Revolving Facility Commitment

Section 2.16.Cash Collateral.
Section 2.17.Defaulting Lenders.
Section 2.18.Agent Advances.
Section 2.19.Settlement
Section 2.20.Priority and Liens
Article III TAXES, YIELD PROTECTION AND ILLEGALITY
Section 3.01.Taxes.
Section 3.02.Illegality
Section 3.03.Inability to Determine Rates
Section 3.04.Increased Costs.
Section 3.05.Compensation for Losses
Section 3.06.Mitigation Obligations; Replacement of Lenders.
Section 3.07.Survival
Article IV REPRESENTATIONS AND WARRANTIES
Section 4.01.Organization; Powers
Section 4.02.Authorization
Section 4.03.Enforceability
Section 4.04.Governmental Approvals
Section 4.05.Financial Statements
Section 4.06.No Material Adverse Effect
Section 4.07.Title to Properties; Possession Under Leases
Section 4.08.Subsidiaries
Section 4.09.Litigation; Compliance with Laws
Section 4.10.Federal Reserve Regulations

Section 4.11.Investment Company Act
Section 4.12.[Reserved]
Section 4.13.Taxes
Section 4.14.No Material Misstatements
Section 4.15.Employee Benefit Plans
Section 4.16.Environmental Matters
Section 4.17.Security Documents
Section 4.18.Location of Real Property and Leased Premises
Section 4.19.[Reserved]
Section 4.20.Labor Matters
Section 4.21.Insurance
Section 4.22.No Default
Section 4.23.Intellectual Property; Licenses, etc
Section 4.24.Senior Debt
Section 4.25.OFAC
Section 4.26.Borrowing Base Matters
Section 4.27.Missouri Indebtedness
Article V CONDITIONS OF LENDING
Section 5.01.All Credit Events
Section 5.02.First Credit Event
Article VI AFFIRMATIVE COVENANTS
Section 6.01.Existence; Businesses and Properties
Section 6.02.Insurance
Section 6.03.Taxes

Section 6.04.Financial Statements, Reports, etc
Section 6.05.Litigation and Other Notices
Section 6.06.Compliance with Laws
Section 6.07.Maintaining Records; Access to Properties and Inspections
Section 6.08.Use of Proceeds
Section 6.09.Compliance with Environmental Laws
Section 6.10.Further Assurances; Additional Security
Section 6.11.[Reserved]
Section 6.12.Appraisals and Field Examinations
Section 6.13.Collection of Accounts; Payments
Section 6.14.Collateral Reporting
Section 6.15.Landlord and Storage Agreements
Section 6.16.Payment of Administrative Expenses
Section 6.17.Compliance with Terms of Leaseholds
Section 6.18.Material Contracts
Section 6.19.Debtor-in-Possession Obligations
Section 6.20.Milestones
Section 6.21.DIP Budget
Section 6.22.Term DIP Facility
Section 6.23.First Day Orders
Section 6.24.Consultants
Section 6.25.Additional Collateral Covenant
Article VII NEGATIVE COVENANTS
Section 7.01.Indebtedness

Section 7.02.Liens
Section 7.03.[Reserved]
Section 7.04.Investments, Loans and Advances
Section 7.05.Disposition of Assets
Section 7.06.Mergers, Consolidations, Sales of Assets
Section 7.07.Restricted Payments
Section 7.08.Transactions with Affiliates
Section 7.09.Business of Borrowers and Their Subsidiaries
Section 7.10.Modifications Governing Documents
Section 7.11.Tax Consolidation
Section 7.12.Accounting Changes
Section 7.13.Amendments to Certain Debt.
Section 7.14.Restrictions on Payment of Term Loan Obligations
Section 7.15.Employee Plans
Section 7.16.Modifications to DIP Financing Orders
Section 7.17.Filing of Motions and Applications
Section 7.18.Superpriority Claim
Section 7.19.Use of Proceeds
Section 7.20.DIP Budget
Section 7.21.Chapter 11 Plan
Section 7.22.Minimum Liquidity
Article VIII EVENTS OF DEFAULT
Section 8.01.Events of Default
Section 8.02.License

Section 8.03.Remedies Cumulative; No Waiver; Disclosures to Committee
Section 8.04.Application of Funds
Article IX THE AGENCY PROVISIONS
Section 9.01.Appointment and Authority.
Section 9.02.Rights as Lender
Section 9.03.Exculpatory Provisions
Section 9.04.Reliance by Agent
Section 9.05.Delegation of Duties
Section 9.06.Resignation of Agent.
Section 9.07.Non-Reliance on Agent and Other Lenders
Section 9.08.No Other Duties, Etc
Section 9.09.Collateral Matters
Article X MISCELLANEOUS
Section 10.01.Amendments, Etc
Section 10.02.Notices; Effectiveness; Electronic Communication.
Section 10.03.No Waiver; Cumulative Remedies; Enforcement
Section 10.04.Expenses; Indemnity; Damage Waiver.
Section 10.05.Payments Set Aside
Section 10.06.Successors and Assigns.
Section 10.07.Treatment of Certain Information; Confidentiality
Section 10.08.Platform; Borrower Materials
Section 10.09.Right of Setoff
Section 10.10.Interest Rate Limitation
Section 10.11.Counterparts; Integration; Effectiveness

Section 10.12.Survival and Reaffirmation of Representations and Warranties
Section 10.13.Severability
Section 10.14.Replacement of Lenders
Section 10.15.Governing Law; Jurisdiction Etc.
Section 10.16.Waiver of Jury Trial
Section 10.17.No Advisory or Fiduciary Responsibility
Section 10.18.Electronic Execution of Assignments and Certain Other Documents
Section 10.19.USA Patriot Act Notice
Section 10.20.Intercreditor Agreement
Section 10.21.Appointment of Company as Representative
Section 10.22.Field Audit and Examination Reports; Disclaimer by Lenders
Section 10.23.Headings
Section 10.24.Acknowledgment and Consent to Bail-In of EEA Financial Institutions

Exhibits:

Exhibit A-1	– Form of Assignment and Acceptance

Exhibit A-2	– Form of Affiliated Lender Assignment and Acceptance

Exhibit B	– Form of Borrowing Base Certificate

Exhibit C-1	– Form of Borrowing Request

Exhibit C-2	– Form of Swing Line Loan Notice

Exhibit D	– [Reserved]

Exhibit E	– Form of Collateral Agreement

Exhibit F	– [Reserved]

Exhibit G-1	– U.S. Tax Compliance Certificate

Exhibit G-2	– U.S. Tax Compliance Certificate

Exhibit G-3	– U.S. Tax Compliance Certificate

Exhibit G-4	– U.S. Tax Compliance Certificate

Schedules:

Schedule 1.01(a)	– Certain U.S. Subsidiaries

Schedule 1.01(b)	– Mortgaged Properties

Schedule 1.01(c)	– Immaterial Subsidiaries

Schedule 1.01(d)	– Pro Forma Adjustments

Schedule 1.01(e)	– Unrestricted Subsidiaries

Schedule 1.01(g)	– Acceptable Appraisers

Schedule 1.01(h)	– Eligible Overdue Accounts

Schedule 2.01	– Commitments

Schedule 2.05	– Existing Letters of Credit

Schedule 4.01	– Organization and Good Standing

Schedule 4.04	– Governmental Approvals

Schedule 4.07(b)	– Leased Properties

Schedule 4.08(a)	– Subsidiaries

Schedule 4.08(b)	– Subscriptions

Schedule 4.13	– Taxes

Schedule 4.16	– Environmental Matters

Schedule 4.21	– Insurance

Schedule 4.23	– Intellectual Property

Schedule 5.02(d)	– Post-Closing Interest Deliveries

Schedule 6.14	– Collateral Reporting Information

Schedule 7.01	– Indebtedness

Schedule 7.07	– Transactions with Affiliates

Schedule 10.02	– Notice Information

POST-PETITION CREDIT AGREEMENT
THIS POST-PETITION CREDIT AGREEMENT (this "Agreement") is made as of February 9, 2016, by and among NORANDA ALUMINUM HOLDING CORPORATION, a Delaware corporation ("Holdings"); NORANDA ALUMINUM ACQUISITION CORPORATION, a Delaware corporation (the "Company"); NORANDAL USA, INC., a Delaware corporation ("Norandal USA"); NORANDA ALUMINUM, INC., a Delaware corporation ("Noranda Aluminum"); NORANDA ALUMINA LLC, a Delaware limited liability company ("Noranda Alumina"); NORANDA INTERMEDIATE HOLDING CORPORATION, a Delaware corporation ("Noranda Intermediate"); GRAMERCY ALUMINA HOLDINGS II, INC., a Delaware corporation ("Gramercy II"); GRAMERCY ALUMINA HOLDINGS INC., a Delaware corporation ("Gramercy I"); and NHB CAPITAL, LLC, a Delaware limited liability company ("NHB"), each as a borrower and Chapter 11 debtor-in-possession (individually, a "Borrower" and collectively, "Borrowers"); the financial institutions party to this Agreement from time to time as lenders and their respective successors and permitted assigns (collectively, the "Lenders"); and BANK OF AMERICA, N.A., a national banking association, as administrative agent and collateral agent for Lenders (together with its successors in such capacities, "Agent"). Capitalized terms used in this Agreement and not otherwise defined herein have the meanings ascribed thereto in Section 1.01 hereof.
Certain of Borrowers, Bank of America, N.A., in its capacity as administrative agent and collateral agent (together with its successors and assigns in such capacity, "Pre-Petition Agent") for certain financial institutions party thereto from time to time in their capacities as lenders (collectively, "Pre-Petition Lenders"), and such Pre-Petition Lenders are parties to that certain ABL Credit Agreement dated as of February 29, 2012 (as at any time amended, amended and restated, modified, supplemented and restated, the "Pre-Petition Credit Agreement"), pursuant to which Pre-Petition Lenders made loans and other extensions of credit to such Borrowers secured by all or substantially all of the real and personal property of each Borrower.
On February 8, 2016 (the "Petition Date"), each Borrower filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code (the "Chapter 11 Case" and, collectively, the "Chapter 11 Cases") in the United States Bankruptcy Court for the Eastern District of Missouri (together with any other court having jurisdiction over any of the Chapter 11 Cases or any proceeding therein from time to time, the "Court"), as Case Numbers 16-10083, 16-40739, 16-40740, 16-40741, 16-407442, 16-40743, 16-40744, 16-40745, and 16-40746.
In connection with the filing of the Chapter 11 Cases, Borrowers have requested that Lenders extend credit in the form of Revolving Facility Loans (as defined below) and Letters of Credit (as defined below) from time to time during the Availability Period (as defined below), in an aggregate principal amount not in excess of $130,000,000, to be used by Borrowers during the Chapter 11 Cases for purposes as hereinafter set forth; and
Lenders and L/C Issuers (as defined below) are willing to extend credit to Borrowers, subject to the terms and conditions of this Agreement and subject to the terms and conditions set forth in orders of the Court approving the proposed financing.
NOW, THEREFORE, for good and valuable consideration, the parties hereto hereby agree as follows:

Article I
DEFINITIONS
Section 1.01.    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
"363 Sale" means a sale of Borrower's assets pursuant to Section 363 of the Bankruptcy Code upon terms and conditions satisfactory in all respects to Lender Parties.
"ABL Priority Collateral" means all Collateral that constitutes "ABL Priority Collateral" within the meaning of the Intercreditor Agreement, whether the types or items of such property that are included in the definition were in existence on the Petition Date or are created, acquired or arise thereafter.
"Acceptable Appraiser" means (a) any Person listed on Schedule 1.01(g) or (b) any other experienced and reputable appraiser reasonably acceptable to Borrowers and Agent.
“Acceptable Business Plan” means a five-year business plan, in form and substance acceptable to Agent and Required Lenders in their sole discretion in all respects, for the reorganization or other disposition of each part of the Upstream Business and including, among other things, (1) evidence of acceptable new contracts for Borrowers’ chemical grade alumina product; (2) an acceptable marketing plan and timeline for the sale of all of Borrowers’ assets being part of Orange Valley, in the parish of Saint Ann, Jamaica; (3) an acceptable marketing plan and timeline for the sale of all of Borrowers’ real estate assets in New Madrid, Missouri; (4) an acceptable resolution to the renegotiation or rejection of the Sherwin Contract; and (5) an acceptable plan for the reduction of capital and other expenditures in Borrowers’ facilities in the parish of Saint Ann, Jamaica.
"Acceptable Chapter 11 Plan" means a Chapter 11 Plan, unless consented to by Agent and Lenders in their discretion, that does not discharge or otherwise affect in any way any of the obligations of Borrowers to pay as and when due any of the Obligations and that provides for allowance of all Claims in favor of the Lender Parties as fully secured administrative priority Claims; Full Payment of all Pre-Petition Obligations and Obligations on the effective date of such Chapter 11 Plan; an effective date no later than 45 days after the date of entry of the Confirmation Order with respect to such Chapter 11 Plan; and a full and complete release of any and all Claims that each Borrower or its Estate might have or assert against any Lender Parties or any Pre-Petition Lender Parties (whether arising prior to or after the Petition Date), including all Claims that arise under any provision in Chapter 5 of the Bankruptcy Code; and which is otherwise acceptable to Agent and Lenders in their discretion.
"Account" has the meaning assigned to such term in the Collateral Agreement.
"Account Debtor" has the meaning assigned to such term in the Collateral Agreement.
"Adjusted Eurodollar Rate" means the quotient obtained (expressed as a decimal, carried out to five decimal places) by dividing (A) the applicable Eurodollar Base Rate by (B) 1.00 minus the Eurodollar Reserve Percentage.
"Administrative Questionnaire" means the Administrative Questionnaire referred to in and completed in connection with the Pre-Petition Credit Agreement.
"Affiliate" means, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
"Agent" has the meaning assigned to such term in the preamble to this Agreement.
"Agent Advance" shall have the meaning assigned to such term in Section 2.18.
"Agent’s Office" means Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as Agent may from time to time notify Borrowers and Lenders.
"Agreement" means, on any date, this Agreement as originally in effect on the Effective Date and as thereafter amended, supplemented, amended and restated or otherwise modified from time to time and in effect on such date.
"Applicable Margin" means:
(a)    With respect to Revolving Facility Loans, Agent Advances and Swing Line Loans, as of any date of determination, a percentage per annum equal to, for Eurodollar Rate Loans, the Adjusted Eurodollar Rate plus 2.50% and, for Base Rate Loans, the Base Rate plus 1.50%;
(b)    With respect to Incremental Revolving Facility Loans, a percentage per annum equal to, for Eurodollar Rate Loans, the Adjusted Eurodollar Rate plus 4.00% and, for Base Rate Loans, the Base Rate plus 3.00%.
(c)    For the avoidance of doubt, Agent Advances and Swing Line Loans shall bear interest as Base Rate Loans. This paragraph shall not limit the rights of Agent, any Lender or any L/C Issuer, as the case may be, under Section 2.13(c) or 2.05(i) or under Article VIII of this Agreement.
"Appropriate Lender" means, at any time, (i) with respect to the Revolving Facility, any Lender that has a Commitment with respect to the Revolving Facility at such time, (ii) with respect to the Incremental Revolving Facility, Incremental Revolving Facility Lender, or (iii) with respect to a L/C Credit Extension, a L/C Issuer at such time, as applicable.
"Assignment and Acceptance" means an assignment and acceptance entered into by any Lender and an assignee, and accepted by Agent and Borrowers (if required by such assignment and acceptance), in the form of Exhibit A-1 attached hereto or such other form as shall be approved by Agent and Borrowers (such approval not to be unreasonably withheld or delayed).
"Auto-Extension Letter of Credit" shall have the meaning specified in Section 2.05(c)(iii).
"Auto-Reinstatement Letter of Credit" shall have the meaning specified in Section 2.05(c)(iv).
"Availability" means, at any time, (a) the Borrowing Base at any time minus (b) the aggregate Outstanding Amounts of the Revolving Facility Credit Exposure at such time.
"Availability Period" shall mean the period from and including the Closing Date to but excluding the earlier of the Maturity Date and the Commitment Termination Date.
"Available Cash" means, as of any date, unrestricted available cash of Borrowers and the Guarantors that as of such date is not otherwise required to be applied to any Obligations, Pre-Petition Obligations, Pre-Petition Term Loan Obligations or any Term DIP Obligations and are not prohibited from being used on such date pursuant to the DIP Financing Order then in effect.
"Avoidance Actions" means Borrowers' Claims under Sections 502(d), 544, 545, 547, 548, 549, 550 and 553 of the Bankruptcy Code and any other avoidance actions under the Bankruptcy Code and the proceeds thereof and property received thereby whether by judgment, settlement, or otherwise.
"Bail-In Action" means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
"Bail-In Legislation" means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
"Bank of America" means Bank of America, N.A., and its successors and assigns.
"Bankruptcy Code" means title 11 of the United States Code.
"Bankruptcy Rules" mean the Federal Rules of Bankruptcy Procedure.
"Base Rate" means, for any day, a rate per annum equal to the highest of (i) the Prime Rate for such day, (ii) the sum of 0.50% plus the Federal Funds rate for such day and (iii) the Eurodollar Base Rate (determined by reference to clause (ii) of the definition thereof) plus 1.00%.
"Base Rate Borrowing" means a Borrowing comprised of Base Rate Loans.
"Base Rate Loan" means a Loan that bears interest based on the Base Rate.
"Board" means the Board of Governors of the Federal Reserve System of the United States of America.
"Board of Directors" means, as to any Person, the board of directors or other governing body of such Person, or if such Person is owned or managed by a single entity, the board of directors or other governing body of such entity.
"Borrower Materials" has the meaning assigned to such term in Section 10.08.
"Borrowers" shall have the meaning assigned to such term in the Preamble.
"Borrowing" means a group of Loans of a single Type under a single Facility and made on a single date and, in the case of Eurodollar Rate Loans, as to which a single Interest Period is in effect.
"Borrowing Base" means, at any time (but subject to the final paragraph of this definition), an amount equal to the lesser of:

(a)
the Revolving Facility Commitments minus the sum at such time of (x) the Pre-Petition Obligations Reserve, (y) the aggregate amount of Incremental Revolving Facility Loans outstanding at such time under (and as defined in) the Pre-Petition Credit Agreement, and (z) the amount of Non-Ordinary Course Proceeds received by Agent or Pre-Petition Agent and applied to the Obligations or the Pre-Petition Obligations; and

(b)	the result of

(x)	the sum of:
(i)    85.0% of the Net Amount of Eligible Accounts, plus
(ii)    the lesser of the following:
(A)    80.0% of the lesser of the original cost or market value of Eligible Inventory (valued at any date based on first-in-first-out method of accounting), and
(B)    90.0% of the Orderly Liquidation Value of Eligible Inventory, plus

(iii)	an amount equal to the Incremental Availability minus (subtract from the sum of clauses (i), (ii) and (iii))

(y)	the Reserves.
Standards of eligibility may be established by Agent from time to time in the exercise of its Reasonable Credit Judgment. Any determination by Agent in respect of the Borrowing Base shall be based on Agent’s Reasonable Credit Judgment. The parties understand that the exclusionary criteria in the definitions of Eligible Accounts and Eligible Inventory, any Reserve that may be imposed as provided herein, any deductions or other adjustments to determine "lower of cost or market value" and Net Amount of Eligible Accounts and factors considered in the calculation of Orderly Liquidation Value of Eligible Inventory have the effect of reducing the Borrowing Base, and, accordingly, whether or not any provisions hereof so state, all of the foregoing shall be determined without duplication so as not to result in multiple reductions in the Borrowing Base for the same facts or circumstances.
"Borrowing Base Certificate" means a certificate by a Responsible Officer of Borrowers, substantially in the form of Exhibit B (or another form acceptable to Agent) setting forth the calculation of the Borrowing Base, including a calculation of each component thereof (including, to the extent Borrowers have received notice of any such Reserve from Agent, any of the Reserves included in such calculation pursuant to clause (y) of the definition of the Borrowing Base), all in such detail as shall be reasonably satisfactory to Agent. All calculations of the Borrowing Base in connection with the preparation of any Borrowing Base Certificate shall be made by Borrowers and certified to Agent.
"Borrowing Minimum" means $2,500,000, except in the case of Swing Line Loans, in which case it means $1,000,000.
"Borrowing Multiple" means $500,000.
"Borrowing Request" means a request by a Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C-1 attached hereto.
"Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where Agent’s Office is located, except that if such day relates to any Eurodollar Rate Loan, such day shall also be a London Banking Day.
"Capital Expenditures" means, for any Person in respect of any period, the aggregate of all expenditures incurred by such Person during such period that, in accordance with GAAP, are or should be included in "additions to property, plant or equipment" or similar items reflected in the statement of cash flows of such Person.
"Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other similar arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
"Carve-Out" shall have the meaning given to such term in the Interim DIP Financing Order (or, when applicable, Final DIP Financing Order).
"Carve-Out Reserve" means, on any date, an amount equal to the Lender Parties' share of the Carve-Out on such date pursuant to the then applicable DIP Financing Order.
"Cash Collateral" means cash or Cash Equivalents, and any interest or other income earned thereon, that constitutes Collateral or proceeds of Collateral or is delivered to Agent to Cash Collateralize any Obligations and as security for the Obligations to the extent provided in this Agreement.
"Cash Collateralize" or "Cash Collateralization" means to deposit in a Controlled Account or to pledge and deposit with or deliver to Agent, for the benefit of one or more of L/C Issuers or Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if Agent and the applicable L/C Issuers shall agree in their discretion, other credit support, or to provide a customary back-to-back letter of credit in support of, in each case pursuant to customary documentation in form and substance reasonably satisfactory to Agent and the applicable L/C Issuers.
"Cash Equivalents" means (i) marketable direct obligations issued or unconditionally guaranteed by the United States government and backed by the full faith and credit of the United States government having maturities of not more than 12 months from the date of acquisition; (ii) domestic certificates of deposit and time deposits having maturities of not more than 12 months from the date of acquisition, bankers’ acceptances having maturities of not more than 12 months from the date of acquisition and overnight bank deposits, in each case issued by Bank of America or any commercial bank organized under the Laws of the United States, any state thereof or the District of Columbia, which at the time of acquisition are rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and (unless issued by any Lender) not subject to offset rights in favor of such bank arising from any banking relationship with such bank; (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (i) and (ii) entered into with any bank described in clause (ii) above; and (iv) commercial paper issued by Bank of America or having at the time of investment therein or a contractual commitment to invest therein a rating of A-1 (or better) by S&P or P-1 (or better) by Moody’s, and having a maturity within 9 months after the date of acquisition thereof.
"Cash Management Agreement" means any agreement to provide an overdraft line or other cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.
"Cash Management Bank" means any Person that, at the time it enters into a Cash Management Agreement, is a Lender, in its capacity as a party to such Cash Management Agreement.
"Cash Management Obligations" mean the Indebtedness owing at any time by a Borrower to a Cash Management Bank for Cash Management Services or otherwise under any Cash Management Agreement.
"Cash Management Order" means a "first day order" presented to the Court at or about the time of the commencement of the Chapter 11 Cases that authorizes the continuation of Borrowers' Pre-Petition cash management relationship with Bank of America and any other banks identified in such order (collectively, the "Cash Management Banks"), which order shall include, among other things, provisions authorizing each Cash Management Bank, in the Ordinary Course of Business, to set off against Deposit Accounts maintained by any Borrower with such Cash Management Bank all fees and expenses for Cash Management Services provided to such Borrower by such Cash Management Bank, analysis charges and other fees and expenses arising or incurred in connection therewith, in each case whether the foregoing are incurred or arise before or after the Petition Date, and shall otherwise be in form and substance satisfactory to Agent and each such Cash Management Bank in their discretion.
"Cash Management Services" means any services provided from time to time by any Lender or any of its Affiliates to any Borrower or its Subsidiary in connection with operations, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, overdraft line or protection, commercial credit card and merchant card, credit, purchase or debit cards, electronic funds transfer, wire transfer, controlled disbursement, overdraft, treasury, depository, information reporting, lockbox, stop payment and other banking services.
"Change in Control" shall be deemed to occur if:
(i)    at any time (A) Holdings shall fail to own, directly or indirectly, beneficially and of record, 100% of the issued and outstanding Equity Interests of the Company, (B) a majority of the seats (other than vacant seats) on the Board of Directors of Holdings shall at any time be occupied by persons who were neither (i) nominated by the Board of Directors of Holdings or a Permitted Holder, (ii) appointed by directors so nominated nor (iii) appointed by a Permitted Holder, or (C) a "change of control" (or similar event) shall occur under the Term DIP Credit Documents, the Senior Notes Indenture, or any Material Indebtedness in respect of any of the foregoing or any Disqualified Stock; or
(ii)    any Person or "group" (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), other than any combination of the Permitted Holders or any "group" including any Permitted Holders, shall have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting interest in Holdings’ Equity Interests and the Permitted Holders shall own, directly or indirectly, less than such Person or "group" on a fully diluted basis of the voting interest in Holdings’ Equity Interests.
"Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any Laws, rule, regulation or treaty, (ii) any change in any Laws, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a "Change in Law," regardless of the date enacted, adopted or issued.
"Chapter 11 Plan" means a plan of reorganization or liquidation filed in any of the Chapter 11 Cases under Section 1121 of the Bankruptcy Code.
"Claims" shall mean all claims, demands, rights, actions, causes of action, liabilities, duties, damages, losses, obligations, diminution in value, judgments, decrees, suits, liens, undertakings, rights to property or information, and controversies of any kind or nature whatsoever, whether absolute or contingent, due or to become due, accrued or unaccrued, disclosed or undisclosed, foreseen or unforeseen, apparent or not apparent, disputed or undisputed, liquidated or unliquidated, at law or in equity, or known or unknown, and whether existing, accrued or arising on, before or after the Petition Date, including all claims arising under state, federal or foreign Laws, common law, statutes, rules, regulations or agreements. Without limiting the generality of the foregoing, the term "Claim" shall include the items described in the definition of "Claim" in 11 U.S.C. § 101(5), all claims or causes of action under Chapter 5 of the Bankruptcy Code (including Sections 542, 544, 545, 546, 547, 548, 549 and 550 of the Bankruptcy Code), all Claim s or causes of action under Sections 105 or 362 of the Bankruptcy Code, all claims or causes of action under the Bankruptcy Rules, all claims or causes of action arising under the Uniform Fraudulent Transfer Act as in effect in any state, and all rights of contribution, subrogation, exoneration, and indemnity.
"Closing Date" means the first date on or after the Effective Date when all the conditions precedent set forth in Section 5.02 of the Agreement are satisfied or waived by Required Lenders in writing (which, in no event, shall be more than 30 days after the Petition Date, or such later date as Agent shall agree in its discretion).
"Code" means the Internal Revenue Code of 1986.
"Collateral" means and includes all of the "Collateral" as defined in any Security Document, the Mortgaged Properties, all business interruption insurance of any Borrower (including any rights to payment thereunder that have accrued prior to or accrues after the Petition Date), all property of any Borrower in which a Lien is granted to Agent under the DIP Financing Orders, all other property that is subject to any Lien in favor of Agent or any sub-agent for the benefit of Lenders pursuant to any Security Document, and all cash and non-cash proceeds of any of the foregoing.
"Collateral Agreement" means the Collateral Agreement dated as of the date hereof between Borrowers and Agent.
"Collateral Requirement" means the requirement, subject to the Intercreditor Agreement and subject to waiver by Agent in writing in its discretion, that:
(i)    on the Closing Date, Agent shall have received from each Borrower, a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Person;
(ii)    on the Closing Date, (A) Agent shall have received (i) a pledge of all the issued and outstanding Equity Interests of (x) each Borrower and (y) each Wholly Owned Domestic Subsidiary (other than Subsidiaries listed on Schedule 1.01(a)) owned on the Closing Date directly by or on behalf of each such Borrower and (ii) a pledge of 100% of the outstanding nonvoting Equity Interests and of 65% of the outstanding voting Equity Interests of each "first tier" Wholly Owned Foreign Subsidiary directly owned by any Borrower and (B) to the extent not previously delivered to the Pre-Petition Agent or the Pre-Petition Term Loan Agent, as applicable, Agent shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;
(iii)    (A) all Indebtedness of each Borrower and each Subsidiary except to the extent that a pledge of such promissory note or instrument would violate applicable Laws) that is owing to any Borrower shall have been pledged pursuant to the Collateral Agreement (or other applicable Security Document as reasonably required by Agent), and (B) Agent shall, if any such Indebtedness is evidenced by a promissory note or an instrument, have received all such promissory notes or instruments, together with note powers or other instruments of transfer with respect thereto endorsed in blank;
(iv)    except as otherwise contemplated by any Security Document and subject to Section 5.02(d), all documents and instruments, including Uniform Commercial Code financing statements, required by applicable Laws or reasonably requested by Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to Agent for filing, registration or the recording concurrently with, or promptly following, the execution and delivery of each such Security Document;
(v)    within 90 days (or such longer period as Agent shall determine in its discretion) of the Closing Date, if so required by Agent, Agent shall have received (A) counterparts of each Mortgage to be entered into with respect to each Mortgaged Property set forth on Schedule 1.01(b) duly executed and delivered by the record owner of such Mortgaged Property and suitable for recording or filing and, if such Mortgaged Property is an improved Real Property, (i)(x) no later than 15 days prior to the execution and delivery of such Mortgage (or such later date as Agent shall determine in its discretion), address and other identifying information with respect to such Mortgaged Property reasonably satisfactory to Agent and (y) if any improvements on such Mortgaged Property are located within any area designated by the Director of the Federal Emergency Management Agency as a "special flood hazard" area (as may be established by a completed Federal Emergency Management Agency Standard Flood Hazard Determination with respect to such Mortgaged Property), no later than 5 days prior to the execution and delivery of such Mortgage (or such later date as Agent shall determine in its discretion), evidence of a flood insurance policy (if such insurance is required by Laws and commercially reasonably available) from a company and in an amount satisfactory to Agent for the applicable portion of the premises, naming Agent, for the benefit of Lenders, as mortgagee, or (ii) a certification from a registered engineer or land surveyor in a form reasonably satisfactory to Agent or other evidence reasonably satisfactory to Agent that none of the improvements on such Mortgaged Property is located within any area designated by the Director of the Federal Emergency Management Agency as a "special flood hazard" area and (B) such other documents including, but not limited to, any consents, agreements and confirmations of third parties (but without duplication of the documents described in clause (viii) below), as Agent may reasonably request with respect to any such Mortgage or Mortgaged Property; provided, however, that the provisions of this paragraph (vii) shall not apply with respect to Real Property if Agent shall reasonably determine that the costs of obtaining or perfecting such a security interest or adhering to the provisions of this paragraph (vii) are excessive in relation to the value of the security to be afforded thereby;
(vi)    within 90 days (or such longer period as Agent shall determine in its discretion) of the Closing Date, if so required by Agent, Agent shall have received title insurance policies and surveys for the Mortgaged Property set forth on Schedule 1.01(b) as and to the extent required in the Pre-Petition Credit Agreement;
(vii)    upon or prior to the delivery of the Mortgages, if so required by Agent, Agent shall have received evidence of the insurance required by the terms of the Mortgages;
(viii)    except as otherwise contemplated by any Security Document, each Borrower shall have obtained all consents and approvals required to be obtained by it in connection with (A) the execution and delivery of all Security Documents (or supplements thereto) to which it is a party and the granting by it of the Liens thereunder and (B) the performance of its obligations thereunder; and
(ix)    after the Closing Date, Agent shall have received (A) such other Security Documents as may be required to be delivered pursuant to Section 6.10, and (B) upon reasonable request by Agent, evidence of compliance with any other requirements of Section 6.10.
"Commitment Fee" means a fee in an amount equal to 0.50% of the total aggregate amount of the Commitments, which fee shall be earned and payable in full at Closing.
"Commitment Termination Date" means the date that is the soonest to occur of (i) the Maturity Date; (ii) 45 days after the entry of the Interim DIP Financing Order if the Final DIP Financing Order has not been entered on or before such date; (iii) the date on which Borrowers terminate the Commitments pursuant to Section 2.08(b) of the Agreement; (iv) the date on which the Commitments are terminated pursuant to Section 8.01 of the Agreement; (v) the substantial consummation (as defined in Section 1101 of the Bankruptcy Code and which, for the purposes of this Agreement, shall be no later than the effective date) of any confirmed Acceptable Chapter 11 Plan or the date of entry of a confirmation order with respect to any other Chapter 11 Plan; (vi) the date of filing by any Borrower of a Chapter 11 Plan that is not an Acceptable Chapter 11 Plan; (vii) the date of entry of a confirmation order with respect to a Chapter 11 Plan filed by a Person other than a Borrower if such Chapter 11 Plan is not an Acceptable Chapter 11 Plan; (viii) the effective date on which all or substantially all of the ABL Priority Collateral has been sold in one or more 363 Sales or otherwise disposed of; (ix) the date on which Agent is granted relief from the automatic stay; (x) the acceleration of the maturity of the Loans under the Facility, including as a result of the occurrence of any Event of Default; (xi) the date on which any of the Chapter 11 Cases is dismissed or converted by the Court; (xii) the date on which Full Payment has been made of all of the Obligations and the Pre-Petition Obligations; or (xiii) the date on which the commitments under the Term DIP Credit Agreement terminate or expire.
"Commitments" means (a) with respect to any Lender, such Lender’s Revolving Facility Commitment (including, in the case of Incremental Revolving Facility Lender, the Incremental Revolving Facility Commitment) and (b) with respect to Swing Line Lender, its Swing Line Commitment. The aggregate amount of Lenders’ Commitments on the Closing Date is $130,000,000, but shall be reduced, on a pro rata basis, by the amount of Non-Ordinary Course Proceeds received by Agent or Pre-Petition Agent and applied to the Obligations or the Pre-Petition Obligations.
"Committee" means an official committee of unsecured creditors appointed in any of the Chapter 11 Cases by the U.S. Trustee.
"Company" shall have the meaning ascribed to such term in the preamble to the Agreement.
"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and "Controlling" and "Controlled" have meanings correlative thereto.
"Controlled Account" means each Deposit Account that is subject to a Deposit Account Control Agreement in form and substance satisfactory to Agent and the L/C Issuer.
"Court" shall have the meaning ascribed to such term in the recitals of the Agreement.
"Credit Documents" means this Agreement, the Letters of Credit, the Security Documents, and any Note issued under Section 2.09(e), and any and all other agreements, instruments and documents heretofore, now or hereafter executed by any Borrower or any other Person and delivered to Agent or any Lender in respect of or in connection with any Transactions contemplated by or relating to this Agreement.
"Credit Event" has the meaning assigned to such term in Article V.
"Debtor Relief Laws" means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
"Default" means any event or condition that upon notice, lapse of time or both would constitute an Event of Default.
"Default Rate" has the meaning assigned to such term in Section 2.13(c).
"Defaulting Lender" means any Lender that (i) has failed (A) to fund all or any portion of its Loans within 2 Business Days of the date such Loans were required to be funded hereunder unless such Lender has notified Agent and Borrowers in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (B) to pay to Agent, a L/C Issuer, Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit, Swing Line Loans or Agent Advances) within 2 Business Days of the date when due, (ii) has notified Borrowers, Agent , a L/C Issuer or Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (iii) has generally defaulted on its funding obligations under other loan agreements or credit agreements or other similar financing agreements, (iv) has failed, within 3 Business Days after written request by Agent or Borrowers, to confirm in writing to Agent and Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (iv) upon receipt of such written confirmation by Agent and Borrowers), or (v) has, or has a direct or indirect parent company that has, (A) becomes insolvent, or becomes generally unable to pay its debts as they become due, or admitted in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, (B) becomes the subject of a proceeding under any Debtor Relief Law, (C) has appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (D) becomes the subject of a Bail-In Action; provided that any Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Agent that any Lender is a Defaulting Lender under any one or more of clauses (i) through (v) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender as of the date established therefor by Agent in a written notice of such determination, which shall be delivered by Agent to Borrowers and, to the extent permitted by applicable Laws, each L/C Issuer, the Swing Line Lender and each other Lender promptly following such determination.
"Deposit Account" means a "deposit account" (as defined in the Uniform Commercial Code) and also means and includes all demand, time, savings, passbook or similar accounts maintained by a Borrower with a bank or other financial institution, whether or not evidenced by an instrument, all cash and other funds held therein and all passbooks related thereto and all certificates and instruments, if any, from time to time representing, evidencing or deposited into such deposit accounts.
"Deposit Account Control Agreement" means a deposit account control agreement among Agent and a Borrower maintaining a Deposit Account at any bank or financial institution (an "Account Bank") and such Account Bank, which agreement shall be on terms reasonably satisfactory to Agent , as the same may be amended, supplemented or otherwise modified from time to time.
“DIP Budget” means the weekly statement of receipts and disbursements of Holdings and its Subsidiaries on a consolidated basis for the 13 weeks commencing with the first full one-week period ending February 12, 2016, including (i) segment breakdowns for “Bauxite,” “Alumina,” “Primary,” “Corporate” and “Flat Rolled”, (ii) breakdowns of Customer Sales for Alumina and Flat Rolled (“Net Sales”) (iii) breakdowns of A/R Receipts (“Operating Receipts”), (iv) breakdowns of One-Time Sales Collections, Other Receipts and Intercompany Elimination Receipts (“Non-Operating Receipts”), (v) breakdowns of cash disbursements for “Metal/Scrap/Forwards”, “Production Materials/Services”, “Production Energy”, “Freight”, “Maintenance (Non-Capex)”, “Contract Mining/Fuel”, “Levy/Royalties/Asset Usage” (“Operating Disbursements”), (vi) breakdowns of payroll disbursements for “Salaries/Wages/Benefits/Payroll Taxes”, “Pension” and “OPEB” (“Payroll Disbursements”), (vii) breakdowns of capex disbursements (“CAPEX Disbursements”), (viii) breakdowns of other disbursements for “Insurance”, “Taxes (ex-Payroll)”, “Other-Disbursements”, Professional Fees (non-restructuring) and “Interco Elimination–Disb.” (“Other Disbursements”), (ix) breakdowns of adjusted operating cash flow (excluding any “Restructuring Prof. Fees”) (“Operating Cash Flow”), (x) breakdowns of other cash flow items to get to Net Cash Flow, including “Term Loan B Interest”, “ABL Interest”, “Other Debt Service”, “Restructuring Professional Payments” and “U.S. Trustee Fees”, “Utility Deposits”, “Critical/Foreign/Shipper Payments”, “DIP Interest”, “DIP Fees”, “Severance”, and “KEIP/KERP Payments” (“Non-Operating Payments”), (xi) breakdowns of net cash flow (“Net Cash Flow”), (xii) beginning and ending cash balances for the period, (xiii) the consolidated total net “Borrowing Base” for the weekly period with A/R and Inventory balances by segment, (xiv) the beginning and ending “ABL balance” and (xv) the beginning and ending “DIP Term Loan balance”; provided that, the U.S. Borrower shall deliver to the Administrative Agent an updated DIP Budget as required in Section 6.04(m), which shall be reasonably in the same form as the Budget and shall be satisfactory to the Required Lenders, and such updated budget shall become the “DIP Budget” for all purposes under the Credit Documents.
“DIP Budget Variance Report/Reconciliation” means a variance report on a weekly basis setting forth (i) actual Operating Sales, Non-Operating Sales, Operating Disbursements, Payroll Disbursements, CAPEX Disbursements, Other Disbursements, Operating Cash Flow, Net Cash Flow, Beginning and Ending Cash, Borrowing Base, Beginning and Ending ABL, Beginning and Ending DIP Term Loan Balance (as referred to in the DIP Budget) for the prior week, (ii) all variances, including Permitted Variances, on an individual line item basis, segment basis and an aggregate basis, as compared to the DIP Budget on a weekly and cumulative basis, and (iii) an explanation, in reasonable detail, for any material variance, certified by a Financial Officer of Holdings.
"DIP Financing Motion" means the motion of Borrowers filed with the Court seeking approval of the Facility and entry of the DIP Financing Orders.
"DIP Financing Orders" means, collectively, the Interim DIP Financing Order and the Final DIP Financing Order.
"Dollars" or "$"means the lawful currency of the United States of America.
"Domestic Subsidiary" means any Subsidiary that is not a Foreign Subsidiary or a Subsidiary listed on Schedule 1.01(a).
"Dominion Account" means a Deposit Account established by a Borrower at Bank of America or another bank acceptable to Agent, into which any proceeds from any ABL Priority Collateral may be collected or concentrated from time to time and over which Agent has exclusive control for withdrawal purposes.
"Downstream Business" means the flat rolled products business conducted at the rolling mills in (i) Huntingdon, Tennessee, (ii) Newport, Arkansas, and (iii) Salisbury, North Carolina, and all assets, facilities, Real Property, personal property, plants, equipment, inventory, and accounts receivable associated therewith.
"Downstream Sale Process" means the implementation of bidding and sale procedures in respect of all of Borrowers’ assets and property that comprise the Downstream Business, approved by an order of the Court, in form and substance acceptable to Agent and Required Lenders in all respects in their discretion.
"EEA Financial Institution" means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
"EEA Member Country" means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
"EEA Resolution Authority" means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
"Effective Date" means the date this Agreement becomes effective in accordance with Section 10.11 of this Agreement.
"Eligible Accounts" means all Accounts (whether in existence or arising on, before or after the Petition Date) of each Borrower reflected in the most recent Borrowing Base Certificate, except any Account with respect to which any of the exclusionary criteria set forth below applies (unless Agent in its discretion elects to include such Account):
(a)    with respect to which more than 120 days have elapsed since the date of the original invoice therefor or which is more than 60 days past due; provided that Accounts listed on Schedule 1.01(h) (as updated from time to time by Borrowers (with the consent of Agent, not to be unreasonably withheld or delayed) in accordance with its normal credit approval procedure) shall be ineligible pursuant to this clause (a) only if they are more than 60 days past due or 180 days from the invoice date;
(b)    with respect to which any of the representations, warranties, covenants, and agreements contained in Section 4.05 of the Collateral Agreement are not or have ceased to be correct or have been breached;
(c)    with respect to which Account (or any other Account due from such Account Debtor), in whole or in part, a check, promissory note, draft, trade acceptance, or other instrument for the payment of money has been received, presented for payment, and returned uncollected for any reason;
(d)    which represents a progress billing; provided that for the purposes hereof, "progress billing" means any invoice for goods sold or leased or services rendered under a contract or agreement pursuant to which the Account Debtor’s obligation to pay such invoice is conditioned upon completion of any further performance under the contract or agreement;
(e)    with respect to which any one or more of the following events has occurred to the Account Debtor on such Account: (i) death or judicial declaration of incompetency of an Account Debtor who is an individual; (ii) the filing by or against the Account Debtor of a request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, winding-up, or other relief under any Debtor Relief Law; (iii) the making of any general assignment by the Account Debtor for the benefit of creditors; (iv) the appointment of a receiver or trustee for the Account Debtor or for any of the assets of the Account Debtor, including, without limitation, the appointment of or taking possession by a "custodian," as defined in the U.S. Bankruptcy Code; (v) the institution by or against the Account Debtor of any other type of proceeding under the Bankruptcy Code, another Debtor Relief Law or otherwise or of any formal or informal proceeding for the dissolution or liquidation of, settlement of Claims against, or winding up of affairs of, the Account Debtor; (vi) the sale, assignment, or transfer of all or substantially all of the assets of the Account Debtor; (vii) the nonpayment generally by the Account Debtor of its debts as they become due; or (viii) the cessation of the business of the Account Debtor as a going concern;
(f)    if 50% or more of the aggregate Dollar amount of outstanding Accounts owed at such time by the Account Debtor thereon is classified as ineligible under clause (a) preceding;
(g)    owed by an Account Debtor which: (i) does not maintain its chief executive office in the United States or Canada; or (ii) is not organized under the Laws of the United States or Canada or any political subdivision, state, or province thereof; or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof; except to the extent that such Account is insured by the Export-Import Bank of the United States or secured or payable by a Letter of Credit satisfactory to Agent in its reasonable discretion; provided that up to $15,000,000 of Accounts owed by Account Debtors reasonably acceptable to Agent that either do not maintain their chief executive office in the United States or Canada or are not organized under the Laws of the United States or Canada or any political subdivision, state, or province thereof shall constitute Eligible Accounts;
(h)    Intercompany Accounts or other Accounts owed by an Account Debtor which is an Affiliate or employee of any Borrower or its Subsidiary;
(i)    except as agreed by Agent as provided in clause (g) preceding or clause (l) following regarding political subdivisions of the United States but not the U.S. federal government, with respect to which either the perfection, enforceability, or validity of Agent’s Lien in such Account, or Agent’s right or ability to obtain direct payment to Agent of the proceeds of such Account, is governed by any federal, state, or local statutory requirements other than those of the UCC;
(j)    owed by an Account Debtor to which a Borrower or any of its Subsidiaries is indebted in any way, or which is subject to any right of set-off or recoupment by the Account Debtor, unless the Account Debtor has entered into an agreement acceptable to Agent to waive set-off rights; or if the Account Debtor thereon has disputed liability or made any Claim with respect to any other Account due from such Account Debtor; but in each such case only to the extent of such indebtedness, set-off, recoupment, dispute, or Claim;
(k)    with respect to which any Borrower at the time of determination deems such Account as uncollectible;
(l)    owed by any state of the United States or any municipality or other political subdivision, department, agency, public corporation or other instrumentality of any such state (unless such Borrower complies with any applicable assignment of claims act if Agent reasonably determines that its Lien therein is not or cannot be otherwise perfected);
(m)    which represents a sale on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment, or other repurchase or return basis;
(n)    which is evidenced by a promissory note or other instrument or by chattel paper;
(o)    in Agent’s Reasonable Credit Judgment upon 30 days’ prior notice to Borrowers, with respect to which the Account Debtor is located in any state requiring the filing of a "Notice of Business Activities Report" or similar report in order to permit such Borrower to seek judicial enforcement in such state of payment of such Account, unless such Borrower has qualified to do business in such state or has filed a "Notice of Business Activities Report" or equivalent report for the then current year;
(p)    which arises out of a sale not made in the Ordinary Course of Business of such Borrower;
(q)    with respect to which the goods giving rise to such Account have not been shipped and delivered to, or have been rejected or objected to, by the Account Debtor or the services giving rise to such Account have not been performed by such Borrower, and, if applicable, accepted by the Account Debtor, or the Account Debtor revokes its acceptance of such goods or services, but, in each case, only to the extent of the portion of such Account applicable to goods or services in question;
(r)    which arises out of an enforceable contract or order which, by its terms, validly forbids, restricts, or makes void or unenforceable the granting of a Lien by Borrowers to Agent with respect to such Account; and
(s)    which is not subject to a first priority and perfected security interest in favor of Agent, for the benefit of Secured Parties, or which is subject to any other Lien other than (i) Liens securing Indebtedness that is permitted to be incurred and secured pursuant to the terms of this Agreement and that are subject to the Intercreditor Agreement (or an additional intercreditor agreement, reasonably satisfactory to Agent ), providing that such Liens are subordinated in right of priority to, the Liens securing the Obligations and (ii) Permitted Liens arising by operation of applicable Laws as described in clauses (d), (e) and (k) of the definition thereof.
If any Account at any time ceases to be an Eligible Account, then such Account shall promptly be excluded from the calculation of the Borrowing Base; provided, however, that if any Account ceases to be an Eligible Account because of the adjustment of or imposition of new exclusionary criteria pursuant to the succeeding paragraph, Agent will not require exclusion of such Account from the Borrowing Base until 2 Business Days following the date on which Agent gives notice to Borrowers of such ineligibility.
Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the exclusionary criteria set forth above and to establish new criteria, in its Reasonable Credit Judgment (based on an analysis of material facts or events first occurring, or first discovered by Agent, after the Closing Date), subject to the approval of Required Lenders in the case of adjustments or new criteria which have the effect of making more credit available than would have been available based upon the criteria in effect on the Closing Date. Agent acknowledges that, as of the Closing Date, it is not aware of any circumstance or condition with respect to the Accounts that would require the adjustment of any of the exclusionary criteria set forth above or the imposition of any new exclusionary criteria.
"Eligible Inventory" means all Inventory of each Borrower reflected in the most recent Borrowing Base Certificate, except any Inventory with respect to which any of the exclusionary criteria set forth below applies (unless Agent in its discretion elects to include any such Inventory):
(a)    Inventory that is not owned by any Borrower;
(b)    Inventory that is not subject to Agent’s Liens, or is subject to any other Lien, other than (i) Liens securing Indebtedness that is permitted to be incurred and secured pursuant to the terms of this Agreement and that are subject to the Intercreditor Agreement (or an additional intercreditor agreement, reasonably satisfactory to Agent ), providing that such Liens are subordinated in right of priority to the Liens securing the Obligations and (ii) Permitted Liens arising by operation of law as described in clauses (d), (e), (k) and (r) of the definition thereof; provided that, unless such Permitted Liens (A) are junior in priority to Agent’s Liens (other than statutory landlord’s Liens to the extent provided otherwise by a requirement of applicable Laws) and (B) do not impair directly or indirectly the ability of Agent to realize on or obtain the full benefit of the Collateral, Agent may, in the exercise of Reasonable Credit Judgment, establish a Reserve against Availability with respect to any Inventory subject to such Permitted Liens in an amount not to exceed (on an aggregate basis for all Inventory from time to time subject to such Permitted Liens) (1) in the case of Inventory subject to Liens described in clause (e) of the definition of Permitted Liens, the greater of (x) an amount equal to the amount which would have to be paid to such Lien Claim ant in order to obtain a release of such Liens, and (y) with respect to landlords’ liens, an amount equal to 30 days’ rent for the properties or facilities on or at which the applicable Inventory is located, (2) in the case of Inventory subject to Liens described in clause (d) or (r) of the definition of Permitted Liens, the amount of such Taxes, fees, assessments, duties or other charges, and (3) in the case of Inventory subject to Liens described in clause (k) of the definition of Permitted Liens, the amount specified in such judgments or notices;
(c)    Inventory that does not consist of finished goods or raw materials (except that "work-in-process" shall constitute Eligible Inventory, other than (A) any cost relating to a conversion of "work-in-process" to finished Inventory and (B) the value of any "metal-in-furnace" or Inventory in molten state that cannot be readily converted into finished goods);
(d)    Inventory that consists of chemicals, supplies, packing and shipping materials, or advertising or marketing materials (including samples);
(e)    Inventory that is not in good condition, is unmerchantable, or fails to meet all material standards imposed by any Governmental Authority having regulatory authority over such goods, its use, or sale;
(f)    Inventory that is not currently either usable or salable in the normal course of a Borrower’s business;
(g)    Inventory that is slow-moving (i.e., held by a Borrower for greater than 12 months), obsolete or defective, or used goods taken in trade;
(h)    Inventory that is not located within the United States (or is in-transit from vendors or suppliers, except that Inventory in-transit will not be deemed ineligible if it has been paid for in advance of shipment and legal ownership thereof has passed to a Borrower as evidenced by customary documents of title); provided that Inventory that is in-transit from any Affiliate of a Borrower located in Jamaica shall constitute Eligible Inventory regardless of whether such Inventory is located within the United States; provided, however, that, if Borrowers or their Subsidiaries shall fail to perform any action or execute any document or agreement that Agent, in its discretion, deems necessary to perfect its Lien on such Inventory (including delivery of appropriate documents of title), such Inventory shall not constitute Eligible Inventory;
(i)    if such Inventory is located in a public warehouse or in possession of a bailee or in a facility leased by a Borrower; provided that such Inventory will be Eligible Inventory if the warehouseman, the bailee, or the lessor has delivered to Agent, if requested by Agent, a subordination agreement in form and substance reasonably satisfactory to Agent (or if such Borrower is unable to obtain any such subordination or such subordination has not been requested, such Inventory shall be Eligible Inventory but Agent may, in the exercise of Reasonable Credit Judgment, establish a Reserve with respect to any Inventory so located or possessed in an amount not to exceed (on an aggregate basis for all Inventory from time to time so located or possessed) (A) in the case of Inventory located in a public warehouse or leased facility, the greater of (x) an amount equal to the amount which would have to be paid to such Claim ant in order to obtain a release of any Permitted Lien held by such Claim ant, or (y) an amount equal to 30 days’ rent or storage fee for the warehouses or facilities on or at which the applicable Inventory is located and (B) in the case of Inventory otherwise in the possession of a bailee, the amount necessary to complete any work being performed on such Inventory and/or to obtain a surrender of the Inventory to the possession of such Borrower or Agent); and
(j)    if such Inventory contains or bears any Intellectual Property Rights licensed to a Borrower by any third party, Agent shall not be reasonably satisfied that it may sell or otherwise dispose of such Inventory in accordance with Article VIII without infringing the rights of the licensor of such Intellectual Property Rights or violating any contract with such licensor (and without payment of any royalties other than any royalties due with respect to the sale or disposition of such Inventory pursuant to the existing license agreement), and, if Agent deems it necessary, such Borrower shall deliver to Agent a consent or sublicense agreement from such licensor in form and substance reasonably acceptable to Agent.
If any Inventory at any time ceases to be Eligible Inventory, such Inventory shall promptly be excluded from the calculation of the Borrowing Base; provided that if any Inventory ceases to be Eligible Inventory because of the adjustment of or imposition of new exclusionary criteria pursuant to the succeeding paragraph, Agent will not require exclusion of such Inventory from the Borrowing Base until 2 Business Days following the date on which Agent gives notice to Borrowers of such ineligibility.
Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the exclusionary criteria set forth above and to establish new criteria, in its Reasonable Credit Judgment (based on an analysis of material facts or events first occurring, or first discovered by Agent, after the Closing Date), subject to the approval of Required Lenders in the case of adjustments or new criteria which have the effect of making more credit available than would be available based upon the criteria in effect on the Closing Date. Agent acknowledges that as of the Closing Date it is not aware of any circumstance or condition with respect to the Accounts that would require the adjustment of any of the exclusionary criteria set forth above or the imposition of any new exclusionary criteria.
"environment" means ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, the workplace or as otherwise defined in any Environmental Law.
"Environmental Laws" means all applicable Laws (including common law), rules, regulations, codes, ordinances, orders, decrees or judgments, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the generation, management, Release or threatened Release of, or exposure to, any Hazardous Material or to occupational health and safety matters (to the extent relating to the environment or Hazardous Materials).
"Equity Interests" of any Person means any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such Person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing.
"ERISA" means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time and any final regulations promulgated and the rulings issued thereunder.
"ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with Holdings, any Borrower or a Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
"ERISA Event" means (i) any Reportable Event or the requirements of Section 4043(b) of ERISA apply with respect to a Plan; (ii) the failure to meet the minimum funding standards of Sections 412 and 430 of the Code and Sections 302 and 303 of ERISA; (iii) the filing pursuant to Section 412(c) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (iv) the incurrence by any Borrower or a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (v) the receipt by any Borrower, or a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (vi) the incurrence by any Borrower, a Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (vii) the receipt by any Borrower, a Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Borrower, a Subsidiary or any ERISA Affiliate of any notice, concerning the impending imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (viii) the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; or (ix) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA.
"Estate" means, for each Borrower, the estate created in such Borrower's Chapter 11 Case pursuant to Section 541(a) of the Bankruptcy Code.
"EU Bail-In Legislation Schedule" means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
"Eurodollar Base Rate" means:
(i)    for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to (A) the London interbank offered rate administered by ICE Benchmark Administration ("ICE LIBOR"), as published by Reuters (or such other commercially available source providing quotations of ICE LIBOR as may be designated by Agent from time to time) at approximately 11:00 a.m., London time, 2 London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (B) if such published rate is not available at such time for any reason, the rate per annum determined by Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) 2 London Banking Days prior to the commencement of such Interest Period; and
(ii)    for any interest rate calculation with respect to a Base Rate Loan, the rate per annum equal to (A) ICE LIBOR, at approximately 11:00 a.m., London time, determined 2 London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (B) if such published rate is not available at such time for any reason, the rate determined by Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.
"Eurodollar Rate Borrowing" means a Borrowing comprised of Eurodollar Loans.
"Eurodollar Rate Loan" means at any date a Loan which bears interest at a rate based on the Adjusted Eurodollar Rate.
"Eurodollar Reserve Percentage" means for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any other entity succeeding to the functions currently performed thereby) for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to "Eurocurrency liabilities"). The Adjusted Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.
"Event of Default" has the meaning assigned to such term in Section 8.01.
"Exchange Act" means the Securities Exchange Act of 1934, as amended.
"Excluded Taxes" means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to such Recipient: (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (A) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) in the case of a Foreign Lender, withholding Taxes imposed on amounts payable to or for the account of such Foreign Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Laws in effect on the date on which (A) such Foreign Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrowers under Section 10.14) or (B) such Foreign Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii) or Section 3.01(c), amounts with respect to such Taxes were payable either to such Foreign Lender's assignor immediately before such Foreign Lender became a party hereto or to such Foreign Lender immediately before it changed its Lending Office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e), and (iv) any withholding Taxes imposed pursuant to FATCA.
"Exempt Deposit Accounts" means (i) Deposit Accounts the balance of which consists exclusively of (A) withheld income taxes and federal, state or local employment taxes in such amounts as are required in the reasonable judgment of Borrowers to be paid to the Internal Revenue Service or state or local government agencies with respect to employees of any of Borrowers, (B) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3-102 on behalf of or for the benefit of employees of one or more Borrowers and (ii) all segregated Deposit Accounts constituting (and the balance of which consists solely of funds set aside in connection with) taxes accounts, payroll accounts, trust or similar accounts.
"Extraordinary Expenses" means all out-of-pocket costs, expenses, fees or advances that any Lender Party may suffer or incur, whether prior to or after the occurrence of an Event of Default, and whether prior to or during the pendency of the Chapter 11 Case of a Borrower or any other proceeding under any other Debt Relief, including those relating to, on account of or in connection with (i) the audit, inspection, repossession, storage, repair, appraisal, insuring, completion of the manufacture of, preparing for sale, advertising for sale, selling, collecting or otherwise preserving or realizing upon any Collateral; (ii) the defense of Agent's Lien upon any Collateral or the priority thereof or any adverse claim with respect to the Loans, the Credit Documents or the Collateral asserted by any Borrower, any receiver or trustee for any Borrower or any creditor or representative of creditors of any Borrower; (iii) any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Borrower, any representative of creditors of any Borrower or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Agent's Liens with respect to any Collateral), the Credit Documents, the Obligations, or other Claims; (iv) the settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral (whether or not such Liens are Permitted Liens); (v) the collection or enforcement of any of the Obligations; (vi) any action to enforce any Obligations or Credit Documents or to exercise any rights or remedies relating to any Collateral (whether by judicial action, self-help, notification of Account Debtors, setoff or recoupment, credit bid, action in a proceeding under any Debt Relief Law of a Borrower, or otherwise); (vii) the negotiation, documentation, and closing of any modification, waiver, workout, restructuring or forbearance agreement with respect to any Credit Document or any Obligations; (viii) amounts advanced by Agent pursuant to of this Agreement; (ix) the enforcement of any of the provisions of any of the Credit Documents; and (x) any payment under a guaranty, indemnity or other payment agreement provided by Agent or (with Agent’s consent) any Lender, which is reimbursable to Agent or such Lender by a Borrower pursuant to this Agreement. Such costs, expenses and advances may include transfer fees, field exam fees, taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any or all Borrowers or independent contractors in liquidating any Collateral, travel expenses, all other fees and expenses payable or reimbursable by Borrowers under any of the Credit Documents, and all other fees and expenses associated with the enforcement of rights or remedies under any of the Credit Documents, but excluding compensation paid to employees (including inside legal counsel who are employees) of Agent.
"Facility" means the Revolving Facility, the Letters of Credit, and the respective commitments utilized in making Loans and credit extensions thereunder.
"FATCA" means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.
"Federal Funds Rate" means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by Agent.
"Fees" means, collectively, the Commitment Fee, the Unused Line Fees, the Letter of Credit Fees, and the L/C Issuer Fees.
"Final DIP Financing Order" means a Final Order of the Bankruptcy Court in substantially the form of the Interim DIP Financing Order (with only such modifications thereto as are necessary to convert the Interim DIP Financing Order to a Final Order and such other modifications as are satisfactory in form and substance to Agent and Required Lenders in their discretion).
"Final Order" means an order or judgment of the Court as entered on its docket that has not been reversed, stayed pursuant to any applicable Bankruptcy Rule or any other applicable rule of civil or appellate procedure, and as to which the time to appeal, petition for certiorari, or seek re-argument or rehearing has expired, or as to which any right to appeal, petition for certiorari or seek re-argument or rehearing has been waived in writing in a manner satisfactory to the parties in interest, or if a notice of appeal, petition for certiorari, or motion for re-argument or rehearing was timely filed, the order or judgment has been affirmed by the highest court to which the order or judgment was appealed or from which the re-argument or rehearing was sought, or a certiorari has been denied, and the time to file any further appeal or to petition for certiorari or to seek further re-argument has expired.
"Financial Officer" of any Person means the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such Person.
"First Day Orders" mean all orders entered or to be entered by the Court granting the relief requested in the motions filed with the Court on the Petition Date, which shall each be in form and substance reasonably satisfactory to the Agent and Required Lenders.
"Fiscal Period" means a calendar week ending on Friday.
"Foreign Lender" means any Lender or L/C Issuer that is not a U.S. Person.
"Foreign Subsidiary" means any Subsidiary that is incorporated or organized under the Laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.
"Fronting Exposure" means, at any time there is a Defaulting Lender, (i) with respect to any L/C Issuer, such Defaulting Lender’s Revolving Facility Percentage of the outstanding L/C Obligations arising in respect of Letters of Credit issued by such L/C Issuer other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (ii) with respect to the Swing Line Lender, such Defaulting Lender’s Revolving Facility Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.
"Full Payment" means, with respect to the Obligations or the Pre-Petition Obligations, (a) the full and indefeasible cash payment thereof, including any interest, fees and other charges accruing or incurred prior to or during the pendency of the Chapter 11 Cases or any other proceeding under any Debt Relief Law (whether or not allowed in such proceeding); (b) if any such Pre-Petition Obligations or Obligations are L/C Obligations or inchoate or contingent in nature, Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Agent in its discretion, in the amount of required Cash Collateral); and (c) With respect to the Pre-Petition Obligations, the expiration of the Challenge Deadline under (and as defined in) the DIP Financing Orders without any challenge having been timely asserted or such challenge was denied on the merits, withdrawn or settled in a manner acceptable to the Pre-Petition Agent. No Loans shall be deemed to have been paid in full unless all Commitments related to such Loans have expired or been terminated.
"GAAP" means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Closing Date. For purposes herein, the term "consolidated" means such Person consolidated with the Subsidiaries.
"Glencore Credit Agreement" means that certain credit agreement, dated as of December 29, 2012, between Noranda Bauxite Limited, as borrower, and Surela Investments Ltd.
"Governmental Authority" means any federal, state, provincial, territorial, municipal, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.
"Guarantee" of or by any Person (the "guarantor") means (i) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (A) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (B) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (C) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (D) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (E) as an account party in respect of any Letter of Credit , bank guarantee or other letter of guaranty issued to support such Indebtedness or other obligation, or (ii) any Lien on any assets of the guarantor securing any Indebtedness (or any existing right, contingent or otherwise, of the holder of Indebtedness to be secured by such a Lien) of any other Person, whether or not such Indebtedness or other obligation is assumed by the guarantor; provided, however, the term "Guarantee" shall not include endorsements of instruments for deposit or collection in the Ordinary Course of Business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted by this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
"guarantor" has the meaning assigned to such term in the definition of the term "Guarantee."
"Hazardous Materials" means all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas, of any nature subject to regulation or which can give rise to liability under any Environmental Law.
"Holdings" has the meaning assigned to such term in the preamble to this Agreement.
"Honor Date" has the meaning specified in Section 2.05(d)(i).
"Immaterial Subsidiary" means any Subsidiary that, as of the last day of the fiscal quarter of Borrowers most recently ended, (i) did not have assets with a value in excess of 5.0% of the Consolidated Total Assets or revenues representing in excess of 5.0% of total revenues of Borrowers and their Subsidiaries on a consolidated basis as of such date and (ii) when taken together with all other Immaterial Subsidiaries as of such date, did not have assets with a value in excess of 10.0% of the Consolidated Total Assets or revenues representing in excess of 10.0% of total revenues of Borrowers and their Subsidiaries on a consolidated basis as of such date. Each Immaterial Subsidiary as of the Closing Date shall be set forth in Schedule 1.01(c).
"Incremental Availability" means, at any time, the difference of:
(a)    the lesser of (i) the Incremental Revolving Facility Commitment overadvance, and (ii) the sum of (A) 5.0% of the Net Amount of Eligible Accounts plus (B) 5.0% of the Orderly Liquidation Value of Eligible Inventory, minus
(b)    the aggregate amount of Incremental Revolving Facility Loans outstanding at such time under (and as defined in) the Pre-Petition Credit Agreement and this Agreement,
(it being understood, for the avoidance of doubt, that Incremental Availability is only applicable to Incremental Revolving Facility Loans and not Revolving Facility Loans).
"Incremental Revolving Facility Borrowing" means a Borrowing comprised of Incremental Revolving Facility Loans.
"Incremental Revolving Facility" means the Incremental Revolving Facility Commitments and the Incremental Revolving Facility Loans made hereunder.
"Incremental Revolving Facility Commitment" means $7,358,491.
"Incremental Revolving Facility Lender" means Bank of America.
"Incremental Revolving Facility Loans" means Revolving Facility Loans made by Incremental Revolving Facility Lender under the Incremental Revolving Facility.
"Indebtedness" of any Person means, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (iv) all obligations of such Person issued or assumed as the deferred purchase price of property or services, to the extent that the same would be required to be shown as a long term liability on a balance sheet prepared in accordance with GAAP, (v) all Capital Lease Obligations of such Person, (vi) all net payments that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined, in respect of outstanding Swap Contracts, (vii) the principal component of all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and bank guarantees, (viii) the principal component of all obligations of such Person in respect of bankers’ acceptances, (ix) all Guarantees by such Person of Indebtedness described in clauses (i) through (viii) above and (x) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock); provided, that Indebtedness shall not include (A) trade payables, accrued expenses and intercompany liabilities arising in the Ordinary Course of Business, (B) prepaid or deferred revenue arising in the Ordinary Course of Business, (C) purchase price holdbacks arising in the Ordinary Course of Business in respect of a portion of the purchase price of an asset to satisfy unperformed obligations of the seller of such asset or (D) earn-out obligations until such obligations become a liability on the balance sheet of such person in accordance with GAAP. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof.
"Indemnified Taxes" means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Credit Document and (ii) to the extent not otherwise described in clause (i) above, Other Taxes.
"Indemnitee" has the meaning assigned to such term in Section 10.04(b).
"Information" has the meaning assigned to such term in Section 10.07.
"Intellectual Property Rights" has the meaning assigned to such term in Section 4.23.
"Intercompany Accounts" means all obligations and liabilities, however arising, which are due to any Borrower from, which are due from any Borrower to, or which otherwise arise from any transaction by any Borrower with, any Affiliate of such Borrower.
"Intercreditor Agreement" means that certain Intercreditor Agreement dated as of February 29, 2012, among the Pre-Petition Term Loan Agent, the Pre-Petition Agent, and Borrowers.
"Interest Election Request" means a request by any Borrower to convert or continue a Revolving Facility Borrowing in accordance with Section 2.07.
"Interest Expense" means, with respect to any Person for any period, the sum of (i) gross interest expense of such Person and its subsidiaries for such period on a consolidated basis whether paid or accrued, including (A) the amortization of debt discounts, (B) the amortization of all fees (including fees with respect to Swap Contracts) payable in connection with the incurrence of Indebtedness to the extent included in interest expense, commissions, discounts and other fees and charges incurred in respect of letters of credit, (C) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense and (D) net payments and receipts (if any) pursuant to interest rate Swap Contracts), and (ii) capitalized interest of such Person. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by Borrowers with respect to interest rate Swap Contracts, and interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by Borrowers to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.
"Interest Payment Date" means (i) with respect to any Eurodollar Rate Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type and (ii) with respect to any Base Rate Loan, the first Business Day of each month.
"Interest Period" means, as to any Eurodollar Rate Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 30 days thereafter, as Borrowers may elect, or the date any Eurodollar Rate Borrowing is converted to a Base Rate Borrowing in accordance with Section 2.07 or repaid or prepaid in accordance with Section 2.09, 2.10 or 2.11; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.
“Interim DIP Financing Order” means an interim order of the Court in the form attached to the DIP Financing Motion, with changes to such form as are satisfactory to Agent and Required Lenders in their discretion and as the same may be amended, supplemented, or modified from time to time after entry thereof with the consent of Agent and Required Lenders, approving, among other things, the Credit Documents and the Term DIP Credit Documents.
"Interim Period" means the period commencing on the date that the Interim DIP Financing Order is entered by the Court and becomes effective and ending on the sooner to occur of (a) the date that the Final DIP Financing Order is entered by the Court and becomes effective or (b) the date that is 45 days after the date that the Interim DIP Financing Order is entered by the Court.
"Inventory" has the meaning assigned to such term in the Collateral Agreement.
"Investment" has the meaning assigned to such term in Section 7.04.
"ISP" means, with respect to any Letter of Credit , the "International Standby Practices 1998" published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
"Issuer Documents" means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the applicable L/C Issuer and any Borrower or in favor of the L/C Issuer and relating to such Letter of Credit.
“Joint Lead Arrangers” means Bank of America, U.S. Bank National Association, Siemens Financial Services, Inc., Wells Fargo Bank, N.A., UBS Securities LLC, and Citigroup Global Markets Inc., in their capacities as joint lead arrangers.
"Laws" means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directives, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
"L/C Advance" means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Revolving Facility Percentage.
"L/C Borrowing" means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Facility Borrowing.
"L/C Credit Extension" means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
"L/C Issuer" means (i) Bank of America in its capacity as issuer of Letters of Credit under Section 2.05(b) and its successor or successors in such capacity, (ii) each Lender listed in Schedule 2.05 as the issuer of an Existing Letter of Credit, and (iii) any other Lender (excluding Citibank, N.A.) which a Borrower shall have designated (with such Lender’s consent) as an "L/C Issuer" by notice to Agent (including any Lender designated as such as a replacement for any L/C Issuer who is at the time of such appointment a Defaulting Lender) that is reasonably acceptable to Agent.
"L/C Issuer Fees" has the meaning specified in Section 2.05(j).
"L/C Obligations" means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.04. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be "outstanding" in the amount so remaining available to be drawn.
"Lending Office" means with respect to any Lender and for each Type of Loan, the "Lending Office" of such Lender (or of an Affiliate of such Lender) designated for such Type of Loan in such Lender’s Administrative Questionnaire or in any applicable Assignment and Acceptance pursuant to which such Lender became any Lender hereunder or such other office of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify to Agent and Borrowers as the office by which its Loans of such Type are to be made and maintained.
"Lender" means each financial institution listed on Schedule 2.01 (other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 10.06), as well as any Person that becomes an "Lender" hereunder pursuant to Section 10.06; and shall include, as the context may require, Revolving Facility Lenders, Swing Line Lender, and Incremental Revolving Facility Lender in such capacities.
"Lender Parties" mean Lenders, Agent, and L/C Issuers.
"Letter of Credit" means any letter of credit or bank guarantee issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder and shall include the Existing Letters of Credit, which shall be deemed to have been issued hereunder. A Letter of Credit may be a commercial letter of credit (including a trade letter of credit or bank guarantee in support of trade obligations of any Borrower) or a standby letter of credit or bank guarantee. All letters of credit outstanding on the Petition Date and issued pursuant to the Pre-Petition Credit Agreement shall be deemed issued hereunder.
"Letter of Credit Application" means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.
"Letter of Credit Expiration Date" means the day that is 7 days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).
"Letter of Credit Fee" has the meaning specified in Section 2.05(i).
"Letter of Credit Sublimit" means an amount equal to $50,000,000; provided that the aggregate amount of the Letters of Credit outstanding under the Facility (which is inclusive of the Existing Letters of Credit) shall not exceed on any date the Letter of Credit Sublimit. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Facility.
"Liquidity" has the meaning specified in Section 7.22.
"Lien" means, with respect to any asset, (i) any mortgage, deed of trust, lien, hypothecation, pledge, charge, security interest or similar encumbrance in or on such asset or (ii) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset, provided, that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.
"Loans" mean the Revolving Facility Loans, the Swing Line Loans, the Incremental Revolving Facility Loans, and Agent Advances.
"Local Court Rules" mean the rules of procedure adopted by the Court, as such rules may be modified or amended from time to time.
"London Banking Day" means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
"Management Group" means the group consisting of the directors, executive officers and other key management personnel of each Borrower and its Subsidiaries, as the case may be, on the Closing Date together with (i) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of each Borrower was approved by a vote of a majority of the directors of such Borrower then still in office who were either directors on the Closing Date or whose election or nomination was previously so approved and (ii) executive officers and other key management personnel of each Borrower and its Subsidiaries hired at a time when the directors on the Closing Date together with the directors so approved constituted a majority of the directors of such Borrower.
"Margin Stock" has the meaning assigned to such term in Regulation U.
"Material Adverse Effect" means a material adverse effect on the business, property, operations or condition of a Borrower and its Subsidiaries, taken as a whole, or the validity or enforceability of any of the material Credit Documents or the rights and remedies of Agent and Lenders thereunder, other than as a direct result of the commencement of the Chapter 11 Cases and the continuation and prosecution thereof.
"Material Contract" means an agreement to which a Borrower is a party (other than the Credit Documents) (i) which is deemed to be a material contract as provided in Regulation S-K promulgated by the SEC under the Securities Act of 1933 or (ii) for which breach, termination, cancellation, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect, in each case excluding any contract that is rejected, with the prior written consent of Agent, by a Borrower in accordance with an order entered by the Court under Section 365 of the Bankruptcy Code.
"Material Indebtedness" means Indebtedness (other than Loans) of any Borrower in an aggregate principal amount exceeding $5,000,000.
"Material Subsidiary" means any Subsidiary other than an Immaterial Subsidiary.
"Maturity Date" means November 11, 2016.
"Maximum Rate" has the meaning assigned to such term in Section 10.10.
"Minimum Collateral Amount" means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 105% of the Fronting Exposure of an L/C Issuer with respect to Letters of Credit issued and outstanding at such time, (ii) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.16(a)(i), (a)(ii) or (a)(iii), an amount equal to 105% of the Outstanding Amount of all L/C Obligations, and (iii) otherwise, an amount determined by Agent and the applicable L/C Issuer in their discretion.
"Missouri Reserve" means, on any date, a reserve equal to the approximate amount of the Indebtedness estimated by Noranda Aluminum to be owed by it to the Missouri Department of Economic Development, Jefferson County, Missouri and/or New Madrid County, Missouri (which estimated amount is $850,000) and is or may be secured by one or more Liens on certain Collateral owned by Noranda Aluminum, including potentially certain ABL Priority Collateral; provided that such reserve shall be released if and when (i) each holder of a Lien agrees, in a writing in form and substance satisfactory to Agent and Required Lenders, to release such Liens on ABL Priority Collateral or subordinate their priority to and in favor of Secured Parties or (ii) in the Final DIP Financing Order the Court specifically grants priority Liens in favor of Secured Parties that prime each such holder's Liens pursuant to Section 364(d) of the Bankruptcy Code. If the conditions in clauses (i) or (ii) above for the release of the reserve have not been satisfied by the time of the entry of the Final DIP Financing Order, then the amount of the reserve may be increased or decreased based upon Agent's determination of the maximum amount of such Indebtedness that may be owed by Noranda Aluminum (including, to the extent applicable, accrued interest); and, in making such determination, Agent may consider all documentation related to such Indebtedness and any proof of claim filed in respect of such Indebtedness.
“Monthly Budget” means a monthly income statement, balance sheet and statement of cash flows of Holdings and its Subsidiaries on a consolidated and consolidating by segment basis through the pendency of the Chapter 11 Cases, in form and substance consistent with the DIP Budget.
"Moody’s" means Moody’s Investors Service, Inc. and its successors.
"Mortgaged Properties" means the Real Properties owned in fee by Borrowers that are set forth on Schedule 1.01(b) and each additional Real Property encumbered by a Mortgage pursuant to Section 6.10.
"Mortgages" means, collectively, the mortgages, trust deeds, deeds of trust, deeds to secure debt, assignments of leases and rents, and other security documents delivered with respect to Mortgaged Properties, each substantially in the form of Exhibit D attached to the Pre-Petition Credit Agreement (with such changes as are reasonably consented to by Agent to account for local law matters), as amended, supplemented or otherwise modified from time to time.
"Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Borrower, Holdings or any Subsidiary or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding 6 plan years made or accrued an obligation to make contributions.
"Net Amount of Eligible Accounts" means, at any time, the gross amount of Eligible Accounts less sales, excise, or similar taxes, and less returns, discounts, Claims, credits, and allowances of any nature at any time issued, owing, granted, outstanding, available, or claimed (in each case without duplication, whether of the exclusionary criteria set forth in the definition of Eligible Accounts, of any Reserve, or otherwise).
"Non-Consenting Lender" means any Lender that does not consent to a proposed amendment, waiver, consent, release, discharge or termination with respect to any Credit Document that, pursuant to the terms of Section 10.01, requires the consent of each Lender (or each affected Lender) and that has been approved by Required Lenders.
"Non-Defaulting Lender" means, at any time, each Lender that is not a Defaulting Lender at such time.
"Non-Extension Notice Date" has the meaning specified in Section 2.05(c)(iii).
"Non-Ordinary Course Proceeds" means, on any date, an amount equal to all proceeds received by Agent or Pre-Petition Agent from one or more 363 Sales outside the Ordinary Course of Business of a Borrower of ABL Priority Collateral, whether or not any Accounts or Inventory included in any such sale constituted Eligible Accounts or Eligible Inventory at the time of such sale and irrespective of whether any of such proceeds are applied to the Obligations or the Pre-Petition Obligations.
"Non-Ordinary Course Proceeds Reserve" means, on any date, a Reserve equal to the sum of (i) the amount by which the portion of Non-Ordinary Course Proceeds allocated to Accounts and Inventory (whether or not Eligible Accounts or Eligible Inventory) that are included in any 363 Sale (as such allocation is set forth in the DIP Financing Order then in effect or as otherwise agreed to in writing by Lender Parties and Term DIP Parties) exceeds the Borrowing Base Value of those Accounts that are Eligible Accounts and Inventory that is Eligible Inventory plus (ii) amounts paid under any insurance policy in respect of ABL Priority Collateral, plus (iii) any tax refunds that constitute ABL Priority Collateral, including any state or federal income tax refunds, plus (iv) all proceeds received from any sale or other disposition of ABL Priority Collateral outside the Ordinary Course of Business that does not consist of Accounts or Inventory. As used herein, the term "Borrowing Base Value" means, with respect to any Accounts or Inventory included in a 363 Sale, the sum of the amount by which such Accounts that are Eligible Accounts and such Inventory that is Eligible Inventory contributed to the Borrowing Base as of the date of the closing of such 363 Sale.
"Non-Reinstatement Deadline" has the meaning specified in Section 2.05(c)(iv).
"Note" has the meaning assigned to such term in Section 2.09(e).
"Obligations" means, with respect to each Borrower, without duplication and whether evidenced by any note or other writing, whether allowed in any of the Chapter 11 Cases or any other proceeding under a Debt Relief Law, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several, chargeable to any or all Borrowers under this Agreement or under any of the other Credit Documents:
(i)    in the case of a Borrower, all principal of, premium, if any, and interest (including, without limitation, any interest which accrues after the commencement of the Chapter 11 Cases or any other proceeding under any Debt Relief Laws with respect to such Borrower) on, any Loan or L/C Obligation under, or any Note issued pursuant to, this Agreement or any other Credit Document;
(ii)    all fees, expenses, indemnification obligations and other amounts of whatever nature now or hereafter payable by such Borrower (including any amounts which accrue after the commencement of the Chapter 11 Cases or any other proceeding under any Debt Relief Laws with respect to such Borrower) pursuant to this Agreement or any other Credit Document;
(iii)    all expenses of Agent as to which one or more of Agent have a right to reimbursement by such Borrower under Section 10.04(a) of this Agreement or under any other similar provision of any other Credit Document, including any and all sums advanced by Agent to preserve the Collateral or preserve its security interests in the Collateral to the extent permitted under any Credit Document or applicable Laws;
(iv)    all amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement by such Borrower under Section 10.04(b) of this Agreement or under any other similar provision of any other Credit Document; and
(v)    Cash Management Obligations.
together in each case with all renewals, modifications, consolidations or extensions thereof.
"Orderly Liquidation Value" means an amount equal to the most recently determined Orderly Liquidation Value Factor multiplied by the book value of all Eligible Inventory of Borrowers.
"Orderly Liquidation Value Factor" means, with respect to Eligible Inventory of Borrowers, the net orderly liquidation value thereof (expressed as a percentage of book value) as determined by an Acceptable Appraiser in accordance with Section 6.12.
"Ordinary Course of Business" means, with respect to any transaction involving any Person, the ordinary course of such Person's business, as conducted by such Person in accordance with past practices and undertaken by such Person in good faith and not for the purpose of evading any covenant or restriction any Credit Document or under applicable Laws.
"Other Connection Taxes" means, with respect to any Recipient, Taxes imposed as a result of such Recipient engaging or having engaged in a trade or business in the jurisdiction imposing such Tax or any other present or former connection between such Recipient and such jurisdiction; provided that no such Recipient shall be deemed to be engaged in a trade or business in, or to have any other connection with, any jurisdiction solely as a result of such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document pursuant to an assignment request by a Borrower under Section 10.14.
"Other Taxes" means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06). Other Taxes shall not include any Taxes imposed on, or measured by reference to, gross income, net income or gain.
"Out-of-Formula Condition" means a condition on any date whereby the sum of the Revolving Facility Credit Exposure on such date and the amount of the Pre-Petition Obligations on such date exceeds the Borrowing Base on such date.
"Outstanding Amount" means (i) with respect to Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Facility Loans and Swing Line Loans, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by any Borrower of Unreimbursed Amounts or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.
"Parent Entity" means any direct or indirect parent of Holdings.
"Participant" has the meaning assigned to such term in Section 10.06(d).
"Participant Register" has the meaning assigned to such term in Section 10.06(d).
"Payment Items" means all checks, drafts, or other items of payment payable to a Borrower, including those constituting proceeds of any of the Collateral.
"PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
"Perfection Certificate" means the Perfection Certificate with respect to Borrowers dated on or about the Closing Date.
"Permitted Holder" means the Management Group.
“Permitted Investments” means:
(i)    direct obligations of the United States of America or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America or any member of the European Union or any agency thereof, in each case with maturities not exceeding two years;
(ii)    bank deposits, checking accounts, time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, having capital, surplus and undivided profits in excess of $250,000,000 and whose long term debt, or whose parent holding company’s long term debt, is rated A (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));
(iii)    repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above;
(iv)    commercial paper, maturing not more than 1 year after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P 1 (or higher) according to Moody’s, or A 1 (or higher) according to S&P;
(v)    securities with maturities of 2 years or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A by Moody’s;
(vi)    shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (i) through (v) above;
(vii)    money market funds that (A) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (B) are rated AAA by S&P and Aaa by Moody’s and (C) have portfolio assets of at least $5,000,000,000;
(viii)    time deposit accounts, certificates of deposit and money market deposits (in each case with or from a bank meeting the qualifications described in clause (ii) above) in an aggregate face amount not in excess of 0.50% of the total assets of Borrowers and their Subsidiaries, on a consolidated basis, as of the end of Borrowers' most recently completed fiscal year; and
(ix)    instruments equivalent to those referred to in clauses (i) through (viii) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.
"Permitted Liens" has the meaning assigned to such term in Section 7.02.
"Permitted Variance" means
(a) actual Operating Disbursements, Payroll Disbursements, CAPEX Disbursements and Other Disbursements (each as referenced in the DIP Budget) of Borrowers to be more than the rolling one-week cumulative budgeted Operating Disbursements, Payroll Disbursements, CAPEX Disbursements and Other Disbursements, as set forth in the DIP Budget on a segment by segment basis for such period by more than 15% for each rolling one-week cumulative period beginning with the first full one-week period ending February 12, 2016. For the avoidance of doubt, the rolling one-week cumulative periods shall be tested as follows: for the first weekly testing period, week 1 shall be tested; for the second weekly testing period, weeks 1-2 shall be tested in aggregate; for the third weekly testing period, weeks 1-3 shall be tested in aggregate; and for the fourth weekly testing period, weeks 1-4 shall be tested in aggregate;
(b) actual Net Sales (as referenced in the DIP Budget) of Borrowers to be less than the rolling two-week cumulative budgeted Net Sales, as set forth in the DIP Budget for the Alumina and Flat Rolled segments, for such period by more than 20%, tested each week, for the rolling two-week cumulative period. The first Net Sales test shall be conducted March 2, 2016, and shall cover Net Sales between February 1, 2016 to February 26, 2016. Weekly testing shall begin March 9, 2016 and shall be conducted each weekly period thereafter; or
(c) actual Operating Cash Flow and Net Cash Flow (each as referenced in the DIP Budget) of Borrowers to be less than the rolling one-week cumulative budgeted Operating Cash Flow and Net Cash Flow, as set forth in the DIP Budget on a segment by segment basis for such period by more than 20% for each rolling one-week cumulative period beginning with the first full one-week period ending February 12, 2016 (clauses (a), (b) and (c) collectively, the "Permitted Variances"). For the avoidance of doubt, the rolling one-week cumulative periods shall be tested as follows: for the first weekly testing period, week 1 shall be tested; for the second weekly testing period, weeks 1-2 shall be tested in aggregate; for the third weekly testing period, weeks 1-3 shall be tested in aggregate; and for the fourth weekly testing period, weeks 1-4 shall be tested in aggregate.
"Person" means any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.
"Petition Date" has the meaning ascribed to such term in the second paragraph of the recitals to this Agreement.
"Plan" shall mean any employee pension benefit plan, as such term is defined in Section 3(2) of ERISA (other than a Multiemployer Plan) (i) subject to the provisions of Title IV of ERISA, (ii) sponsored or maintained (at the time of determination or at any time within the 5 years prior thereto) by any Borrower or any ERISA Affiliate, or (iii) in respect of which Holdings, any Borrower, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.
"Platform" has the meaning assigned to such term in Section 10.08.
"Pledged Collateral" has the meaning assigned to such term in the Collateral Agreement.
"Post-Petition" means any date or time after the date and time of the commencement of the Chapter 11 Cases.
"Pre-Petition" means any date or time prior to the date and time of the commencement of the Chapter 11 Cases.
"Pre-Petition Agent" has the meaning assigned to such term in the preamble to this Agreement.
"Pre-Petition Collateral" means the "Collateral" as such term is defined by the Pre-Petition Credit Agreement, to the extent such collateral was in existence on the Petition Date, and all proceeds thereof.
"Pre-Petition Collateral Agreement" means the "Collateral Agreement" as defined in the Pre-Petition Credit Agreement, as at any time amended, modified, restated or supplemented.
"Pre-Petition Credit Agreement" has the meaning assigned to such term in the preamble to this Agreement.
"Pre-Petition Credit Documents" means the "Loan Documents" as such term is defined in the Pre-Petition Credit Agreement.
"Pre-Petition Lender" has the meaning assigned to such term in the first recital hereof.
"Pre-Petition Obligations" means the "ABL Finance Obligations" as such term is defined in the Pre-Petition Credit Agreement.
"Pre-Petition Obligations Reserve" means, on any date, a reserve in an amount equal to the aggregate of all Pre-Petition Obligations outstanding on such date (other than Incremental Revolving Facility Loans outstanding under (and as defined in) the Pre-Petition Credit Agreement).
"Pre-Petition Secured Parties" means the "Secured Parties" as defined in the Pre-Petition Credit Agreement.
"Pre-Petition Term Loan Agent" means Bank of America, N.A., in its capacity as administrative and Agent, together with its successors and assigns in such capacity, for certain financial institutions party thereto from time to time in their capacities as lenders under the Pre-Petition Term Loan Agreement.
"Pre-Petition Term Loan Agreement" means that certain Credit Agreement dated as of February 29, 2012, among the Pre-Petition Term Loan Agent, the financial institutions party thereto from time to time in their capacities as lenders, and certain Borrowers.
"Pre-Petition Term Loan Documents" mean "Loan Documents" as defined in the Pre-Petition Term Loan Agreement.
"Pre-Petition Term Loan Obligations" means "Term Credit Obligations" as defined in the Pre-Petition Term Loan Agreement.
"Primary Payment Account" has the meaning ascribed to it in Section 6.13.
"Prime Rate" means, for any day, the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its "prime rate." The "prime rate" is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
"Pro Rata Share" means, with respect to any Lender, a fraction (expressed as a percentage), the numerator of which is the amount of such Lender’s Revolving Facility Commitment and the denominator of which is the sum of the amounts of all of Lenders’ Revolving Facility Commitments, or if no Commitments are outstanding, a fraction (expressed as a percentage), the numerator of which is the principal amount of Obligations owed to such Lender and the denominator of which is the aggregate principal amount of the Obligations owed to Lenders, in each case giving effect to any Lender’s participation in Letters of Credit, Swing Line Loans and Agent Advances. Notwithstanding the foregoing, when the term "Pro Rata Share" is used herein in connection with any Lender's share of Revolving Facility Loans, the reference to Revolving Facility Loans shall exclude any Incremental Revolving Facility Loans.
"Professional Fees" means the fees and reimbursable expenses of Professional Persons.
"Professional Person" means a Person who is an attorney, financial advisor, accountant, appraiser, auctioneer or other professional person and who is retained, with Court approval, by (a) a Borrower pursuant to Section 327 of the Bankruptcy Code or (b) a Committee pursuant to Section 1103(a) of the Bankruptcy Code.
"Public Lender" has the meaning assigned to such term in Section 10.08.
"Real Property" means, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any Borrower, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures incidental to the ownership or lease thereof.
"Reasonable Credit Judgment" means reasonable credit judgment in accordance with customary business practices for comparable asset-based lending transactions and as it relates to the establishment of Reserves or the adjustment or imposition of exclusionary criteria shall require that, (i) such establishment, adjustment or imposition after the Closing Date be based on the analysis of facts or events first occurring or first discovered by Agent after the Closing Date or that are materially different from facts or events occurring or known to Agent on the Closing Date, (ii) the contributing factors to the imposition of any Reserve shall not duplicate (A) the exclusionary criteria set forth in definitions of "Eligible Accounts" and "Eligible Inventory", as applicable (and vice versa) or (B) any reserves deducted in computing book value, and (iii) the amount of any such Reserve so established or the effect of any adjustment or imposition of exclusionary criteria be a reasonable quantification of the incremental dilution of the Borrowing Base attributable to such contributing factors.
"Recipient" means Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder.
"Refinance" has the meaning assigned to such term in the definition of the term "Permitted Refinancing Indebtedness," and "Refinanced" has a meaning correlative thereto.
"Register" has the meaning assigned to such term in Section 10.06(c).
"Regulation U" means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
"Regulation X" means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
"Related Fund" means, with respect to any Lender that is a fund that invests in bank or commercial loans and similar extensions of credit, any other fund that invests in bank or commercial loans and similar extensions of credit and is advised or managed by (i) such Lender, (ii) an Affiliate of such Lender or (iii) an entity (or an Affiliate of such entity) that administers, advises or manages such Lender.
"Related Parties" means, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agent, attorneys, consultants and advisors of such Person and such Person’s Affiliates.
"Release" means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the environment.
"Remaining Present Value" means, as of any date with respect to any lease, the present value as of such date of the scheduled future lease payments with respect to such lease, determined with a discount rate equal to a market rate of interest for such lease reasonably determined at the time such lease was entered into.
"Report" has the meaning assigned to such term in Section 10.22.
"Reportable Event" means any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30 day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).
"Required Lenders" means, at any time, Lenders having (i) Loans (other than Swing Line Loans) outstanding, (ii) L/C Obligations outstanding (with the aggregate amount of each Lender’s risk participation and funded participation in funded L/C Obligations being deemed "held" by such Lender), (iii) Swing Line Loans outstanding (with the aggregate amount of each Lender’s risk participation and funded participation in funded Swing Line Loans being deemed "held" by such Lender), and (iv) Revolving Facility Commitments, that taken together, represent more than 50% of the sum of all (A) Loans (other than Swing Line Loans) outstanding, (B) L/C Obligations outstanding, (C) Swing Line Loans outstanding, and (D) Revolving Facility Commitments at such time. The Loans of any Defaulting Lender and its Affiliates shall be disregarded in determining Required Lenders at any time.
"Reserves" means, on any date, the sum of the following on such date (and "Reserve" means any of the following): the Carve-Out Reserve; the Pre-Petition Obligations Reserve; the Non-Ordinary Course Proceeds Reserve; the Missouri Reserve, a reserve for amounts any Lender Party may be called upon to pay for the account of any Borrower; and such additional reserves against the Borrowing Base that Agent may, in the exercise of its Reasonable Credit Judgment, establish from time to time upon at least 2 Business Days’ notice to Borrowers. Agent acknowledges that, as of the Closing Date, except with respect to rent reserves contemplated by clause (b) or (i) of the definition of Eligible Inventory, it does not know of any circumstance or condition with respect to the Accounts, Inventory or Borrowing Base that would require the imposition of a Reserve which has not been imposed as of the Closing Date.
"Responsible Officer" of any Person means any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.
"Restricted Payments" has the meaning assigned to such term in Section 7.07.
"Revolving Facility" means the Revolving Facility Commitments (including the Incremental Revolving Facility Commitment) and the extensions of credit made hereunder by Lenders.
"Revolving Facility Borrowing" means a Borrowing comprised of Revolving Facility Loans.
"Revolving Facility Commitment" means, with respect to each Lender, the commitment of such Revolving Facility Lender to make Loans pursuant to Section 2.01, expressed as an amount representing the maximum aggregate permitted amount of such Revolving Facility Lender’s Revolving Facility Credit Exposure hereunder, as such commitment may be (i) reduced from time to time pursuant to Section 2.08, and (ii) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 10.06. The initial amount of each Lender’s Revolving Facility Commitment (including in the case of Incremental Revolving Facility Lender, the Incremental Revolving Facility Commitment) is set forth on Schedule 2.01. The aggregate amount of Lenders' Revolving Facility Commitment on the Closing date is $130,000,000; provided that such amount shall be reduced dollar for dollar by the amount of Non-Ordinary Course Proceeds received by Agent or Pre-Petition Agent and applied to the Obligations or the Pre-Petition Obligations, with each Lender's Revolving Facility Commitment reduced proportionately thereby.
"Revolving Facility Credit Exposure" means, at any time, the sum of (a) the aggregate principal amount of the Loans outstanding at such time, including the aggregate principal amount of the Swing Line Loans, Revolving Facility Loans, and Incremental Revolving Facility Loans outstanding at such time, and (b) the aggregate principal amount of L/C Obligations outstanding at such time. The Revolving Facility Credit Exposure of any Revolving Facility Lender at any time shall be the product of (x) such Revolving Facility Lender’s Revolving Facility Percentage and (y) the aggregate Revolving Facility Credit Exposure of all Revolving Facility Lenders, collectively, at such time.
"Revolving Facility Lender" means any Lender (including an Incremental Revolving Facility Lender) with a Revolving Facility Commitment or with outstanding Revolving Facility Loans.
"Revolving Facility Loan" means a Loan made by a Revolving Facility Lender pursuant to Section 2.01.
"Revolving Facility Percentage" means, with respect to any Revolving Facility Lender, the percentage of the total Revolving Facility Commitments represented by such Revolving Facility Lender’s Revolving Facility Commitment, subject to adjustment as provided in Section 2.17. If the Revolving Facility Commitments have terminated or expired, the Revolving Facility Percentages shall be determined based upon the Revolving Facility Commitments most recently in effect, giving effect to any subsequent assignments pursuant to Section 10.06.
"Sanctioned Entity" means (a) an agency of the government of, (b) an organization directly or indirectly controlled by, or (c) a Person resident in, a country that is subject to a sanctions program identified on the list maintained and published by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time as such program may be applicable to such agency, organization or Person.
"Sanctioned Person" means a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn /index.html, or as otherwise published from time to time.
"S&P" means Standard & Poor’s Ratings Group, Inc. and any successor thereto.
"SEC" means the Securities and Exchange Commission or any successor thereto.
"Secured Parties" means the "Secured Parties" as defined in the Collateral Agreement.
"Securities Act" means the Securities Act of 1933, as amended.
"Security Documents" means the Mortgages, the Collateral Agreement, any Deposit Account Control Agreement, the DIP Financing Orders, and each of the security agreements and other instruments and documents executed and delivered at any time pursuant to any of the foregoing or pursuant to any other provision of this Agreement.
"Senior Note Document" means the Senior Notes and the Senior Notes Indenture.
"Senior Notes" means the Company's floating rate senior notes due 2015, issued pursuant to the Senior Notes Indenture and outstanding on the Closing Date.
"Senior Notes Indenture" means the Indenture dated as of May 18, 2007, under which the Senior Notes were issued, among the Company and certain of its Subsidiaries party thereto and the trustee named therein from time to time, as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof.
"Sherwin" means Sherwin Alumina Company, LLC.
"Sherwin Contract" means that certain Bauxite Sales Agreement dated as of December 29, 2012, between Noranda Bauxite Limited and Sherwin.
"Sherwin Settlement" means a settlement agreement, in form and substance acceptable to Agent, between Noranda Bauxite Limited and Sherwin and regarding the Sherwin Contract and any and all Claims between Sherwin and Noranda Bauxite Limited and any Borrowers, including any Claims arising from or relating to the Glencore Credit Agreement.
"Subsidiary" means, with respect to any Person (herein referred to as the "parent"), any corporation, partnership, association or other business entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (ii) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
"Superpriority Claim" means a Claim against a Borrower in any of the Chapter 11 Cases which is an administrative expense Claim having priority and right to payment over all other administrative expenses and unsecured Claims against such Borrower of any kind or nature, whether now existing or hereafter arising, including all administrative expenses of the kind specified in or arising or ordered under Sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c), 726, 1113 and 1114 of the Bankruptcy Code.
"Swap Contract" means (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement provided, that (i) no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings, any Borrower or any of their Subsidiaries, and (ii) no contract for the purchase of natural gas of which any Borrower intends to take delivery from a counterparty in the business of supplying natural gas, shall be a Swap Contract.
“Swap Obligations” of any Person means all obligations (including any amounts which accrue after the commencement of the Chapter 11 Cases or any other proceeding with respect to such Person under any Debtor Relief Law, whether or not allowed or allowable as a claim under any such proceeding) of such Person in respect of any Swap Contract.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (i) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (ii) for any date prior to the date referenced in clause (i), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
"Swing Line Borrowing" means a borrowing of a Swing Line Loan pursuant to Section 2.04.
"Swing Line Lender" means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.
"Swing Line Loan" has the meaning specified in Section 2.04(a).
"Swing Line Loan Notice" means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit C-2 attached hereto.
"Swing Line Sublimit" means, at any time, an amount equal to $10,000,000; provided that the principal amount of Swing Line Loans outstanding under the Facility and the principal amount of Swing Line Loans outstanding under (and as defined in) the Pre-Petition Credit Agreement shall not exceed at any time the Swing Line Sublimit. The Swing Line Sublimit is part of, and not in addition to, the Revolving Facility.
"Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
"Term DIP Agent" means "Administrative Agent" and "Collateral Agent" under the Term DIP Credit Agreement and their successors in such capacity.
"Term DIP Borrowers" means each "Borrower" as defined in the Term DIP Credit Agreement.
"Term DIP Credit Agreement" means the Debtor-in-Possession Term Loan Credit Agreement dated or to be dated on or about the date hereof, among Borrowers, the lending institutions party thereto from time to time, the Term DIP Agent and any other parties named therein, as at any time amended, modified, supplemented or restated.
"Term DIP Credit Documents" has the meaning ascribed to the term "Loan Documents" in the Term DIP Credit Agreement.
"Term DIP Obligations" means "Finance Obligations" as defined in the Term DIP Credit Agreement.
"Term DIP Lenders" means each "Lender" as defined in the Term DIP Credit Agreement and its successors and assigns.
"Term DIP Loans" means "Loans" as defined in the Term DIP Credit Agreement.
"Term DIP Parties" means Term DIP Agent and Term DIP Lenders.
"Term Priority Collateral" means "Term Priority Collateral" as defined in the Intercreditor Agreement.
"Transaction Documents" means, collectively, the Credit Documents, the Term DIP Credit Documents, and any other agreements, instruments, or other documents executed in connection therewith or otherwise in connection with the Transactions.
"Transactions" means, collectively, (i) the execution and delivery of the Credit Documents, the creation of the Liens pursuant to the Security Documents, and any initial borrowings under this Agreement; (ii) the issuance of any new Letters of Credit hereunder on or about the Closing Date; (iii) the payment of the fees and expenses incurred by Agent and Lenders in connection with negotiating and documenting the Facility, seeking and obtaining Court approval of the Facility, preparing for the closing on the Facility, and consummating the foregoing; (iv) the execution and delivery of the Term DIP Credit Documents, the creation of the Liens pursuant to the terms thereof, and any initial borrowings thereunder; and (v) the payment of all other fees and expenses to be paid on or prior to the Closing Date and owing in connection with any of the foregoing.
"Type" means, when used in respect of any Loan or Borrowing, the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term "Rate" shall include the Adjusted Eurodollar Rate and the Base Rate.
"UCP" means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce ("ICC") Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).
"Uniform Commercial Code" or "UCC" means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.
"Unreimbursed Amount" has the meaning specified in Section 2.05(d)(i).
"Unrestricted Cash" means domestic cash or cash equivalents of Borrowers that would not appear as "restricted" on a consolidated balance sheet of Borrowers or any of their Subsidiaries.
“Upstream Sale Process” means the implementation of bidding and sale procedures in respect of all of Borrowers’ assets and property that comprise the “Upstream Business,” approved by an order of the Court, in form and substance reasonably acceptable to Agent in all respects.
"U.S. Person" means any Person that is a "United States Person" as defined in Section 7701(a)(30) of the Code.
"U.S. Tax Compliance Certificate" has the meaning specified in Section 3.01(e)(ii)(B)(3).
"Wholly Owned Domestic Subsidiary" of any Person means a Subsidiary of such Person that is both a Domestic Subsidiary and a Wholly Owned Subsidiary.
"Wholly Owned Foreign Subsidiary" of any Person means a Subsidiary of such Person that is both a Foreign Subsidiary and a Wholly Owned Subsidiary.
"Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
"Write-Down and Conversion Powers" means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
Section 1.02.    Terms Generally. The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The terms "herein," "hereof" and "hereunder" and other words of similar import refer to the Agreement as a whole and not to any particular section, paragraph or subdivision. In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding." The section titles, table of contents and list of exhibits appear as a matter of convenience only and shall not affect the interpretation of the Agreement. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations; to any of the Credit Documents, Pre-Petition Credit Documents, or Pre-Petition Term Loan Documents shall include any and all amendments or modifications thereto and any and all restatements, extensions, supplements or renewals thereof; to any Person shall mean and include the successors and permitted assigns of such Person; to "including" and "include" shall be understood to mean "including, without limitation" (and, for purposes of this Agreement and each other Credit Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters to matters similar to the matters specifically mentioned); or to the time of day shall mean the time of day on the day in question in New York, New York, unless otherwise expressly provided in the Agreement. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, that, if Borrowers notify Agent that Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if Agent notifies Borrowers that Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. A Default or an Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing by Agent pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided in this Agreement; and an Event of Default shall "continue" or be "continuing" until such Event of Default has been waived in writing by Required Lenders. The discretion of Agent or any Lender means the sole and absolute discretion of such Person. Calculations used in preparing Borrowing Base Certificates hereunder shall be consistent with the methods of valuation and calculation employed in determining the Borrowing Base under (and as defined in) the Pre-Petition Credit Agreement. Borrowers shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by any Agent or any Lender under any Credit Document. No provision of any Credit Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision.
Section 1.03.    Effectuation of Transactions. Each of the representations and warranties of Borrowers contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions, unless the context otherwise requires.
Section 1.04.    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar stated amount of such Letter of Credit at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
ARTICLE II
THE CREDITS
Section 2.01.    Revolving Facility Commitments. Subject to the terms and conditions set forth herein, each Revolving Facility Lender severally agrees to make Revolving Facility Loans to Borrowers from time to time on any Business Day during the Availability Period in an aggregate principal amount not to exceed at any time outstanding the amount of such Lender’s Revolving Facility Commitment; provided, however, that after giving effect to any Revolving Facility Borrowing, (i) the Revolving Facility Credit Exposure shall not exceed the Revolving Facility Commitments, (ii) the Revolving Facility Credit Exposure of any Revolving Facility Lender shall not exceed such Lender’s Revolving Facility Commitment, and (iii) the Revolving Facility Credit Exposure shall not exceed the Borrowing Base. Within the limits of each Lender’s Revolving Facility Commitment, and subject to the other terms and conditions hereof, Borrowers may borrow under this Section 2.01, repay under Sections 2.10 and 2.11 and re-borrow under this Section 2.01. Revolving Facility Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.
Section 2.02.    Loans and Borrowings. Each Loan shall be made as part of a Borrowing consisting of Loans under the same Facility and of the same Type made by Lenders ratably in accordance with their respective Commitments under the applicable Facility (or in the case of Swing Line Loans, in accordance with their respective Swing Line Commitment, and in the case of Incremental Revolving Facility Loans, in accordance with the Incremental Revolving Facility Commitment); provided, however, that Revolving Facility Loans shall be made by the Revolving Facility Lenders ratably in accordance with their respective Revolving Facility Percentages on the date such Loans are made hereunder. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, that the Commitments of Lenders are several, and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(a)    Subject to Section 3.03, each Borrowing shall be comprised entirely of Base Rate Loans or Eurodollar Rate Loans as Borrowers may request in accordance herewith. Each Swing Line Borrowing shall be a Base Rate Borrowing. Each Lender at its option may make any Base Rate Loan or Eurodollar Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, that any exercise of such option shall not affect the obligation of Borrowers to repay such Loan in accordance with the terms of this Agreement, and such Lender shall not be entitled to any amounts payable under Section 3.01 or 3.04 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise.
(b)    At the commencement of each Interest Period for any Eurodollar Rate Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. At the time that each Base Rate Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided, that a Base Rate Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Revolving Facility Commitments or that is required to finance the reimbursement in respect of Letters of Credit as contemplated by Section 2.05(c). Each Swing Line Borrowing shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Borrowings of more than one Type and under more than one Facility may be outstanding at the same time; provided that there shall not at any time be more than a total of five (5) Eurodollar Rate Borrowings outstanding under the Revolving Facility.
(c)    Notwithstanding any other provision of this Agreement, Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the applicable Maturity Date.
Section 2.03.    Requests for Borrowings. To request a Revolving Facility Borrowing, Borrowers shall notify Agent of such request by telephone (a) in the case of a Eurodollar Rate Borrowing, not later than 12:00 p.m., 3 Business Days before the date of the proposed Borrowing or (b) in the case of a Base Rate Borrowing, not later than 12:00 p.m., before the date of the proposed Borrowing; provided, that any such notice of a Base Rate Borrowing to finance the reimbursement in respect of a Letter of Credit as contemplated by Section 2.05(c) may be given not later than 10:00 a.m., on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to Agent of a written Borrowing Request in a form approved by Agent and signed by any Borrowers. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)    whether such Borrowing is to be a Borrowing of Revolving Facility Loans or Incremental Revolving Facility Loans;
(ii)    the aggregate amount of (A) the requested Borrowing and (B) all Revolving Facility Loans to be outstanding (after giving effect to the requested Borrowing);
(iii)    the date of such Borrowing, which shall be a Business Day;
(iv)    whether such Borrowing is to be a Base Rate Borrowing or a Eurodollar Rate Borrowing;
(v)    in the case of a Eurodollar Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period; and
(vi)    the location and number of the Borrower’s account to which funds are to be disbursed.
If Borrowers fail to specify a Type of Revolving Facility Loan in a Borrowing Request or if Borrowers fail to give a timely notice requesting a conversion or continuation, then the Revolving Facility Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. Promptly following receipt of a Borrowing Request in accordance with this Section, Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
Unless payment is otherwise timely made by Borrowers, the becoming due of any amount required to be paid under this Agreement or any of the other Credit Documents with respect to any Obligations (whether as principal, accrued interest, fees or other charges, including Extraordinary Expenses, Cash Management Obligations, and the repayment of any L/C Obligations) shall be deemed irrevocably to be a request (without any requirement for the submission of a Borrowing Request) for a Revolving Facility Loan on the due date of, and in an aggregate amount required to pay, such obligations, and the proceeds of such Revolving Facility Loans may be disbursed by way of direct payment of the relevant obligation and shall bear interest as a Revolving Facility Loan. No Lender Party shall have any obligation to any Borrower to honor any deemed request for a Revolving Facility Loan after the Commitment Termination Date, when an Out-of-Formula Condition exists or would result therefrom, or when any condition precedent set forth in Section 5.01 or 5.02 hereof is not satisfied, but may do so in their discretion and without regard to the existence of, and without being deemed to have waived, any Default or Event of Default and regardless of whether such Revolving Facility Loan is funded after the Commitment Termination Date. Lenders may fund Professional Fees under the Carve-Out as provided in the DIP Financing Orders, and all such fundings, if made, shall constitute Revolving Facility Loans regardless of whether such financings were made at the request of any Borrower, the Commitment Termination Date has occurred or any condition precedent under Article V is unsatisfied (but without waiving any such conditions). In addition, Agent may, at its option, charge such obligations against any operating, investment or other account of a Borrower maintained with Agent or any of its Affiliates.
Section 2.04.    Swing Line Loans.
(a)    The Swing Line. Subject to the terms and conditions set forth herein, Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, may make loans (each such loan, a "Swing Line Loan") to Borrowers from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Revolving Facility Percentage of the Outstanding Amount of Revolving Credit Facility Loans and L/C Obligations of such Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Facility Commitment; provided, however, that (x) after giving effect to any Swing Line Loan, (i) the Revolving Facility Credit Exposure shall not exceed the lower of the total Revolving Facility Commitment and the Borrowing Base at such time, and (ii) the Revolving Facility Exposure of any Lender shall not exceed such Lender’s Revolving Facility Commitment, (y) Borrowers shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan, and (z) Swing Line Lender shall not be under any obligation to make any Swing Line Loan if it has, or by making of such Swing Line Loan may have, Fronting Exposure. Within the foregoing limits, and subject to the other terms and conditions hereof, Borrowers may borrow under this Section 2.04, prepay under Section 2.11, and re-borrow under this Section 2.04. Each Swing Line Loan shall bear interest only at a rate based on the Base Rate. Immediately upon the making of a Swing Line Loan, each Revolving Facility Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Revolving Facility Percentage multiplied by the amount of such Swing Line Loan.
(b)    Borrowing Procedures. Each Swing Line Borrowing shall be made upon a Borrower's irrevocable notice to Swing Line Lender and Agent, which may be given by telephone. Each such notice must be received by Swing Line Lender and Agent not later than 1:00 p.m., on the requested borrowing date or such later time on the requested borrowing date as may be approved by Swing Line Lender in its discretion, and shall specify (i) the amount to be borrowed, which shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to Swing Line Lender and Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of such Borrower. Promptly after receipt by Swing Line Lender of any telephonic Swing Line Loan Notice, Swing Line Lender will confirm with Agent (by telephone or in writing) that Agent has also received such Swing Line Loan Notice and, if not, Swing Line Lender will notify Agent (by telephone or in writing) of the contents thereof. Unless Swing Line Lender has received notice (by telephone or in writing) from Agent (including at the request of any Lender) prior to 2:00 p.m., on the date of the proposed Swing Line Borrowing (A) directing Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article V is not then satisfied or waived (and one or more such conditions are not in fact satisfied or waived), then, subject to the terms and conditions hereof, Swing Line Lender will, not later than 3:00 p.m., on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to Borrowers in immediately available funds either by (i) crediting the account of Borrowers on the books of Swing Line Lender with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to Swing Line Lender by Borrowers.
(c)    Refinancing of Swing Line Loans.
(i)    Swing Line Lender at any time in its discretion may request, on behalf of Borrowers (which hereby irrevocably authorize Swing Line Lender to so request on their behalf), that each Revolving Facility Lender make a Base Rate Loan in an amount equal to such Lender’s Revolving Facility Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Borrowing Request for purposes hereof) and in accordance with the requirements of Section 2.02 and 2.03, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to sufficient Availability, the unutilized portion of the Revolving Facility and the conditions set forth in Section 5.01. Swing Line Lender shall furnish Borrowers with a copy of the applicable Borrowing Notice promptly after delivering such notice to Agent. Each Revolving Facility Lender shall make an amount equal to its Revolving Facility Percentage of the amount specified in such Borrowing Request available to Agent in immediately available funds (and Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of Swing Line Lender at Agent’s Office not later than 1:00 p.m. on the day specified in such Borrowing Request, whereupon, subject to Section 2.04(c)(ii), each Revolving Facility Lender that so makes funds available shall be deemed to have made a Base Rate Loan to Borrowers in such amount. Agent shall remit the funds so received to Swing Line Lender.
(ii)    If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Facility Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by Swing Line Lender as set forth herein shall be deemed to be a request by Swing Line Lender that each of the Revolving Facility Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Facility Lender’s payment to Agent for the account of Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.
(iii)    If any Revolving Facility Lender fails to make available to Agent for the account of Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), Swing Line Lender shall be entitled to recover from such Lender (acting through Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Facility Loan included in the relevant Revolving Facility Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of Swing Line Lender submitted to any Lender (through Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.
(iv)    Each Revolving Facility Lender’s obligation to make Revolving Facility Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim , recoupment, defense or other right which such Lender may have against Swing Line Lender, any Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Facility Lender’s obligation to make Revolving Facility Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 5.01.
(d)    Repayment of Participations.
(i)    At any time after any Revolving Facility Lender has purchased and funded a risk participation in a Swing Line Loan, if Swing Line Lender receives any payment on account of such Swing Line Loan, Swing Line Lender will distribute to such Revolving Facility Lender its Revolving Facility Percentage thereof in the same funds as those received by Swing Line Lender.
(ii)    If any payment received by Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by Swing Line Lender in its discretion), each Revolving Facility Lender shall pay to Swing Line Lender its Revolving Facility Percentage thereof on demand of Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. Agent will make such demand upon the request of Swing Line Lender. The obligations of Lenders under this clause shall survive the Full Payment of the Obligations and the termination of this Agreement.
(e)    Interest for Account of Swing Line Lender. Swing Line Lender shall be responsible for invoicing Borrowers for interest on the Swing Line Loans. Until each Revolving Facility Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Facility Lender’s Revolving Facility Percentage of any Swing Line Loan, interest in respect of such Revolving Facility Percentage shall be solely for the account of Swing Line Lender.
(f)    Payments Directly to Swing Line Lender. Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to Swing Line Lender.
(g)    Defaulting Lenders. Notwithstanding anything to the contrary contained in this Section 2.04, Swing Line Lender shall not be obligated to make any Swing Line Loan at a time when any Lender is a Defaulting Lender, unless Swing Line Lender has entered into arrangements satisfactory to it to eliminate its Fronting Exposure (after giving effect to Section 2.16) with respect to any Defaulting Lender’s risk participations in, and all other obligations in respect of, Swing Line Loans, including by cash collateralizing such Defaulting Lender’s Revolving Facility Percentage of all Swing Line Loans outstanding or to be outstanding hereunder.
Section 2.05.    Letters of Credit.
(a)    Existing Letters of Credit. On and after the Closing Date, each Existing Letter of Credit shall be deemed to have been issued hereunder and shall cease to be regarded as part of the Pre-Petition Obligations, shall constitute a Letter of Credit for all purposes hereof, and accordingly shall be entitled to all of the benefits and security of this Agreement and the other Credit Documents. All fees heretofore paid in respect of such Existing Letter of Credit shall be deemed to have been paid on account of Pre-Petition Obligations, and any unpaid fees in respect of such Existing Letters of Credit accrued as of the Closing Date and accruing subsequent thereto shall be deemed to be part of the Obligations. Where the context so requires, each reference in this Agreement to "Letters of Credit" shall include the Existing Letters of Credit.
(b)    The Letter of Credit Commitment.
(v)    Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Revolving Facility Lenders set forth in this Section 2.05, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of any Borrower, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Facility Lenders severally agree to participate in Letters of Credit issued for the account of any Borrower and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Revolving Facility Credit Exposure shall not exceed the lower of the total Revolving Facility Commitments and the Borrowing Base at such time, (y) the Revolving Facility Credit Exposure of any Lender shall not exceed such Lender’s Revolving Facility Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by a Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by such Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.
(vi)    No L/C Issuer shall issue any Letter of Credit if:
(A)    subject to Section 2.05(b)(iii), the expiry date of the requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or
(B)    unless such L/C Issuer has otherwise agreed, the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date; provided that if any such Letter of Credit is outstanding on the Letter of Credit Expiration Date, Borrowers shall Cash Collateralize the Outstanding Amount of all L/C Obligations with respect to such Letter of Credit.
(vii)    No L/C Issuer shall be under any obligation to issue any Letter of Credit if:
(A)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing the Letter of Credit, or any Laws applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;
(B)    the issuance of the Letter of Credit would violate in any material respect one or more policies of the L/C Issuer applicable to letters of credit generally and customary for other issuers of letters of credit;
(C)    except as otherwise agreed by Agent and the L/C Issuer, the Letter of Credit is in an initial stated amount less than $100,000, in the case of a commercial letter of credit, or $500,000, in the case of a standby letter of credit;
(D)    the Letter of Credit is to be denominated in a currency other than Dollars; or
(E)    any Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its discretion) with Borrowers or such Lender to eliminate the L/C Issuer’s actual or reasonably determined potential Fronting Exposure (after giving effect to Section 2.16(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or reasonably determined potential Fronting Exposure.
(viii)    The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.
(ix)    The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.
(x)    Each L/C Issuer shall act on behalf of the Revolving Facility Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such L/C Issuer shall have all of the benefits and immunities (A) provided to Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term "Agent" as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.
(xi)    It is agreed that, in the case of the issuance of any commercial or trade letter of credit, such Letter of Credit shall in no event provide for time drafts or bankers’ acceptances, unless a proper Reserve has been established with respect thereto.
(c)    Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.
(iii)    Each Letter of Credit shall be issued or amended, as the case may be, upon the request of a Borrower delivered to the applicable L/C Issuer (with a copy to Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of such Borrower. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the applicable L/C Issuer, by personal delivery or by any other means acceptable to such L/C Issuer. Such Letter of Credit Application must be received by the L/C Issuer and Agent not later than 2:00 p.m., at least 2 Business Days (or such later date and time as Agent and the L/C Issuer may agree in a particular instance in their discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other customary matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other customary matters as the L/C Issuer may reasonably require. Additionally, such Borrower shall furnish to the L/C Issuer and Agent such other customary documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or Agent may reasonably require.
(iv)    Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with Agent (by telephone or in writing) that Agent has received a copy of such Letter of Credit Application from such Borrower and, if not, the L/C Issuer will provide Agent with a copy thereof. Unless one or more applicable conditions contained in Article V shall not then be satisfied or waived, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of such Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Facility Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Revolving Facility Percentage times the amount of such Letter of Credit.
(v)    If a Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an "Auto-Extension Letter of Credit"); provided that (x) any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the "Non-Extension Notice Date") in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued and (y) such prior notice shall be deemed to have been given by the L/C Issuer on the effective date of its resignation as L/C Issuer in accordance with Section 10.06(f). Unless otherwise directed by the applicable L/C Issuer, such Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Facility Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date (unless the applicable L/C Issuer has otherwise agreed, in which case such expiry date may be later than the Letter of Credit Expiration Date, and if any such Letter of Credit is outstanding on the Letter of Credit Expiration Date, such Borrower shall Cash Collateralize the Outstanding Amount of all L/C Obligations with respect to such Letter of Credit); provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.05(b) or otherwise), or (B) one or more of the applicable conditions specified in Section 5.01 is not then satisfied or waived.
(vi)    If a Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an "Auto-Reinstatement Letter of Credit"). Unless otherwise directed by the L/C Issuer, such Borrower shall not be required to make a specific request to the L/C Issuer to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Revolving Facility Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the "Non-Reinstatement Deadline"), the L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is 7 Business Days before the Non-Reinstatement Deadline (A) from Agent that Required Lenders have elected not to permit such reinstatement or (B) from Agent, any Lender or a Borrower one or more of the applicable conditions specified in Section 5.01 is not then satisfied (treating such reinstatement as a L/C Credit Extension for purposes of this clause) and, in each case, directing the L/C Issuer not to permit such reinstatement.
(vii)    Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to Borrowers and Agent a true and complete copy of such Letter of Credit or amendment.
(d)    Drawings and Reimbursements; Funding of Participations.
(i)    Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify Borrowers and Agent thereof. Not later than 2:00 p.m., on the Business Day (each such date, an "Honor Date") following the date upon which Borrowers receive such notice from the L/C Issuer of a payment by the L/C Issuer under a Letter of Credit, Borrowers shall reimburse the L/C Issuer through Agent in an amount equal to the amount of such drawing. If Borrowers fail to so reimburse the L/C Issuer by such time, the L/C Issuer shall notify Agent who shall promptly notify each Revolving Facility Lender of the Honor Date, the amount of the unreimbursed drawing (the "Unreimbursed Amount"), and the amount of such Revolving Facility Lender’s Revolving Facility Percentage thereof. In such event, Borrowers shall be deemed to have requested a Revolving Facility Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 1.01 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Facility Commitments and the conditions set forth in Section 5.01 (other than the delivery of a Borrowing Request). Any notice given by the L/C Issuer or Agent pursuant to this Section 2.05(d)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(ii)    Each Revolving Facility Lender shall upon any notice pursuant to Section 2.05(d)(i) make funds available (and Agent may apply Cash Collateral provided for this purpose) for the account of the L/C Issuer at the account of Agent most recently designated by it for such purpose by notice to Lenders, in an amount equal to its Revolving Facility Percentage of the Unreimbursed Amount not later than 1:00 p.m., on the Business Day specified in such notice by Agent, whereupon, subject to the provisions of Section 2.05(d)(iii), each Revolving Facility Lender that so makes funds available shall be deemed to have made a Base Rate Loan to Borrowers in such amount. Agent shall remit the funds so received to the L/C Issuer.
(iii)    With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Facility Borrowing of Base Rate Loans because the conditions set forth in Section 5.01 cannot be satisfied or for any other reason, Borrowers shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Facility Lender’s payment to Agent for the account of the L/C Issuer pursuant to Section 2.05(d)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.05.
(iv)    Until each Revolving Facility Lender funds its Revolving Facility Loan or L/C Advance pursuant to this Section 2.05(d) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Revolving Facility Percentage of such amount shall be solely for the account of the L/C Issuer.
(v)    Each Revolving Facility Lender’s obligation to make Revolving Facility Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.05(d), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, any Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Facility Lender’s obligation to make Revolving Facility Loans pursuant to this Section 2.05(d) is subject to the conditions set forth in Article V (other than delivery by Borrowers of a Borrowing Request). No such making of an L/C Advance shall relieve or otherwise impair the obligation of Borrowers to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.
(vi)    If any Revolving Facility Lender fails to make available to Agent for the account of any L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.05(d) by the time specified in Section 2.05(d)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Facility Loan included in the relevant Revolving Facility Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Revolving Facility Lender (through Agent) with respect to any amounts owing under this Section 2.05(d)(vi) shall be conclusive absent manifest error.
(e)    Repayment of Participations.
(i)    At any time after a L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Facility Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.05(d), if Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from a Borrower or otherwise, including proceeds of Cash Collateral applied thereto by Agent), Agent will distribute to such Lender its Revolving Facility Percentage thereof in the same funds as those received by Agent.
(ii)    If any payment received by Agent for the account of the L/C Issuer pursuant to Section 2.05(d)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Facility Lender shall pay to Agent for the account of the L/C Issuer its Revolving Facility Percentage thereof on demand of Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of Lenders under this clause shall survive the Full Payment of the Obligations.
(f)    Obligations Absolute. The obligation of Borrowers to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(i)    any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Credit Document;
(ii)    the existence of any Claim, counterclaim , setoff, defense or other right that any Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)    any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or
(v)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower or any of its Subsidiaries.
Each Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any Claim of noncompliance with such Borrower’s instructions or other irregularity, such Borrower will immediately notify the L/C Issuer. Each Borrower shall be conclusively deemed to have waived any such Claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.
(g)    Role of L/C Issuer. Each Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the applicable L/C Issuer shall be liable to any Lender for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Facility Lenders or Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to any of their use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude any Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of L/C Issuers, Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.05(f); provided, however, that anything in such clauses to the contrary notwithstanding, a Borrower may have a Claim against a L/C Issuer, and such L/C Issuer may be liable to such Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Borrower which such Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication ("SWIFT") message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.
(h)    Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and Borrowers when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, the L/C Issuer shall not be responsible to any Borrower for, and the L/C Issuer’s rights and remedies against each Borrower shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any Laws, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Laws or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.
(i)    Letter of Credit Fees. Borrowers shall pay to Agent for the account of each Revolving Facility Lender, in accordance with its applicable Revolving Facility Percentage, a Letter of Credit fee (the "Letter of Credit Fee") for each Letter of Credit equal to the Applicable Margin for Eurodollar Rate Borrowings effective for each day during any month times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.04. Letter of Credit Fees shall be (i) due and payable on the last Business Day of each month, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a monthly basis in arrears. If there is any change in the Applicable Margin during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. Notwithstanding anything to the contrary contained herein, upon the request of Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate. Letter of Credit Fees shall be computed on the basis of the number of days actually elapsed in a 360-day year.
(j)    Fronting Fee and Documentary and Processing Charges to L/C Issuers. Borrowers shall pay directly to each L/C Issuer for its own account a fronting fee (i) with respect to each commercial Letter of Credit, at the rate of 0.125% per annum (or such lesser amount to any respective L/C Issuer as Borrowers may agree in writing with such L/C Issuer), computed on the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between the Borrower and the L/C Issuer, computed on the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit, at the rate of 0.125% per annum (or such lesser amount to any respective L/C Issuer as Borrowers may agree in writing with such L/C Issuer), computed on the daily amount available to be drawn under such Letter of Credit on a monthly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each month in respect of the most recently-ended monthly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.04. In addition, Borrowers shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable. The fees in this paragraph (j) are referred to collectively as "L/C Issuer Fees."
(k)    Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
(l)    Reporting. Each L/C Issuer will report in writing to Agent (i) on the first Business Day of each week, the aggregate face amount of Letters of Credit issued by it and outstanding as of the last Business Day of the preceding week, (ii) on or prior to each Business Day on which such L/C Issuer expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance or amendment, and the aggregate face amount of Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and such L/C Issuer shall advise Agent on such Business Day whether such issuance, amendment, renewal or extension occurred and whether the amount thereof changed), (iii) on each Business Day on which such L/C Issuer makes any L/C Disbursement, the date and amount of such L/C Disbursement and (iv) on any Business Day on which any Borrower fails to reimburse an L/C Disbursement required to be reimbursed to such L/C Issuer on such day, the date and amount of such failure.
Section 2.06.    Funding of Borrowings. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 p.m., to the account of Agent most recently designated by it for such purpose by notice to Lenders; provided that Swing Line Loans shall be made as provided in Section 2.04. Agent will make such Loans available to Borrowers by promptly crediting the amounts so received, in like funds, to an account of Borrowers as specified in the Borrowing Request; provided that Base Rate Revolving Loans and Swing Line Borrowings made to finance the reimbursement in respect of Letters of Credit and Swing Line Loans shall be remitted by Agent to the applicable Issuing Bank or Swing Line Lender, as applicable.
(b)    Unless Agent shall have received notice from any Lender prior to the proposed date of any Borrowing that such Lender will not make available to Agent such Lender’s share of such Borrowing, Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.06 and may, in reliance upon such assumption, make available to Borrowers a corresponding amount. In such event, if any Lender has not in fact made its share of the applicable Borrowing available to Agent, then the applicable Lender and Borrowers severally agree to pay to Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrowers to but excluding the date of payment to Agent, at (i) in the case of such Lender, the greater of (A) the Federal Funds Rate and (B) a rate determined by Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of Borrowers, the interest rate applicable to Base Rate Loans at such time. If such Lender pays such amount to Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. In the event a Borrower pays such amount to Agent, then such amount shall reduce the principal amount of such Borrowing (but exclusive of any accrued and unpaid interest thereon).
Section 2.07.    Interest Elections. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Rate Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, Borrowers may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Rate Borrowing, may elect Interest Periods therefor, all as provided in this Section. Borrowers may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swing Line Borrowings which may not be converted or continued.
(b)    To make an election pursuant to this Section, Borrowers shall notify Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if Borrowers were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to Agent of a written Interest Election Request in a form approved by Agent and signed by Borrowers.
(c)    Each telephonic and written Interest Election Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:
(iii)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(iv)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(v)    whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Rate Borrowing; and
(vi)    if the resulting Borrowing is a Eurodollar Rate Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period."
(vii)    If any such Interest Election Request requests a Eurodollar Rate Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d)    Promptly following receipt of an Interest Election Request, Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)    If Borrowers fail to deliver a timely Interest Election Request with respect to a Eurodollar Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Base Rate Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and Agent, at the written request (including a request through electronic means) of Required Lenders, so notifies Borrowers, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Rate Borrowing and (ii) unless repaid, each Eurodollar Rate Borrowing shall be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto.
Section 2.08.    Term, Termination and Reduction of Commitments. (a) Subject to each Secured Party's right to cease making Loans and other extensions of credit to Borrowers when any Default or Event of Default exists or upon termination of the Commitments as provided in this Section 2.08 hereof, the Commitments shall be in effect for a period beginning on the Closing Date and ending on the close of business on the Commitment Termination Date.
(a)    Borrowers may at any time terminate, or from time to time permanently reduce, the Revolving Facility Commitments; provided, that (i) each reduction of the Revolving Facility Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 (or, if less, the remaining amount of the Revolving Facility Commitments), (ii) if as the result of any such reduction, the amount outstanding of the Obligations exceeds the total Revolving Facility Commitments, Borrowers shall immediately pay to Agent an amount sufficient to cause such Obligations to be less than or equal to the total Revolving Facility Commitments, and (iii) Borrowers shall not terminate or reduce the Revolving Facility Commitments if, after giving effect to any concurrent prepayment of the Revolving Facility Loans in accordance with Section 2.11, the Revolving Facility Credit Exposure would exceed the total Revolving Facility Commitments.
(b)    Borrowers shall notify Agent of any election to terminate or permanently reduce the Revolving Facility Commitments under paragraph (b) of this Section 2.08 at least 5 Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, Agent shall advise Lenders of the contents thereof. Each notice delivered by Borrowers pursuant to this Section shall be irrevocable; provided, that a notice of termination of the Revolving Facility Commitments delivered by Borrowers may state that such notice is conditioned upon the effectiveness of other credit facilities or the consummation of a Change in Control, in which case such notice may be revoked by Borrowers (by notice to Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among Lenders in accordance with their respective Commitments.
(c)    On the effective date of termination of the Commitments by Agent or by Borrowers, all of the Obligations shall be immediately due and payable. All undertakings, agreements, covenants, warranties and representations of each Borrower contained in the Credit Documents shall survive any such termination, and Agent shall retain their Liens in the Collateral and all of their rights and remedies under the Credit Documents and applicable Laws, notwithstanding such termination, until Full Payment of the Obligations. Notwithstanding Full Payment of the Obligations, Agent shall not be required to terminate its Liens unless it receives Cash Collateral or a written agreement, in each case satisfactory to it, protecting Agent and Lenders from the dishonor or return of any Payment Items previously applied to the Obligations. Upon Full Payment of the Obligations and Agent's receipt of an agreement or Cash Collateral in accordance with the preceding sentence, Agent will, at Borrowers' sole expense, (i) promptly release any Lien obtained by Agent after the Petition Date with respect to the Collateral (other than such Cash Collateral, if any), and (ii) execute and file, to the extent obtained or recorded by Agent after the Petition Date, such Lien releases and UCC termination statements as may be reasonably necessary to give effect to the foregoing. The provisions of Sections 2.04, 2.05, 2.13, Article III, Article IX, 10.04, 10.05 and this Section 2.08, and all obligations of Borrowers to indemnify Agent or any Lender pursuant to this Agreement or any of the other Credit Documents, and each provision of an Credit Document expressly stating that such provision survives Full Payment of the Obligations or termination of the Commitments shall in all events survive such Full Payment and such termination.
Section 2.09.    Agreement to Repay Loans; Evidence of Debt. (a) Borrowers hereby unconditionally promise to pay (i) to Agent for the account of each Lender the then unpaid principal amount of each Revolving Facility Loan of such Lender on the Maturity Date and (ii) to Swing Line Lender the then unpaid principal amount of each Swing Line Loan on the Maturity Date. All Borrowers are jointly and severally liable for all Obligations.
(a)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(b)    Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Facility and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrowers to each Lender hereunder and (iii) any amount received by Agent hereunder for the account of Lenders and each Lender’s share thereof.
(c)    The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.09 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, that the failure of any Lender Party to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrowers to repay the Loans in accordance with the terms of this Agreement. In the case of a conflict between the account maintained pursuant to paragraphs (b) and (c) of this Section 2.09, the entries in the account maintained by Agent shall control.
(d)    Any Lender may request that Loans made by it be evidenced by a promissory note (a "Note"). In such event, Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in a form approved by Agent and reasonably acceptable to Borrowers. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 10.06) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
Section 2.10.    Repayment of Loans. (a) To the extent not previously paid, outstanding Revolving Facility Loans shall be due and payable on the Maturity Date.
(b)    The ledger balance in the Dominion Accounts shall be immediately transferred to the Primary Payment Account as of the end of a Business Day and shall be applied to the Obligations at the beginning of the next Business Day. If a credit balance results from such application, it shall not accrue interest in favor of Borrowers and shall be made available to Borrowers as long as no Default or Event of Default exists. Each Borrower irrevocably waives the right to direct the application of any payments or Collateral proceeds in the Primary Payment Account or any Dominion Account, and agrees that Agent shall have the continuing, exclusive right to apply and reapply same against the Obligations or the Pre-Petition Obligations, in such manner as Agent or Pre-Petition Agent deems advisable.
(c)    On each date that a Borrower (or a representative of creditors of a Borrower) or any Lender Party shall receive any cash proceeds of ABL Priority Collateral consisting of Accounts or Inventory, such proceeds shall be forthwith applied to any Revolving Facility Loans outstanding, provided that, until Full Payment of the Pre-Petition Obligations, each Borrower shall be required to remit to the Pre-Petition Agent, for application to the Pre-Petition Obligations, all proceeds of and collections with respect to any accounts and other rights to payment arising from services rendered or the sale, lease, use or other disposition of inventory, whether such other rights constitute payment intangibles, letter-of-credit rights, supporting obligations or any other classification of property or are evidenced in whole or in part by instruments, chattel paper or documents, in each case to the extent such proceeds are derived from ABL Priority Collateral in existence on the Petition Date, which proceeds shall be applied in the manner set forth in the Pre-Petition Credit Agreement. Each Borrower shall pay to the Pre-Petition Agent, for application to the Pre-Petition Obligations in the manner set forth in the Pre-Petition Credit Agreement, the gross book value, in the manner reported on the Borrowing Base Certificate, which value reflects lower of cost or market adjustments made by Borrowers consistent with past practices, of all Inventory existing on the Petition Date that is sold after the Petition Date; provided that such payment may be made by such Borrower obtaining a Revolving Facility Loan in accordance with this Agreement.
(d)    Each repayment of a Borrowing shall be applied to the Revolving Facility Loans included in the repaid Borrowing such that each Revolving Facility Lender receives its ratable share of such repayment (based upon the respective Revolving Facility Credit Exposures of the Revolving Facility Lenders at the time of such repayment). Repayments of Eurodollar Rate Borrowings shall be accompanied by accrued interest on the amount repaid, together with any additional amounts required pursuant to Section 3.05.
(e)    Notwithstanding anything to the contrary in this Section 2.10, on the Closing Date Borrowers shall be entitled to retain Cash Collateral from cash on hand as of such date in an amount up to but not exceeding $10,000,000, which funds shall be used by Borrowers solely for such purposes and in such amounts as permitted hereunder for use of proceeds of Loans and by the DIP Budget; provided that at least $5,000,000 of such funds shall be expended by Borrowers prior to requesting any Borrowings.
Section 2.11.    Prepayment of Loans. (a) Borrowers shall have the right at any time and from time to time to repay any Loan in whole or in part, without premium or penalty (but subject to Section 3.05).
(a)    In the event and on such occasion that an Out-of-Formula Condition exists at any time, Borrowers shall immediately prepay Revolving Facility Borrowings or Swing Line Borrowings (or, if no such Borrowings are outstanding, deposit Cash Collateral pursuant to Section 2.16) in an aggregate amount necessary to eliminate such Out-of-Formula Condition.
(b)    In the event and on such occasion that the L/C Obligations exceed the lower of (i) Letter of Credit Sublimit or the total Revolving Facility Commitments and (ii) the Borrowing Base in effect at such time (including any reduction of the Borrowing Base as a result of the receipt of Non-Ordinary Course Proceeds), Borrowers shall immediately deposit Cash Collateral pursuant to Section 2.16 in an amount equal to such excess.
(c)    In the event and on such occasion that the Swing Line Loans exceed the lower of (i) Swing Line Loan Sublimit or the total Revolving Facility Commitments and (ii) the Borrowing Base in effect at such time (including any reduction of the Borrowing Base as a result of the receipt of Non-Ordinary Course Proceeds), Borrowers shall immediately prepay Swing Line Borrowings in an aggregate amount equal to such excess.
Section 2.12.    Fees.
(a)    Borrowers shall pay to Agent, for the account of each Revolving Facility Lender (other than Defaulting Lenders), in accordance with each such Lender’s Revolving Facility Percentage, the Commitment Fee, which fee shall be earned and payable in full at Closing.
(b)    Borrowers shall pay to Agent, for the account of each Revolving Facility Lender (other than Defaulting Lenders), in accordance with each such Lender’s Revolving Facility Percentage, a fee (the "Unused Line Fee") equal to 0.50% per annum multiplied by the actual daily amount by which the Revolving Facility exceeds the sum of (i) the Outstanding Amount of Revolving Facility Loans and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.17. For the avoidance of doubt, the Outstanding Amount of Swing Line Loans shall not be counted towards or considered usage of the aggregate Commitments for purposes of determining the Unused Line Fee. The Unused Line Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article V is not met, and shall be calculated and due and payable monthly in arrears on the last Business Day of each month, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period.
(c)    Borrowers shall pay to Agent, for the account of the Incremental Revolving Facility Lender, an Unused Line Fee equal to 0.50% per annum multiplied by the actual daily amount by which the Incremental Revolving Facility Commitment exceeds the Outstanding Amount of Incremental Revolving Facility Loans. The Unused Line Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article V is not met, and shall be calculated and due and payable monthly in arrears on the last Business Day of each month, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period.
(d)    Borrowers from time to time agree to pay such Letter of Credit Fees and L/C Issuer Fees as specified in Section 2.05.
(e)    All Fees shall be paid on the dates due, in immediately available funds, to Agent for distribution, if and as applicable, among Lenders, except that L/C Issuer Fees shall be paid directly to the applicable L/C Issuers. Once paid, none of the Fees shall be refundable under any circumstances.
Section 2.13.    Interest.
(a)    The Loans comprising each Base Rate Borrowing (including each Swing Line Loan) shall bear interest at the Base Rate plus the Applicable Margin.
(b)    The Loans comprising each Eurodollar Rate Borrowing shall bear interest at the Adjusted Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.
(c)    Notwithstanding the foregoing, if any principal of or interest on any Loan or any Fees or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate (the "Default Rate") per annum equal to (i) in the case of overdue principal of any Loan, 2.0% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.13 or (ii) in the case of any other amount, 2.0% plus the rate applicable to Base Rate Loans as provided in paragraph (a) of this Section; provided, that this paragraph (c) shall not apply to any Event of Default that has been waived by Lenders pursuant to Section 10.01.
(d)    Accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan, (ii) upon termination of the Revolving Facility Commitments and (iii) on the applicable Maturity Date; provided, that (i) interest accrued pursuant to paragraph (c) of this Section 2.13 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Base Rate Revolving Loan or a Swing Line Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(e)    All interest hereunder shall be computed on the basis of actual days elapsed in a year of 360 days, except that interest computed by reference to the Base Rate (including Base Rate Loans determined by reference to the Adjusted Eurodollar Rate) shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate, Adjusted Eurodollar Rate or Eurodollar Base Rate shall be determined by Agent, and such determination shall be conclusive absent manifest error.
Section 2.14.    Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) Unless otherwise specified herein, Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest, fees or reimbursement of L/C Obligations, or of amounts payable under Section 3.01, 3.04 or 3.05, or otherwise) prior to 2:00 p.m., on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set off or counterclaim and free and clear of any Taxes (other than any applicable franchise Taxes and taxes on any Lender's overall net income). Any amounts received after such time on any date may, in the discretion of Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to Agent to the applicable account designated to Borrowers by Agent, except payments to be made directly to the applicable L/C Issuer or Swing Line Lender as expressly provided herein and except that payments pursuant to Sections 3.01, 3.04, 3.05 and 10.04 shall be made directly to the Persons entitled thereto. Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under the Credit Documents shall be made in Dollars. Any payment required to be made by Agent hereunder shall be deemed to have been made by the time required if Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by Agent to make such payment.
(a)    If at any time insufficient funds are received by and available to Agent from Borrowers to pay fully all amounts of principal, unreimbursed L/C Obligations, interest and fees then due from Borrowers hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from Borrowers hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, (ii) second, towards payment of principal of Swing Line Loans and unreimbursed L/C Obligations then due from Borrowers hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed L/C Obligations then due to such parties and (iii) third, towards payment of principal of Revolving Facility Loans then due from Borrowers hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
(b)    If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (i) Obligations due and payable to such Lender hereunder and under the other Credit Documents at such time in excess of its ratable share (according to the proportion of (x) the amount of such Obligations due and payable to such Lender at such time to (y) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Credit Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Credit Documents at such time or (ii) Obligations owing (but not due and payable) to such Lender hereunder and under the other Credit Documents at such time in excess of its ratable share (according to the proportion of (x) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (y) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Credit Documents at such time) of payment on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Credit Documents at such time, then the Lender receiving such greater proportion shall (A) notify Agent of such fact, and (B) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to Lenders or owing (but not due and payable) to Lenders, as the case may be, provided that:
(i)    if any such participations or sub-participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or sub-participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)    the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 2.16 or (C) any payment obtained by any Lender as consideration for the assignment of or sale of a participation in any of its Loans or sub-participations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to any Borrower, unless, in the case of an assignment of Loans to any Borrower, such assignment is made in accordance with Section 10.06 hereof.
Borrowers consent to the foregoing Section 2.14(c) and agree, to the extent they may effectively do so under applicable Laws, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against any Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
(c)    Unless Agent shall have received notice from Borrowers prior to the date on which any payment is due to Agent for the account of Lenders or the L/C Issuer hereunder that Borrowers will not make such payment, Agent may assume that Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders the amount due. In such event, if Borrowers have not in fact made such payment, then each of the Appropriate Lenders severally agrees to repay to Agent forthwith on demand the amount so distributed to such Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Agent, at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation.
(d)    Unless Agent shall have received notice from any Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon, on the date of such Borrowing) that such Lender will not make available to Agent such Lender’s share of such Borrowing, Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to Borrowers a corresponding amount. In such event, if any Lender has not in fact made its share of the applicable Borrowing available to Agent, then the applicable Lender and Borrowers severally agree to pay to Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to Borrowers to but excluding the date of payment to Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by Agent in connection with the foregoing, and (B) in the case of a payment to be made by Borrowers, the interest rate applicable to Base Rate Loans. If Borrowers and such Lender shall pay such interest to Agent for the same or an overlapping period, Agent shall promptly remit to Borrowers the amount of such interest paid by Borrowers for such period. If such Lender pays its share of the applicable Borrowing to Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by Borrowers shall be without prejudice to any Claim Borrowers may have against any Lender that shall have failed to make such payment to Agent.
Section 2.15.    Incremental Revolving Facility Commitment.
(a)    Incremental Revolving Facility Loans. Incremental Revolving Facility Lender hereby agrees to provide the Incremental Revolving Facility Commitment on the terms and conditions and in the amount set forth herein. The Incremental Revolving Facility Commitment shall be subject to all of the terms and conditions set forth in this Agreement. The Incremental Revolving Facility Loans shall rank pari passu in right of payment and of security with the Revolving Facility Loans (subject to the "Borrowing Mechanics" provisions in clause (b) below and to Section 8.04 of this Agreement), and, except as to pricing, shall have (x) the same terms as the Revolving Facility Loans, or (y) such other terms as shall be reasonably satisfactory to Agent; provided, that the interest rate margins then in effect for outstanding Revolving Facility Loans shall not be increased to equal the interest rate margins for Incremental Revolving Facility Loans.
(b)    Borrowing Mechanics. Borrowings under this Agreement shall consist only of Incremental Revolving Facility Loans made pursuant hereto until the Outstanding Amount of such Incremental Revolving Facility Loans equals the lesser of the (i) Incremental Revolving Facility Commitment and (ii) Incremental Availability. No Incremental Revolving Facility Loans made pursuant hereto may be prepaid until the aggregate principal amount of Revolving Facility Loans (other than such Incremental Revolving Facility Loans) equals $0.
(c)    Pro Rata Basis. The parties hereto agree that Agent may take any and all action as may be reasonably necessary to ensure that all Incremental Revolving Facility Loans, when originally made, are included in each Borrowing of outstanding Revolving Facility Loans on a pro rata basis. Borrowers agree that Section 3.05 shall apply to any conversion of Eurodollar Rate Loans to Base Rate Loans reasonably required by Agent to effect the foregoing.
Section 2.16.    Cash Collateral.
(a)    Certain Credit Support Events. If (i) an L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) Borrowers shall be required to provide Cash Collateral pursuant to Section 8.01, or (iv) there shall exist a Defaulting Lender, Borrowers shall immediately (in the case of clause (iii) above) or within one Business Day (in all other cases) following any request by Agent or the L/C Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by the Defaulting Lender).
(b)    Grant of Security Interest. Borrowers, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to (and subject to the control of) Agent, for the benefit of Agent, L/C Issuers and Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to subsection (c) below. If at any time Agent determines that Cash Collateral is subject to any right or Claim of any Person other than Agent or an L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, Borrowers will, promptly upon demand by Agent, pay or provide to Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in one or more Controlled Accounts at Bank of America. Borrowers shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.
(c)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.16 or Sections 2.04, 2.05, 2.17 or 8.01 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(d)    Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi))) or (ii) the determination by Agent and the applicable L/C Issuer that there exists excess Cash Collateral; provided, however, (x) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Credit Documents and the other applicable provisions of the Credit Documents, and (y) the Person providing Cash Collateral and the applicable L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
Section 2.17.    Defaulting Lenders.
(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Laws:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of "Required Lenders" and Section 10.01.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees, indemnity payments or other amounts received by Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by Agent from a Defaulting Lender pursuant to Section 10.09 shall be applied at such time or times as may be determined by Agent and Borrowers as follows: first, to the payment of any amounts owing by such Defaulting Lender to Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Issuer or Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.16; fourth, as Borrowers may request, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Agent; fifth, if so determined by Agent and Borrowers, to be held in a deposit account and released pro-rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.16; sixth, to the payment of any amounts owing to Lenders, L/C Issuers or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any L/C Issuer or Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, to the payment of any amounts owing to Borrowers as a result of any judgment of a court of competent jurisdiction obtained by Borrowers against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.01 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by Lenders pro-rata in accordance with the Commitments hereunder without giving effect to Section 2.17(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees.
(A)    Each Defaulting Lender shall be entitled to receive fees payable under Section 2.12(a) for any period during which that Lender is a Defaulting Lender only to extent allocable to the sum of (1) the outstanding principal amount of the Revolving Facility Loans funded by it, and (2) its Revolving Facility Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.16.
(B)    Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.16.
(C)    With respect to any fee payable under Section 2.12(a) or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the applicable L/C Issuers and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuers’ or Swing Line Lender’s Fronting Exposure to such Defaulting Lender and (z) not be required to pay the remaining amount of any such fee.
(iv)    Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Facility Percentages (calculated without regard to such Defaulting Lender’s Revolving Facility Commitment) but only to the extent that (x) the conditions set forth in Section 5.01 are satisfied at the time of such reallocation (and, unless Borrowers shall have otherwise notified Agent at such time, Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Facility Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Facility Commitment. No reallocation hereunder shall constitute a waiver or release of any Claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any Claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)    Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, Borrowers shall, without prejudice to any right or remedy available to them hereunder or under applicable Laws, (x) first, prepay Swing Line Loans in an amount equal to Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.19.
(b)    Defaulting Lender Cure. If Borrowers, Agent, Swing Line Lender and one or more applicable L/C Issuer, in their discretion, agree in writing that any Lender is no longer a Defaulting Lender, Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro-rata basis by Lenders in accordance with their percentages (carried out to the ninth decimal place) of the applicable Facility, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrowers while that Lender was a Defaulting Lender; and provided further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any Claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
Section 2.18.    Agent Advances.
(a)    Subject to the limitations set forth in the provisos contained in this Section 2.18, Agent is hereby authorized by Borrowers and Lenders, from time to time in Agent’s discretion, (A) after the occurrence of a Default or an Event of Default, or (B) at any time that any of the other applicable conditions precedent set forth in Article V have not been satisfied, to make Revolving Facility Loans to Borrowers on behalf of Lenders which Agent, in its reasonable business judgment, deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, (2) to enhance the likelihood of, or maximize the amount of, repayment of the Revolving Facility Loans and other ABL Credit Obligations, or (3) to pay any other amount chargeable to Borrowers pursuant to the terms of this Agreement, including costs, fees, and expenses as described in Section 10.04 (any of the advances described in this Section 2.18 being hereinafter referred to as "Agent Advances"); provided that (x) the Revolving Facility Credit Exposure after giving effect to any Agent Advance shall not exceed the Revolving Facility Commitment and (y) Agent Advances outstanding and unpaid at no time will exceed $10,000,000 in the aggregate, and provided further, that Required Lenders may at any time revoke Agent’s authorization contained in this Section 2.18 to make Agent Advances, any such revocation to be in writing and to become effective upon Agent’s receipt thereof.
(b)    Agent Advances shall be repayable on demand and secured by Agent’s Liens in and to the Collateral, shall constitute Revolving Facility Loans and Obligations hereunder, and shall bear interest at the rate applicable to Base Rate Loans from time to time. Agent shall notify each Lender in writing of each Agent Advance; provided that any delay or failure of Agent in providing any such notice to any Lender shall not result in any liability or constitute the breach of any duty or obligation of Agent hereunder.
Section 2.19.    Settlement. Except as may be specifically provided otherwise herein, it is agreed that each Lender’s funded portion of the Revolving Facility Loans is intended by Lenders to be equal at all times to such Lender’s applicable Pro Rata Share of the outstanding Revolving Facility Loans of such Type. Notwithstanding such agreement, Agent, Swing Line Lender, and Lenders agree (which agreement shall not be for the benefit of or enforceable by Borrowers) that in order to facilitate the administration of this Agreement and the other Credit Documents, settlement among them as to the Revolving Facility Loans, including the Swing Line Loans and the Agent Advances, shall take place on a periodic basis in accordance with the following provisions:
(i)    Agent shall request settlement (a "Settlement") with Lenders on at least a weekly basis, or on a more frequent basis if so determined by Agent, (A) on behalf of Swing Line Lender, with respect to each outstanding Swing Line Loan, (B) for itself, with respect to each Agent Advance, and (C) with respect to collections received, in each case, by notifying Lenders of such requested Settlement by telecopy, telephone, or other means of written electronic communication, no later than 12:00 noon, on the date of such requested Settlement (the "Settlement Date"). Each Revolving Facility Lender (other than Swing Line Lender, in the case of Swing Line Loans, and Agent, in the case of Agent Advances) shall make the amount of such Lender’s Pro Rata Share of the outstanding principal amount of the Swing Line Loans and Agent Advances with respect to which Settlement is requested available to Agent at Agent’s Office not later than 3:00 p.m., on the Settlement Date applicable thereto, which may occur before or after the occurrence or during the continuation of a Default or an Event of Default and whether or not the applicable conditions precedent set forth in Article V have then been satisfied. Such amounts made available to Agent shall be applied against the amounts of the applicable Swing Line Loan or Agent Advance and, together with the portion of such Swing Line Loan or Agent Advance representing Swing Line Lender’s Pro Rata Share thereof, shall constitute Revolving Facility Loans of Lenders, respectively. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto, Agent shall, on behalf of Swing Line Lender with respect to each outstanding Swing Line Loan and for itself with respect to each Agent Advance, be entitled to recover such amount on demand from such Lender together with interest thereon at the Federal Funds Rate for the first 3 days from and after the Settlement Date and thereafter at the Interest Rate then applicable to Revolving Facility Loans that are Base Rate Loans.
(ii)    Notwithstanding the foregoing, not more than one (1) Business Day after demand is made by Agent (whether before or after the occurrence of a Default or an Event of Default and regardless of whether Agent has requested a Settlement with respect to a Swing Line Loan or Agent Advance), each Lender (A) shall irrevocably and unconditionally purchase and receive from Swing Line Lender or Agent, as applicable, without recourse or warranty, an undivided interest and participation in such Swing Line Loan or Agent Advance equal to such Lender’s Pro Rata Share of such Swing Line Loan or Agent Advance and (B) if Settlement has not previously occurred with respect to such Swing Line Loans or Agent Advances, upon demand by Swing Line Lender or Agent, as applicable, shall pay to Swing Line Lender or Agent as applicable, as the purchase price of such participation an amount equal to 100% of such Lender’s Pro Rata Share of such Swing Line Loans or Agent Advances. If such amount is not in fact made available to Agent by any Lender, Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Federal Funds Rate for the first 3 days from and after such demand and thereafter at the Interest Rate then applicable to Base Rate Loans.
(iii)    From and after the date, if any, on which any Lender purchases an undivided interest and participation in any Swing Line Loan or Agent Advance pursuant to clause (ii) preceding, Agent shall promptly distribute to such Lender such Lender’s Pro Rata Share of all payments of principal and interest and all proceeds of Collateral received by Agent in respect of such Swing Line Loan or Agent Advance.
(iv)    Between Settlement Dates, to the extent no Agent Advances are outstanding, Agent may pay over to Swing Line Lender any payments received by Agent, which in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Facility Loans, for application to Swing Line Lender’s Revolving Facility Loans, including Swing Line Loans. If, as of any Settlement Date, collections received since the then immediately preceding Settlement Date have been applied to Swing Line Lender’s Revolving Facility Loans (other than to Swing Line Loans or Agent Advances in which any Lender has not yet funded its purchase of a participation, as provided for in the previous sentence), Swing Line Lender shall pay to Agent for the accounts of Lenders, to be applied to the outstanding Revolving Facility Loans of such Lenders, an amount such that each Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Revolving Facility Loans. During the period between Settlement Dates, Swing Line Lender with respect to Swing Line Loans, Agent with respect to Agent Advances, and each Lender with respect to the Revolving Facility Loans other than Swing Line Loans and Agent Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the actual average daily amount of funds employed by Swing Line Lender, Agent, and Lenders.
(v)    Unless Agent has received written notice from any Lender to the contrary, Agent may assume that the applicable conditions precedent set forth in Article V have been satisfied and the requested Borrowing will not exceed Availability on any date for funding a Revolving Facility Loan or Swing Line Loan. If any Lender makes available to Agent funds for any Revolving Facility Loan to be made by such Lender as provided in the provisions of this Article II, and such funds are not made available to Borrowers by Agent because the conditions set forth in Article V are not satisfied or waived in accordance with the terms hereof, Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
Section 2.20.    Priority and Liens. All Loans, Letters of Credit and other credit accommodations made or issued hereunder to, and all other Obligations owing by, any Borrower shall constitute and be deemed a cost and expense of administration in the Chapter 11 Cases and shall be entitled to administrative status under Section 503(b) of the Bankruptcy Code and priority under Section 364(c)(1) of the Bankruptcy Code, having priority in right of payment over all other obligations, liabilities, and indebtedness of each Borrower, whether now in existence or hereafter incurred by any Borrower, and over any and all costs and expenses of administration incurred in any of the Chapter 11 Cases or in any superseding Chapter 7 case, except as otherwise expressly provided in the DIP Financing Orders. The Obligations shall be secured by security interests in and Liens upon all real and personal property of Borrowers as and to the extent set forth in the Security Documents, including the Interim DIP Financing Order (and, to the extent the same or more favorable to Lender Parties, the Final DIP Financing Order), pursuant to Sections 364(c)(2), 364(c)(3) and 364(d)(1) of the Bankruptcy Code, with the priorities set forth in the DIP Financing Orders.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY
Section 3.01.    Taxes.
(b)    Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.
(vii)    Any and all payments by or on account of any obligation of any Borrower under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of Agent or any Borrower) require the deduction or withholding of any Tax from any such payment by Agent or a Borrower, then Agent or such Borrower shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.
(viii)    If any Borrower or Agent shall be required by the Code or other applicable Laws to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding Taxes, from any payment, then (A) such Borrower or Agent shall withhold or make such deductions as are determined by such Borrower or Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Borrower or Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions for Indemnified Taxes (including deductions for Indemnified Taxes applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction of Indemnified Taxes been made.
(ix)    If any Borrower or Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Borrower or Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Borrower or Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions for Indemnified Taxes (including deductions for Indemnified Taxes applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction of Indemnified Taxes been made.
(c)    Payment of Other Taxes by Borrowers. Without limiting the provisions of subsection (a) above, Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable Laws, or at the option of Agent timely reimburse it for the payment of, any Other Taxes.
(d)    Tax Indemnifications.
(i)    Without duplication of any additional amounts paid pursuant to Section 3.01(a), each of Borrowers shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrowers by any Lender or an L/C Issuer (with a copy to Agent), or by Agent on its own behalf or on behalf of any Lender or an L/C Issuer, shall be conclusive absent manifest error.
(ii)    Each Lender and L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) Agent against any Indemnified Taxes attributable to such Lender or L/C Issuer (but only to the extent that any Borrower has not already indemnified Agent for such Indemnified Taxes and without limiting the obligation of Borrowers to do so), (y) Agent and Borrowers, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (z) Agent and Borrowers, as applicable, against any Excluded Taxes attributable to such Lender or L/C Issuer, in each case, that are payable or paid by Agent or a Borrower in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender or L/C Issuer by Agent shall be conclusive absent manifest error. Each Lender and L/C Issuer hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender or L/C Issuer, as the case may be, under this Agreement or any other Credit Document against any amount due to Agent under this clause (ii).
(e)    Evidence of Payments. Upon request by Borrowers or Agent, as the case may be, after any payment of Taxes by any Borrower or Agent to a Governmental Authority as provided in this Section 3.01, Borrowers shall deliver to Agent or Agent shall deliver to Borrowers, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to Borrowers or Agent, as the case may be.
(f)    Status of Lenders; Tax Documentation.
(viii)    Each Lender and L/C Issuer that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to Borrowers and Agent, at the time or times reasonably requested by Borrowers or Agent, such properly completed and executed documentation reasonably requested by Borrowers or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, each Lender and L/C Issuer, if reasonably requested by Borrowers or Agent, shall deliver such other documentation prescribed by applicable Laws or reasonably requested by Borrowers or Agent as will enable Borrowers or Agent to determine whether or not such Lender or L/C Issuer is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B), (ii)(C) and (ii)(D) below) shall not be required if in such Lender’s, L/C Issuer’s or Swing Line Lender’s reasonable judgment such completion, execution or submission would subject such Lender or L/C Issuer to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender or L/C Issuer.
(ix)    Without limiting the generality of the foregoing:
(A)    each Lender or L/C Issuer that is a U.S. Person (or, if such Lender or L/C Issuer is disregarded as an entity separate from its owner for U.S. Federal tax purposes, is owned by a U.S. Person) shall deliver to the Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender or L/C Issuer becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of Borrowers or Agent), duly completed and executed originals of IRS Form W-9 certifying that such Lender or L/C Issuer or such U.S. Person, as applicable, is exempt from U.S. federal backup withholding Tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of Borrowers or Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. Federal tax purposes, the Person treated as its owner for U.S. Federal tax purposes) eligible for the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, duly completed and executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "interest" article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, duly completed and executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;
(2)    duly completed and executed originals of IRS Form W-8ECI with respect to such Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. Federal tax purposes, with respect to the Person treated as its owner for U.S. Federal tax purposes);
(3)    in the case of a Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. Federal tax purposes, the Person treated as its owner for Federal tax purposes) entitled to the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 attached hereto to the effect that such Foreign Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, a "10 percent shareholder" of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code (a "U.S. Tax Compliance Certificate") and (y) duly completed and executed originals of IRS Form W-8BEN; or
(4)    to the extent a Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. Federal tax purposes, the Person treated as its owner for U.S. Federal tax purposes) is not the beneficial owner, duly completed and executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3 attached hereto, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 attached hereto on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of Borrowers or Agent), executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Laws to permit Borrowers or Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to any Lender or L/C Issuer under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender or L/C Issuer were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or L/C Issuer shall deliver to Borrowers and Agent at the time or times prescribed by applicable Laws and at such time or times reasonably requested by Borrowers or Agent such documentation prescribed by applicable Laws (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrowers or Agent as may be necessary for Borrowers and Agent to comply with their obligations under FATCA and to determine that such Lender or L/C Issuer has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.
(x)    Each Lender or L/C Issuer agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall promptly (x) update such form or certification or (y) notify Borrowers and Agent in writing of its legal inability to do so.
(xi)    Each Lender, L/C Issuer and Swing Line Lender shall promptly (A) notify Borrowers, Holdings and Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender or L/C Issuer, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that Borrowers or Agent make any withholding or deduction for Taxes from amounts payable to such Lender, L/C Issuer or Swing Line Lender.
(g)    Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall Agent have any obligation to file for or otherwise pursue on behalf of any Lender or an L/C Issuer, or have any obligation to pay to any Lender or an L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or an L/C Issuer. If any Recipient receives a refund of any Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section 3.01, such Recipient shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Borrower under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such Borrower, upon the request of the Recipient, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to any Borrower or any other Person.
(h)    Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of Agent or any assignment of rights by, or the replacement of, any Lender or an L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
Section 3.02.    Illegality. If any Lender determines that any Laws have made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Base Rate, or to determine or charge interest rates based upon the Eurodollar Base Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Borrowers through Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Base Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by Agent without reference to the Eurodollar Base Rate component of the Base Rate, in each case until such Lender notifies Agent and Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) Borrowers shall, upon demand from such Lender (with a copy to Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by Agent without reference to the Eurodollar Base Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Base Rate, Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Base Rate component thereof until Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Base Rate. Each Lender agrees to notify Agent and Borrowers in writing promptly upon becoming aware that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Base Rate. Upon any such prepayment or conversion, Borrowers shall also pay accrued interest on the amount so prepaid or converted.
Section 3.03.    Inability to Determine Rates. If Required Lenders advise Agent prior to a Eurodollar Rate Borrowing or a conversion of a Base Rate Loan to a Eurodollar Rate Loan or a continuation of a Eurodollar Rate Loan that (i) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (ii) adequate and reasonable means do not exist for determining the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan or (iii) the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, Agent will as promptly as practicable so notify Borrowers (by telephone and/or facsimile) and each Lender. Thereafter, (x) any Interest Election Request that requests the conversion of any Base Rate Loan to a Eurodollar Rate Loan or the continuation of a Eurodollar Rate Loan shall be ineffective, (y) if any Borrowing Request requests a Eurodollar Rate Borrowing, then such Borrowing shall be made as a Base Rate Borrowing and (z) in the event of a determination described in the preceding sentence with respect to the Eurodollar Base Rate component of the Base Rate, the utilization of the Eurodollar Base Rate component in determining the Base Rate shall be suspended, in each case until Agent (upon the instruction of Required Lenders) revokes such notice. Notwithstanding anything to the contrary herein, upon receipt of such notice, Borrowers may revoke any pending request for a Eurodollar Rate Borrowing, conversion of a Base Rate Loan to a Eurodollar Rate Loan or a continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.
Section 3.04.    Increased Costs.
(m)    Increased Costs Generally. If any Change in Law shall:
(vi)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits with or for the account of, or credit extended or participated in by, any Lender (or its applicable Lending Office) (except any reserve requirement which is reflected in the determination of the Adjusted Eurodollar Rate hereunder) or any L/C Issuer;
(vii)    subject any Recipient to any Taxes other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (C) Connection Income Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(viii)    impose on any Lender (or its applicable Lending Office) or L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender (or its applicable Lending Office) of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Eurodollar Base Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or any L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or L/C Issuer, Borrowers will pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.
(n)    Capital or Liquidity Requirements. If any Lender or an L/C Issuer determines that any Change in Law affecting such Lender or an L/C Issuer or its applicable Lending Office or such Lender’s or an L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or an L/C Issuer’s capital or on the capital of such Lender’s or an L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or L/C Issuer’s policies and the policies of such Lender’s or L/C Issuer’s holding company with respect to capital adequacy), then from time to time Borrowers will pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company for any such reduction suffered.
(o)    Certificates for Reimbursement. A certificate of any Lender or L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to Borrowers shall be conclusive absent manifest error. Borrowers shall pay such Lender or L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
(p)    Delays in Requests. Failure or delay on the part of any Lender or L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or L/C Issuer’s right to demand such compensation; provided that Borrowers shall not be required to compensate any Lender or L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or L/C Issuer, as the case may be, notifies Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).
(a)    The foregoing provisions of this Section 3.04 shall not apply with respect to Taxes, which shall instead be governed by Section 3.01.
Section 3.05.    Compensation for Losses. Upon demand of any Lender (with a copy to Agent) from time to time, Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by such Lender as a result of:
(xii)    any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(xiii)    any failure by Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by Borrowers pursuant to this Agreement; or
(xiv)    any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by Borrowers pursuant to Section 10.14;
including any loss or expense arising from the breakage, liquidation or reemployment of funds obtained by such Lender to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by Borrowers to Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate for such Loan by a matching deposit or, other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.
Section 3.06.    Mitigation Obligations; Replacement of Lenders.
(b)    Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or if any Borrowers is required to pay any Indemnified Taxes or additional amounts to any Lender, any L/C Issuer or any Governmental Authority for the account of any Lender or L/C Issuer pursuant to Section 3.01, or if any event gives rise to the operation of Section 3.02, such Lender or L/C Issuer shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender or L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) would not subject such Lender or L/C Issuer to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or L/C Issuer, as the case may be, in any material respect. Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender or L/C Issuer in connection with any such designation or assignment.
(c)    Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender or L/C Issuer pursuant to Section 3.01 and, in each case, such Lender or L/C Issuer has declined or is unable to designate a different Lending Office in accordance with Section 3.06(a), Borrowers may replace such Lender or L/C Issuer in accordance with Section 10.14.
Section 3.07.    Survival. All of Borrowers' obligations under this Article III shall survive repayment of all other Obligations hereunder and resignation of Agent.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
On the date of each Credit Event as provided in Sections 5.01 and 5.02, each of Holdings and Borrowers represents and warrants to Agent and each of Lenders that:
Section 4.01.    Organization; Powers. Except as set forth on Schedule 4.01, each Borrower (a) is a partnership, limited liability company or corporation duly organized, validly existing and in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the Laws of any jurisdiction of organization outside the United States) under the Laws of the jurisdiction of its organization, (b) subject to entry of the DIP Financing Orders and to the terms thereof, has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify would not reasonably be expected to have a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Credit Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of each Borrower, to borrow and otherwise obtain credit hereunder.
Section 4.02.    Authorization. The execution, delivery and performance by each Borrower of each of the Credit Documents to which it is a party, and the borrowings hereunder and the transactions forming a part of the Transactions (a) have been duly authorized by all corporate, stockholder, partnership or limited liability company action required to be obtained by each Borrower and (b) will not (i) violate (A) any provision of Laws, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents (including any partnership, limited liability company or operating agreements) or by Laws of any Borrower, (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) any provision of any Post-Petition agreement to which any Borrower is a party or by which any of them or any of their property is or may be bound, where any such violation would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by any Borrower, other than the Liens created by the Credit Documents and Permitted Liens.
Section 4.03.    Enforceability. Subject to entry of the Interim DIP Financing Order and to the terms thereof, this Agreement has been duly executed and delivered by each Borrower and constitutes, and each other Credit Document when executed and delivered by each Borrower will constitute, a legal, valid and binding obligation of such Borrower enforceable against each such Borrower in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar Laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.
Section 4.04.    Governmental Approvals. Subject to entry of the Interim DIP Financing Order and to the terms thereof, no action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, the perfection or maintenance of the Liens created under the Security Documents or the exercise by any Agent or any Lender of its rights under the Credit Documents or the remedies in respect of the Collateral, except for (a) such as have been made or obtained and are in full force and effect and (b) such actions, consents and approvals the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect.
Section 4.05.    Financial Statements.
(a)    On and as of the Closing Date, the DIP Budget for the 13-week period from the week ending February 5, 2016 through and including the week ending April 29, 2016, copies of which have heretofore been furnished to Agent and the Lenders and (ii) following the Closing Date, the DIP Budget delivered pursuant to Section 6.04(k), in each case are based on good faith estimates and assumptions made by the management of Holdings; provided that the DIP Budget is not to be viewed as facts and that actual results during the period or periods covered by the DIP Budget may differ from the DIP Budget and that the differences may be material; provided, further, the DIP Budget was based in good faith on assumptions believed by the management of Holdings to be reasonable at the time made and (1) in the case of the DIP Budget in clause (a) above, on the Closing Date and (2) in the case of the DIP Budget delivered pursuant to clause (ii) above, the date of delivery of the same (it being understood that assumptions as to future results are inherently subject to uncertainty and contingencies, many of which are beyond Borrowers' control).
(b)    The audited combined balance sheets of Holdings and its consolidated Subsidiaries as at the end of the 2014 and 2013 fiscal years, and the related audited combined statements of income, stockholders’ equity, and cash flows for such fiscal years, reported on by and accompanied by a report from Ernst & Young LLP, copies of which have heretofore been furnished to each Lender, present fairly in all material respects the combined financial position of Holdings and its consolidated Subsidiaries as at such date and the combined results of operations, stockholders’ equity, and cash flows of Holdings and its consolidated Subsidiaries for the years then ended.
Section 4.06.    No Material Adverse Effect. Since December 31, 2015, there has been no event, development or circumstance that has had or would reasonably be expected to have a Material Adverse Effect (other than commencement of the Chapter 11 Cases).
Section 4.07.    Title to Properties; Possession Under Leases. (b) Each Borrower has valid fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, all its Real Properties (including all Mortgaged Properties) and has valid title to its personal property and assets, in each case, except for Permitted Liens and except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets are free and clear of Liens other than Permitted Liens.
(a)    Each Borrower has complied with all obligations under all leases to which it is a party, except where the failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 4.07(b), each Borrower enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)    As of the Closing Date, no Borrower has received any notice of any pending or contemplated condemnation proceeding affecting any material portion of the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation that remains unresolved as of the Closing Date.
Section 4.08.    Subsidiaries. (b) Schedule 4.08(a) sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of each direct and indirect Subsidiary of Holdings and, as to each such Subsidiary, the percentage of each class of Equity Interests owned by Holdings or by any such Subsidiary.
(b)    As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interests of any Borrower or any of its Subsidiaries, except as set forth on Schedule 4.08(b).
Section 4.09.    Litigation; Compliance with Laws. (a) Except for the Chapter 11 Cases, there are no actions, suits or proceedings at law or in equity or, to the knowledge of any Borrower, investigations by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of any Borrower, threatened in writing against or affecting any Borrower or any business, property or rights of any such Person which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)    None of Borrowers or their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any Laws, rule or regulation (including any zoning, building, ordinance, code or approval or any building permit, but excluding any Environmental Laws, which are subject to Section 4.16) or any restriction of record or agreement affecting any Mortgaged Property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 4.10.    Federal Reserve Regulations. (a) No Borrower is engaged principally, or as one of their important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.
(b)    No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.
Section 4.11.    Investment Company Act. No Borrower is an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.
Section 4.12.    [Reserved]
Section 4.13.    Taxes. Except as set forth on Schedule 4.13:
(ix)    except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Borrower has filed or caused to be filed all federal, state, local and non U.S. Tax returns required to have been filed by it and (ii) each such Tax return is true and correct;
(x)    each Borrower has timely paid or caused to be timely paid all Taxes shown to be due and payable by it on the returns referred to in clause (a)(i) above and all other Taxes or assessments (or made adequate provision (in accordance with GAAP) for the payment of all Taxes due) with respect to all periods or portions thereof ending on or before the Closing Date (except Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 6.03 and for which any Borrower (as the case may be) has set aside on its books adequate reserves in accordance with GAAP), which Taxes, if not paid or adequately provided for, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and
(xi)    other than as would not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect as of the Closing Date, with respect to each Borrower, there are no Claims being asserted in writing by any Governmental Authority with respect to any Taxes.
Section 4.14.    No Material Misstatements. All written information (other than the DIP Budget, estimates and information of a general economic nature or general industry nature) (the "Information") concerning each Borrower, the Transactions and any other transactions contemplated hereby and prepared by or on behalf of any Borrower or its representatives and made available to any Lender or Agent in connection with the Transactions or the other transactions contemplated hereby, when taken as a whole, was true and correct in all material respects, as of the date such Information was furnished to Lenders and, if delivered prior to the Closing Date, as of the Closing Date and did not, taken as a whole, contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made.
Section 4.15.    Employee Benefit Plans. (a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) each ERISA Plan is in compliance in all material respects with the applicable provisions of ERISA and the Code; (ii) no Reportable Event has occurred during the past five years as to which any Borrower, any of their Subsidiaries or any ERISA Affiliate was required to file a report with the PBGC, other than reports that have been filed; (iii) no ERISA Plan has any Unfunded Pension Liability in excess of $500,000; (iv) no ERISA Event has occurred or is reasonably expected to occur; and (v) none of Borrowers, their Subsidiaries and the ERISA Affiliates (A) has received any written notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, or has knowledge that any Multiemployer Plan is reasonably expected to be in reorganization or to be terminated or (B) has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan.
(c)    Each of Borrowers and their Subsidiaries is in compliance (i) with all applicable provisions of law and all applicable regulations and published interpretations thereunder with respect to any employee pension benefit plan or other employee benefit plan governed by the laws of a jurisdiction other than the United States and (ii) with the terms of any such plan, except, in each case, for such noncompliance that would not reasonably be expected to have a Material Adverse Effect.
(d)    Within the last five years, no ERISA Plan of any Borrower, any Subsidiaries or the ERISA Affiliates has been terminated, whether or not in a “standard termination” as that term is used in Section 404(b)(1) of ERISA, that would reasonably be expected to result in liability to any Borrower, any Subsidiaries of the ERISA Affiliates in excess of $500,000, nor has any ERISA Plan of any Borrower, any Subsidiaries or the ERISA Affiliates (determined at any time within the past 5 years) with Unfunded Pension Liabilities been transferred outside of the “controlled group” (with the meaning of Section 4001(a)(14) of ERISA) of Borrowers, any Subsidiaries or the ERISA Affiliates that has or would reasonably be expected to result in a Material Adverse Effect.

Section 4.16.    Environmental Matters. Except as set forth in Schedule 4.16 and except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) no written notice, request for information, order, complaint or penalty has been received by any Borrower, and there are no judicial, administrative or other actions, suits or proceedings pending or, to any Borrower's knowledge, threatened which allege a violation of or liability under any Environmental Laws, in each case relating to any Borrower, (ii) each Borrower has all environmental permits, licenses and other approvals necessary for its operations to comply with all applicable Environmental Laws and is, and during the term of all applicable statutes of limitation, has been, in compliance with the terms of such permits, licenses and other approvals and with all other applicable Environmental Laws, (iii) to each Borrower’s knowledge, no Hazardous Material is located at, on or under any property currently owned, operated or leased by any Borrower that would reasonably be expected to give rise to any cost, liability or obligation of any Borrower under any Environmental Laws, and no Hazardous Material has been generated, owned, treated, stored, handled or controlled by any Borrower and transported to or Released at any location in a manner that would reasonably be expected to give rise to any cost, liability or obligation of any Borrower under any Environmental Laws and (iv) there are no agreements in which any Borrower has expressly assumed or undertaken responsibility for any known or reasonably likely liability or obligation of any other person arising under or relating to Environmental Laws, which in any such case has not been made available to Agent prior to the date hereof.
Section 4.17.    Security Documents. (a) Subject to and upon entry of the Interim DIP Financing Order, the Collateral Agreement is effective to create in favor of Agent (for the benefit of Secured Parties) a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. To the extent not previously delivered to the Pre-Petition Agent or the Pre-Petition Term Loan Agent, as applicable, in the case of the Pledged Collateral under (and as defined in) the Collateral Agreement, when certificates or promissory notes, as applicable, representing such Pledged Collateral are delivered to Agent, and in the case of the other Collateral described in the Collateral Agreement (other than the Intellectual Property (as defined in the Collateral Agreement)), when financing statements and other filings specified in the Perfection Certificate are filed in the offices specified in the Perfection Certificate subject to and upon entry of the Interim DIP Financing Order, Agent (for the benefit of Secured Parties) shall have a perfected Lien on, and security interest in, all right, title and interest of Borrowers in such Collateral and, subject to Section 9-315 of the New York Uniform Commercial Code, the proceeds thereof, as security for the Obligations to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, in each case with the priority set forth in the applicable DIP Financing Order.
(b)    Subject to entry of the Interim DIP Financing Order, when the Collateral Agreement or a summary thereof is properly filed in the United States Patent and Trademark Office and the United States Copyright Office, and, with respect to Collateral in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements referred to in paragraph (a) above, Agent (for the benefit of Secured Parties) shall have a perfected Lien on, and security interest in, all right, title and interest of Borrowers thereunder in all domestic Intellectual Property, in each case prior and superior in right to any other Person (except Permitted Liens and subject to the Intercreditor Agreement), it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by Borrowers after the Closing Date.
(c)    Subject to entry of the Interim DIP Financing Order, Agent (for the benefit of Secured Parties) will have, effective upon entry of the Interim DIP Financing Order, a valid Lien on all of Borrowers’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and, subject to the entry of the DIP Financing Orders, Agent (for the benefit of Secured Parties) will have, effective upon entry of the Interim DIP Financing Order, a perfected Lien on, and security interest in, all right, title and interest of Borrowers in such Mortgaged Property and, to the extent applicable, subject to Section 9-315 of the Uniform Commercial Code, the proceeds thereof, in each case prior and superior in right to any other Person, subject to the DIP Financing Orders and the Intercreditor Agreement.
(d)    Notwithstanding anything herein (including this Section 4.17) or in any other Credit Document to the contrary, no Borrower makes any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary that is not a Borrower, or as to the rights and remedies of Agent, Agent or any Lender with respect thereto, under foreign Laws.
Section 4.18.    Location of Real Property and Leased Premises. (a) The Perfection Certificate correctly sets forth and identifies, in all material respects, as of the Closing Date all material Real Property owned by Borrowers and the addresses thereof. As of the Closing Date, Borrowers own in fee all the Real Property set forth as being owned by them on such schedules to the Perfection Certificate.
(b)    The Perfection Certificate completely and correctly sets forth and identifies, in all material respects, as of the Closing Date, all material Real Property leased by Borrowers and the addresses thereof and the leases pursuant to which the Real Property is leased.
Section 4.19.    [Reserved]
Section 4.20.    Labor Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes pending or threatened against any Borrower; (b) the hours worked and payments made to employees of each Borrower have not been in violation of the Fair Labor Standards Act or any other applicable Laws dealing with such matters; and (c) all payments due from each Borrower or for which any Claim may be made against any Borrower, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Borrower to the extent required by GAAP. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any material collective bargaining agreement to which any Borrower (or any predecessor) is a party or by which any Borrower (or any predecessor) is bound.
Section 4.21.    Insurance. Schedule 4.21 sets forth a true, complete and correct description, in all material respects, of all material insurance maintained by or on behalf of each Borrower as of the Closing Date. As of such date, such insurance is in full force and effect.
Section 4.22.    No Default. Subject to the entry of the DIP Financing Orders and subject to the terms thereof, no event has occurred and no condition exists which would, upon or immediately after the execution and delivery of this Agreement or any Borrower’s performance hereunder, constitute a Default or an Event of Default.
Section 4.23.    Intellectual Property; Licenses, etc. Except as would not reasonably be expected to have a Material Adverse Effect and as set forth in Schedule 4.23, (a) each Borrower owns, or possesses the right to use, all of the patents, patent rights, trademarks, service marks, trade names, copyrights, mask works, domain names, and any and all applications or registrations for any of the foregoing (collectively, "Intellectual Property Rights") that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, (b) to the best knowledge of each Borrower, neither any Borrower nor any Intellectual Property Right, proprietary right, product, process, method, substance, part, or other material now employed, sold or offered by or contemplated to be employed, sold or offered by any Borrower infringes upon Intellectual Property Rights of any other Person, and (c) no Claim or litigation regarding any of the foregoing is pending or, to the best knowledge of each Borrower, threatened.
Section 4.24.    Senior Debt. The Obligations constitute "Senior Debt" (or the equivalent thereof) and "Designated Senior Debt" (or the equivalent thereof) under the documentation governing any outstanding Indebtedness, if any, permitted to be incurred hereunder constituting Indebtedness that, by its terms, is expressly subordinated in right of payment to the Obligations pursuant to written agreement.
Section 4.25.    OFAC. No Borrower (a) is a Sanctioned Person, (b) has any of its assets in Sanctioned Entities, or (c) derives any of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities, in each case, that would constitute a violation of applicable Laws. No proceeds of any Loan will be used and none have been used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, in each case, that would constitute a violation of applicable Laws.
Section 4.26.    Borrowing Base Matters. The calculation by Borrowers of the Borrowing Base in each Borrowing Base Certificate delivered hereunder is complete and accurate in all material respects as of the time such calculation was made. Agent may rely, in determining which Accounts are Eligible Accounts, and which Inventory is Eligible Inventory, on all statements and representations by each Borrower with respect thereto, as contained in the Borrowing Base Certificate, and in any other Credit Document.
Section 4.27.    Missouri Indebtedness. The aggregate amount of the outstanding indebtedness owing by one or more Borrowers as of the date hereof to the Missouri Department of Economic Development, Jefferson County, Missouri and/or New Madrid County, Missouri that is or may be secured by Liens on any ABL Priority Collateral does not exceed $850,000.
ARTICLE V
CONDITIONS OF LENDING
The obligations of (a) Lenders to make Loans and (b) any L/C Issuer to issue Letters of Credit or increase the stated amounts of Letters of Credit hereunder (each, a "Credit Event") are subject to the satisfaction or waiver (in accordance with Section 10.01 hereof) of the following conditions:
Section 5.01.    All Credit Events. On the date of each Credit Event:
(c)    Agent shall have received, in the case of a Borrowing, a Borrowing Request and a Borrowing Base Certificate as required by this Agreement (or a Borrowing Request shall have been deemed given in accordance with the last paragraph of Section 2.03) or, in the case of the issuance of a Letter of Credit, the applicable L/C Issuer and Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.05.
(d)    The representations and warranties set forth in the Credit Documents shall be true and correct in all material respects as of such date (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit), as applicable, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).
(e)    At the time of and immediately after such Borrowing or issuance, amendment, extension or renewal of a Letter of Credit (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit), as applicable, no Default, Event of Default or Out-of-Formula Condition shall have occurred and be continuing or would result therefrom.
(f)    The request for Loans or other extensions of credit shall be in accordance with the DIP Budget (and Permitted Variances) in effect from time to time and the DIP Financing Orders, and each of the conditions precedent to funding set forth in any other Credit Document shall have been and remain satisfied as of the funding date.
(g)    Except for the Chapter 11 Cases, no action, proceeding, contested matter, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of this Agreement, or which is related to or arises out of, this Agreement or any of the other Credit Documents or the consummation of the transactions contemplated hereby or thereby.
(h)    Since the Closing Date, no event shall have occurred or circumstance or condition shall exist that has or could reasonably be expected to have a Material Adverse Effect.
(i)    With respect to the issuance of any Letter of Credit after the Closing Date, each of the conditions required in connection therewith hereunder shall have been satisfied.
(j)    Each Borrower shall have paid all fees and expenses then due and payable as provided for herein or in any of the other Credit Documents.
(k)    Each Borrower shall have, at the time of the delivery of each Borrowing Request for a proposed Loan, remitted to Agent all cash proceeds of any ABL Priority Collateral to the extent required by this Agreement and the DIP Financing Orders.
(l)    After giving effect to the requested Revolving Facility Loans or issuance of a Letter of Credit, (1) the principal amount outstanding under the Revolving Loan Facility (including issued and outstanding Letters of Credit) and the principal amount outstanding under the Pre-Petition Credit Agreement (including issued and outstanding Existing Letters of Credit) will not exceed the Borrowing Base, (2) the aggregate amount of the Letters of Credit outstanding plus the aggregate amount of Existing Letters of Credit outstanding will not exceed the Letter of Credit Sub-Limit, and (3) the principal amount of the Swing Line Loans outstanding under the Revolving Facility and the principal amount of any swing line loans outstanding under the Pre-Petition Credit Agreement will not exceed the Swing Line Loan Sub-Limit.
(m)    With respect to all Loans and other extensions of credit requested on or after the Closing Date but before the expiration of the Interim Period, the Interim DIP Financing Order shall have been entered, shall be in full force and effect, and shall not have been vacated, reversed, modified, amended or stayed after its entry, without the prior written consent of Agent and Required Lenders.
(n)    With respect to all Loans and other extensions of credit requested after the expiration of the Interim Period, following proper notice and a hearing thereon, the final hearing on the DIP Financing Motion shall have been held, with the presentation of evidence and the resolution of any objections to the DIP Financing Motion or to the proposed Final DIP Financing Order in a manner satisfactory to Agent (and with respect to any material change to the form of Interim DIP Financing Order entered by the Court, Required Lenders), the Final DIP Financing Order shall have been entered on or before the expiration of the Interim Period, shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed after its entry without the prior written consent of Agent and Required Lenders, and each Borrower is in compliance with the Final DIP Financing Order .
(o)    Upon entry of the Final DIP Financing Order, Lenders Parties shall receive (i) a waiver of any “equities of the case” claim under Section 552(b) of the Bankruptcy Code and (ii) a waiver of the provisions of Section 506(c) of the Bankruptcy Code.  In no event shall any of Lender Parties be subject to the equitable doctrine of “marshaling” or any similar doctrine with respect to the Collateral.
(p)    Agent shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the USA PATRIOT Act to the extent requested not less than 5 Business Days prior to the relevant Credit Event.
Each such Credit Event shall be deemed to constitute a representation and warranty by each Borrower on the date of such Borrowing, issuance, amendment, extension or renewal as applicable, as to the matters specified in this Section 5.01.
Section 5.02.    First Credit Event. On or prior to the Closing Date.
(c)    Agent (or its counsel) shall have received from each party thereto either (i) a counterpart of this Agreement and each other Credit Document to be executed on or prior to the Closing Date, signed on behalf of such party or (ii) written evidence satisfactory to Agent (which may include electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and such other applicable Credit Documents.
(d)    With respect to any Borrowing to be made or Letter of Credit to be issued at Closing, Agent shall have received, in the case of a Borrowing, a Borrowing Request and a Borrowing Base Certificate as required by this Agreement (or a Borrowing Request shall have been deemed given in accordance with the last paragraph of Section 2.03) or, in the case of the issuance of a Letter of Credit , the applicable L/C Issuer and Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.05.
(e)    Agent shall have received in the case of each Borrower each of the items referred to in clauses (i), (ii), (iii) and (iv) below:
(i)    a copy of the certificate or articles of incorporation, certificate of limited partnership or certificate of formation, including all amendments thereto, of each Borrower, (A) in the case of a corporation, certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization, and a certificate as to the good standing (to the extent such concept or a similar concept exists under the Laws of such jurisdiction) of each such Borrower as of a recent date from such Secretary of State (or other similar official) or (B) in the case of a partnership or limited liability company, certified by the Secretary or Assistant Secretary of each such Borrower;
(ii)    a certificate of the Secretary or Assistant Secretary or similar officer of each Borrower dated the Closing Date and certifying;
(A)    that attached thereto is a true and complete copy of the bylaws (or partnership agreement, limited liability company agreement or other equivalent governing documents) of such Borrower as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below;
(B)    that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or equivalent governing body) of such Borrower (or its managing general partner or managing member) authorizing the execution, delivery and performance of the Credit Documents to which such Person is a party and, in the case of a Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date;
(C)    that the certificate or articles of incorporation, certificate of limited partnership or certificate of formation of such Borrower has not been amended since the date of the last amendment thereto disclosed pursuant to clause (i) above; and
(D    as to the incumbency and specimen signature of each officer executing any Credit Document or any other document delivered in connection herewith on behalf of such Borrower; and
(iii)    a certificate of a director or another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary or similar officer executing the certificate pursuant to clause (ii) above;
(iv)    such other documents as Agent, Lenders and any L/C Issuer on the Closing Date may reasonably request (including without limitation, tax identification numbers and addresses).
(f)    The elements of the Collateral Requirement required to be satisfied on the Closing Date shall have been satisfied (other than in the case of any security interest in the intended Collateral or any deliverable related to the perfection of security interests in the intended Collateral (other than (i) any Collateral the security interest in which may be perfected by the filing of a UCC financing statement or the filing of short-form security agreements with the United States Patent and Trademark Office or the United States Copyright Office, or the delivery of stock certificates, (ii) the security agreement giving rise to the security interest therein, and (iii) results of recent lien searches in each relevant jurisdiction with respect to Borrowers, and such search results shall reveal no Liens on any assets of Borrowers except for Permitted Liens, that is not provided on the Closing Date after Borrowers’ use of commercially reasonable efforts to do so, and the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to Borrowers evidence reasonably satisfactory to Agent that the Liens indicated by such financing statements (or similar documents) are Permitted Liens or have been released.
(g)    All Fees and expenses due and payable on or prior to the Closing Date shall have been paid (which amounts, at the option of the Company, may be offset against the proceeds of the Facilities), including, to the extent invoiced, reimbursement or payment of all reasonable out of pocket expenses (including reasonable fees, charges and disbursements of Parker, Hudson, Rainer & Dobbs LLP) required to be reimbursed or paid by Borrowers hereunder or under any Credit Document.
(h)    Agent shall have received a Borrowing Base Certificate effective as of the last day of the week immediately preceding the Closing Date.
(i)    No Default or Event of Default shall exist, or would result from such proposed Loan or other extension of credit or from the application of the proceeds thereof.
(j)    Since the Petition Date, no event has occurred that has or could reasonably be expected to have either a Material Adverse Effect on any Borrower's business, finances, assets or prospects or on the Collateral.
(k)    With respect to the issuance of any Letter of Credit on the Closing Date, each of the conditions required in connection therewith hereunder shall have been satisfied.
(l)    The Court shall have entered the Interim DIP Financing Order, which is (unless otherwise consented to by the Lender Parties) a Final Order, the Interim DIP Financing shall be in full force and effect and shall not have been modified, amended or stayed, in whole or in part, after its entry without the prior written consent of Agent and Required Lenders, and each Borrower shall be in compliance with the Interim DIP Financing Order.
(m)    The Court has entered an order providing for the joint administration of the Chapter 11 Cases.
(n)    The Petition Date shall have occurred and each Borrower shall be a debtor and debtor-in-possession in the Chapter 11 Cases. All motions filed and First Day Orders entered by the Court in any of the Chapter 11 Cases on or prior to the Closing Date shall be in form and substance reasonably satisfactory to Agent and Required Lenders, and Agent shall be reasonably satisfied with any cash collateral arrangements applicable to any material pre-Petition Date secured obligations of Borrowers.
(o)    Lender Parties shall have reviewed and approved the initial DIP Budget in final form as attached to the DIP Financing Motion.
(p)    Except for the Chapter 11 Cases, no action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of this Agreement, or which is related to or arises out of, this Agreement or any of the other Credit Documents or the consummation of the transactions contemplated hereby or thereby.
(q)    No trustee or examiner having expanded powers shall have been appointed with respect to any Borrower or its property.
(r)    The Term DIP Credit Documents shall be in form and substance satisfactory to Agent, shall have been duly executed and delivered by all of the signatories thereto, shall have been approved by the Court after notice and hearing, all provisions of the Term DIP Credit Documents are in full force and effect, and Term DIP Lenders are ready and willing to fund the Term DIP Loans in accordance with the Term DIP Credit Documents and the Financing Orders.
(s)    Agent shall have received the financial information referred to in Section 4.05(a).
(t)    No Chapter 11 Case of any Borrower shall have been dismissed or converted to a Chapter 7 case.
For purposes of determining compliance with the conditions specified in this Section 5.02, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to Lenders unless an officer of Agent responsible for the transactions contemplated by the Credit Documents shall have received notice from such Lender prior to the Closing Date specifying its objection thereto and such Lender shall not have made available to Agent such Lender’s ratable portion of the initial Borrowing. Execution and delivery to Agent by any Lender of a counterpart of this Agreement shall be deemed confirmation by such Lender that (i) all conditions precedent in this Section 5.02 have been fulfilled to the satisfaction of such Lender, (ii) the decision of such Lender to execute and deliver to Agent an executed counterpart of this Agreement was made by such Lender independently and without reliance on Agent or any other Lender as to the satisfaction of any condition precedent set forth in this Section 5.02, and (iii) all documents sent to such Lender for approval consent, or satisfaction were and are acceptable to such Lender.
ARTICLE VI
AFFIRMATIVE COVENANTS
Each Borrower covenants and agrees with each Lender that unless and until Full Payment of all Obligations and Pre-Petition Obligations has occurred, unless Required Lenders shall otherwise consent in writing, such Borrower will:
Section 6.01.    Existence; Businesses and Properties.
(u)    Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to (i) lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary to the normal conduct of its business and (ii) at all times maintain and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as expressly permitted by this Agreement).
Section 6.02.    Insurance. (a) Maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations and cause, subject to the time periods set forth in clause (ix) of the definition of "Collateral Requirement" and Schedule 5.02(d), if applicable, Agent to be listed as a co-loss payee on property and casualty policies and as an additional insured on liability policies.
(b)    With respect to any Mortgaged Properties, if at any time the area in which the Premises (as defined in the Mortgages) are located is designated a "flood hazard area" in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), maintain, subject to the time periods set forth in clause (vii) of the definition of "Collateral Requirement" to the extent commercially reasonably available, flood insurance in amounts no less than that maintained by each Borrower as of the Closing Date or in such other total amount as Agent may from time to time reasonably require, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time.
(c)    In connection with the covenants set forth in this Section 6.02, it is understood and agreed that:
(vii)    none of the Lender Parties or their respective Agent or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 6.02, it being understood that (A) Borrowers shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against any of the Lender Parties or their respective Agent or employees. If, however, the insurance policies, as a matter of the internal policy of such insurer, do not provide waiver of subrogation rights against such parties, as required above, then each Borrower hereby agrees, to the extent permitted by applicable Laws, to waive its right of recovery, if any, against each Lender Party and its respective Agent and employees; and
(viii)    the designation of any form, type or amount of insurance coverage by Agent under this Section 6.02 shall in no event be deemed a representation, warranty or advice by Agent or Lenders that such insurance is adequate for the purposes of the business of any Borrower or the protection of its properties.
Section 6.03.    Taxes. Pay and discharge promptly when due all material Taxes imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims which, if unpaid, might give rise to a Lien (other than a Permitted Lien) upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax or Claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings, and each Borrower, as applicable, shall have set aside on its books reserves in accordance with GAAP with respect thereto.
Section 6.04.    Financial Statements, Reports, etc. Furnish to Agent (which will promptly furnish such information to Lenders):
(a)    within 95 days after the end of each fiscal year, a consolidated and consolidating by segment balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of the Borrowers and their Subsidiaries as of the close of such fiscal year and the consolidated and consolidating by segment results of its operations during such year and setting forth in comparative form the corresponding figures for the prior fiscal year, which consolidated and consolidating by segment balance sheet and related statements of operations, cash flows and owners’ equity shall be audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants to the effect that such consolidated and consolidating by segment financial statements fairly present, in all material respects, the financial position and results of operations of the Borrowers and their Subsidiaries on a consolidated basis in accordance with GAAP (it being understood that the delivery by Holdings of annual reports on Form 10-K of Holdings and its consolidated Subsidiaries shall satisfy the requirements of this Section 6.04(a) to the extent such annual reports include the information specified herein); provided that consolidating by segment financial statements for the fiscal year ended December 31, 2015 shall not be required to be delivered until the date that is 60 days after the Petition Date;

(b)    within 50 days after the end of each of the first three fiscal quarters of each fiscal year beginning with the fiscal quarter ending March 31, 2016, (i) a consolidated and consolidating by segment balance sheet and related statements of operations and cash flows showing the financial position of Borrowers and their Subsidiaries of the close of such fiscal quarter and the consolidated and consolidating by segment results of its operations during such fiscal quarter and the then elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, and (ii) management’s discussion and analysis of significant operational and financial developments during such quarterly period, all of which shall be in reasonable detail and which consolidated and consolidating by segment balance sheet and related statements of operations and cash flows shall be certified by a Financial Officer of Holdings on behalf of each Borrower as fairly presenting, in all material respects, the financial position and results of operations of Borrowers and their Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) (it being understood that the delivery by Holdings of quarterly reports on Form 10-Q of Holdings and its consolidated Subsidiaries shall satisfy the requirements of this Section 6.04(b) to the extent such quarterly reports include the information specified herein);
(c)    (x) concurrently with any delivery of financial statements under paragraphs (a) or (b) above, a certificate of a Financial Officer of Borrowers certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, and (y) concurrently with any delivery of financial statements under paragraph (a) above, if the accounting firm is not restricted from providing such a certificate by the policies of its national office, a certificate of the accounting firm opining on or certifying such statements stating whether they obtained knowledge during the course of their examination of such statements of any Default or Event of Default (which certificate may be limited to accounting matters and disclaim responsibility for legal interpretations);
(d)    promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by Agent, other materials filed by any Borrower or any of their Subsidiaries with the SEC, or distributed to its stockholders generally, as applicable; provided, however, that such reports, proxy statements, filings and other materials required to be delivered pursuant to this clause (d) shall be deemed delivered for purposes of this Agreement when posted to the website of Borrowers;
(e)    within 35 days after the end of each calendar month of each fiscal year beginning with the calendar month ending January 31, 2016, a consolidated and consolidating by segment balance sheet and related statements of operations and cash flows showing the financial position of the Borrowers and their Subsidiaries as of the close of such calendar month and the consolidated and consolidating by segment results of their operations during such calendar month and the then elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all of which shall be in reasonable detail and which consolidated and consolidating by segment balance sheet and related statements of operations and cash flows shall be certified by a Financial Officer of Holdings on behalf of each Borrower as fairly presenting, in all material respects, the financial position and results of operations of Borrowers on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes); provided that consolidating by segment financial statements for the calendar months ending January 31, 2016, and February 29, 2016, shall not be required to be delivered until the date that is 60 days after the Petition Date;
(f)    Upon the reasonable request of Agent, an updated Perfection Certificate (or, to the extent such request relates to specified information contained in the Perfection Certificate, such information) reflecting all changes since the date of the information most recently received pursuant to this paragraph (f) or Section 6.10(e);
(g)    (i) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of each Borrower, or compliance with the terms of any Credit Document, or such consolidating financial statements as in each case Agent may reasonably request (for itself or on behalf of any Lender) and (ii) prior written notice in the event that any Borrower changes its fiscal year end;
(h)    In the event that (i) Holdings or any Parent Entity, as the case may be, is not engaged in any business or activity, and does not own any assets or have other liabilities, other than those incidental to its ownership directly or indirectly of the capital stock of Borrowers and the incurrence of Indebtedness for borrowed money (and, without limitation on the foregoing, does not have any Subsidiaries other than Borrowers and Borrowers’ Subsidiaries and any direct or indirect parent companies of Borrowers that are not engaged in any other business or activity and do not hold any other assets or have any liabilities except as indicated above) or (ii) in connection with any reporting requirements described in paragraphs (a) and (b) of this Section 6.04 Borrowers deliver consolidating financial information that explains, at a level of detail reasonably acceptable to Agent, the differences between the information relating to Holdings or such Parent Entity and their Subsidiaries other than Borrowers and their Subsidiaries, on the one hand, and the information relating to Borrowers and their Subsidiaries on a standalone basis, on the other hand, then such consolidated reporting at such Parent Entity’s level in a manner consistent with that described in paragraphs (a) and (b) of this Section 6.04 for Borrowers will satisfy the requirements of such paragraphs;
(i)    Promptly upon request by Agent, copies of: (i) each Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) filed with the Internal Revenue Service with respect to a Plan; (ii) the most recent actuarial valuation report for any Plan; (iii) all notices received from a Multiemployer Plan sponsor, a plan administrator or any governmental agency, or provided to any Multiemployer Plan by Holdings, a Borrower, a Subsidiary or any ERISA Affiliate, concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan or Multiemployer Plan as Agent shall reasonably request;
(j)    [Reserved]
(k)    Borrowing Base Certificates, at the times specified in Section 6.14;
(l)    As soon as practicable in advance of filing with the Court or delivering to the Committee appointed in a Chapter 11 Case, if any, or to the United States Trustee for the Eastern District of Missouri, as the case may be, the Final DIP Financing Order, all other proposed orders and pleadings related to the Chapter 11 Cases, the Facility and/or any sale contemplated in accordance with Section 6.25 hereof (all of which must be in form and substance reasonably satisfactory to Agent and otherwise consistent with the provisions of this Agreement), any Chapter 11 Plan and/or any disclosure statement related thereto and (ii) substantially simultaneously with the filing with the Court or delivering to the Committee appointed in any Chapter 11 Case, if any, or to the United States Trustee for the Eastern District of Missouri, as the case may be, all other notices, filings, motions, pleadings or other information concerning the financial condition of Borrowers or the Chapter 11 Cases that may be filed with the Court or delivered to the Committee appointed in any Chapter 11 Case, if any, or to the United States Trustee for the Eastern District of Missouri;
(m)    no later than 5:00 p.m. Central Time on the date that is 4 Business Days before the end of each calendar month, an updated DIP Budget (with the first such delivery thereof on February 24, 2016) and Monthly Budget (with the first such delivery thereof on the date that is 60 days after the Petition Date);
(n)    no later than 5:00 p.m. Central Time on Wednesday of each calendar week, a DIP Budget Variance Report/Reconciliation (with the first such delivery thereof on February 17, 2016);
(o)    Promptly upon delivery to any Term DIP Party of any report with respect to any Collateral or business of a Borrower, deliver such report to Agent; and
(p)    Promptly upon delivery of the reports specified in clauses (a) – (o) above and the notices specified in Section 6.05, deliver such reports and notices to the Pre-Petition Agent for distribution to the Pre-Petition Lenders by posting the materials on Intralinks or another electronic system in accordance with the procedures set forth in the Pre-Petition Credit Agreement.
Section 6.05.    Litigation and Other Notices. Furnish to Agent (which will promptly thereafter furnish to Lenders) written notice of the following promptly after any Responsible Officer of a Borrower obtains actual knowledge thereof:
(i)    any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;
(ii)    the filing or commencement of, or any written threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against any Borrower as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;
(iii)    any other development specific to any Borrower that is not a matter of general public knowledge and that has had, or would reasonably be expected to have, a Material Adverse Effect; and
(iv)    the development of any ERISA Event that, together with all other ERISA Events that have developed or occurred, would reasonably be expected to have a Material Adverse Effect.
Section 6.06.    Compliance with Laws. Comply with (a) each DIP Financing Order and all other orders entered by the Court in the Chapter 11 Cases, and (b) all Laws applicable to it or any of its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided, that this Section 6.06 shall not apply to Environmental Laws, which are the subject of Section 6.09, or to Laws related to Taxes, which are the subject of Section 6.03.
Section 6.07.    Maintaining Records; Access to Properties and Inspections. Maintain all financial records in accordance with GAAP and permit Agent, accompanied by any Lender which so elects, upon reasonable advance notice and at reasonable times during regular business hours, and at any time when an Event of Default exists, to have access to, examine, audit, make extracts from or copies of, and inspect any or all of Borrowers’ records, files, and books of account and the Collateral, and discuss the Borrowers’ affairs with Borrowers’ officers and senior management; provided that such access, examinations, audits and inspections shall be limited to two instances in any calendar year (unless an Event of Default has occurred and is continuing, in which case no such limit shall exist) and will be at Borrowers’ expense. Borrowers will deliver to Agent any instrument necessary for Agent to obtain records from any service bureau maintaining records for any Borrower. Agent may, and at the direction of Required Lenders shall, at any time when an Event of Default exists, and at Borrowers’ expense, make copies of all of Borrowers' books and records, or require Borrowers to deliver such copies to Agent. Upon reasonable request to senior management of Borrowers, Agent may, without expense to Agent, use such of Borrowers’ respective personnel, supplies, and premises as may be reasonably necessary for maintaining or enforcing Agent’s Liens. Agent shall have the right, at any time, in Agent’s name or in the name of a nominee of Agent, to verify the validity, amount, or any other matter relating to the Accounts, Inventory, or other Collateral, by mail, telephone, or otherwise; provided, however, in the absence of an Event of Default, Agent agrees that it will not attempt to verify more than ten (10) Accounts each month.
Section 6.08.    Use of Proceeds. All proceeds of Loans, and any Cash Collateral that is proceeds of ABL Priority Collateral that is permitted to be used by Borrowers pursuant to the DIP Financing Orders, shall be used by Borrowers during the pendency of the Chapter 11 Cases in accordance with the DIP Financing Orders, including the Carve-Out and the DIP Budget (subject to Permitted Variances and any additional restrictions on the use of such proceeds and any such Cash Collateral set forth in the DIP Financing Orders), but excluding (x) payment of any Pre-Petition Term Loan Obligations or any Term DIP Obligations and (y) any payment, loan, advance, intercompany advance, transfer, or any other remittance whatsoever to any Borrower's Affiliate that is not a Borrower other than in payment for purchases of inventory in the Ordinary Course of Business of Borrowers; provided, however, in no event shall proceeds of Loans be used to pay Professional Fees or the fees and expenses of any Person incurred in connection with the assertion of or joinder in any Claim, counterclaim, action, contested matter, objection, defense or other proceeding, the purpose of which is to seek or the result of which would be to obtain any order, judgment, declaration, or similar relief (i) asserting a Claim against or seeking damages, whether under any state, federal or foreign Laws, from Agent, any Lender, the Pre-Petition Agent or any Pre-Petition Lender, or any of their respective officers, directors, consultants, Agent, attorneys or employees, on account of any alleged Claim arising on, before or after the Petition Date, including, without limitation, a Claim for lender liability or pursuant to Section 105 or Chapter 5 of the Bankruptcy Code; (ii) invalidating, setting aside, avoiding or subordinating, in whole or in part, (A) any of the Obligations or Pre-Petition Obligations, or (B) any of the Liens granted to Agent under any of the Credit Documents or to the Pre-Petition Agent under any of the Pre-Petition Credit Documents, or to either of them under the DIP Financing Orders; (iii) declaring any of the Credit Documents or Pre-Petition Credit Documents to be invalid, not binding or unenforceable in any respect; (iv) attempting to modify or restrict any of the rights or remedies granted to any of the Lender Parties under any of the Credit Documents, the DIP Financing Orders, any other order of the Court, or applicable Laws; (v) attempting to prevent, enjoin, hinder or otherwise delay Agent's or the Pre-Petition Agent's enforcement of any of the Credit Documents or the Pre-Petition Credit Documents, or any realization upon any Collateral or any Pre-Petition Collateral, as applicable (unless such enforcement or realization is in direct violation of an explicit provision in any of the DIP Financing Orders or other than to seek a determination by the Court that an Event of Default has not occurred or is not continuing); (vi) declaring any Liens granted or purported to be granted under any of the Credit Documents or Pre-Petition Credit Documents to have a priority other than the priority set forth therein or in the DIP Financing Orders; (vii) objecting to the amount or method of calculation by Agent, any Lender, the Pre-Petition Agent, or any Pre-Petition Lender of the Pre-Petition Obligations or any of the Obligations, or any accounting rendered by Agent, any Lender, the Pre-Petition Agent, or any Pre-Petition Lender with respect to any of those obligations (excluding good-faith calculation disputes); (viii) seeking to use the cash proceeds of any of the ABL Priority Collateral other than as authorized by the DIP Financing Orders, without the prior written consent of the Pre-Petition Lenders or Lenders, as applicable; (ix) paying any amount on account of any Claims arising before the commencement of the Chapter 11 Cases unless such payments are approved by an order of the Bankruptcy Court; or (x) after the occurrence and during the continuance of an Event of Default and delivery of written notice, paying any success, completion, back-end or similar fees (other than to the included in the Carve-Out). Nothing in this Section 6.08 shall be construed to waive Agent's right to object to any requests, motions or applications made in or filed with the Court, including any applications for interim or final allowances of Professional Fees.
Section 6.09.    Compliance with Environmental Laws. Comply, and make reasonable efforts to cause all lessees and other Persons occupying its properties to comply, with all Environmental Laws applicable to its operations and properties; and obtain and renew all material authorizations and permits required pursuant to Environmental Law for its operations and properties, in each case in accordance with Environmental Laws, except, in each case with respect to this Section 6.09, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 6.10.    Further Assurances; Additional Security. (a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents and recordings of Liens in stock registries), that may be required under any applicable Laws, or that Agent may reasonably request, to satisfy the Collateral Requirement and to cause the Collateral Requirement to be and remain satisfied, all at the expense of Borrowers, and provide to Agent, from time to time upon reasonable request, evidence reasonably satisfactory to Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.
(b)    If any asset (including any Real Property or improvements thereto or any interest therein) that has an individual fair market value (as determined in good faith by Borrowers) in an amount greater than $500,000 is acquired by any Borrower after the Closing Date (in each case other than (x) assets constituting Collateral under a Security Document that become subject to the Lien of such Security Document upon acquisition thereof and (y) assets (if any) that are not required to become subject to Liens in favor of Agent pursuant to the Security Documents) (i) notify Agent thereof and (ii) cause such asset to be subjected to a Lien securing the Obligations (subject, as the case may be, to the Intercreditor Agreement and Permitted Liens) and take, and cause Borrowers to take, such actions as shall be necessary or reasonably requested by Agent to grant and perfect such Liens, (subject, as the case may be, to the Intercreditor Agreement and Permitted Liens), including actions described in paragraph (a) of this Section 6.10, all at the expense of Borrowers, subject to paragraph (g) below.
(c)    (i) Furnish to Agent prompt written notice of any change (A) in any Borrower’s corporate or organization name, (B) in any Borrower’s identity or organizational structure or (C) in any Borrower’s organizational identification number; provided, that no Borrower shall effect or permit any such change unless all filings have been made, or will have been made within any statutory period, under the Uniform Commercial Code or otherwise that are required in order for Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of Secured Parties and (ii) promptly notify Agent if any material portion of the Collateral is damaged or destroyed.
(d)    The Collateral Requirement and the other provisions of this Section 6.10 need not be satisfied with respect to (i) Exempt Deposit Accounts, (ii) securities accounts not constituting, or containing, ABL Priority Collateral, (iii) Equity Interests issued or acquired after the Closing Date (other than Equity Interests in a Borrower or a Subsidiary of a Borrower, or Equity Interests acquired as a part of a 363 Sale or otherwise in exchange for any ABL Priority Collateral with Agent's prior written consent to such exchange) if and to the extent that, and for long as (A) such Equity Interests constitute less than 100% of all applicable Equity Interests of such Person and the Person holding the remainder of such Equity Interests is not an Affiliate, (B) doing so would violate applicable Laws or a contractual obligation binding on or with respect to such Equity Interests, (C) with respect to such contractual obligations, such obligation existed at the time of the acquisition thereof and was not created or made binding or with respect to such Equity Interests in contemplation of or in connection with the acquisition of such Equity Interests; or (iv) any rights under a contract to which a Borrower is a party to the extent an assignment of such rights by such Borrower would constitute a violation of the terms of such contract, other than rights to payment for the sale, lease, or other disposition of any ABL Priority Collateral; and, with respect to the following types or items of assets of any Borrower, Lender Parties shall be required to rely exclusively upon the DIP Financing Orders for perfection of their Liens on such assets (and Borrowers shall not be obligated to undertake or to bear the costs of perfection under applicable non-bankruptcy law): (1) any Real Property held by Holdings or any of its Subsidiaries as a lessee under a lease or any Real Property owned in fee that has an absolute fair market value (as determined in good faith by such Borrower) in an amount less than $500,000; (2) those assets as to which Agent, after consulting with the Lenders, shall reasonably determine that the costs of obtaining or perfecting such a security interest are excessive in relation to the value of the security to be afforded thereby. Upon the reasonable request of Agent, acting at the direction of the Required Lenders, Borrowers shall (and shall cause any applicable Subsidiary to) use commercially reasonable efforts to have waived or eliminated any contractual obligation of the types described in clauses (iii) and (iv) above.
(e)    Within 45 days of the Closing Date (or such later date as may be agreed by Agent in its discretion), Borrowers shall execute and deliver to Agent a Deposit Account Control Agreement with respect to each Deposit Account of Borrowers in existence as of the Closing Date, other than any Exempt Deposit Account.
(f)    Prior to any Borrower establishing and funding a Deposit Account following the Closing Date, Borrowers shall notify Agent thereof and execute and deliver to Agent a Deposit Account Control Agreement with respect to each such Deposit Account, other than an Exempt Deposit Account.
(g)    Following the Closing Date (and subject to the time period provided for in Section 6.10(d)), Borrowers shall maintain effective Deposit Account Control Agreements with respect to each Deposit Account, other than Exempt Deposit Accounts, of Borrowers, at all times unless and until the Security Interest (as defined in the Collateral Agreement) with respect to such Deposit Account is released in accordance with this Agreement.
Section 6.11.    [Reserved]
Section 6.12.    Appraisals and Field Examinations. Borrowers shall reimburse Agent and Lenders for all reasonable costs and expenses incurred by Agent and Lenders in connection with all audits, inspections, examinations and appraisals with respect to any Borrower or Collateral as Agent shall deem appropriate in the exercise of its Reasonable Credit Judgment; provided, however, Borrowers shall only be obligated to reimburse Agent for up to 2 field examinations and up to 2 Inventory Appraisals per calendar year; and provided further that upon and during the continuance of an Event of Default, Borrowers shall be obligated to reimburse Agent for any and all field examinations and Inventory Appraisals conducted by Agent or a third party on its behalf. The foregoing fees shall be due and payable 10 days after Borrowers receive invoices therefor from Agent; provided, however, upon and during the continuance of an Event of Default, such fees shall be due and payable on demand. On the Closing Date, Borrowers shall pay to Agent all appraisal and audit fees incurred by Agent prior to the Closing Date in connection with the consummation of the transactions evidenced hereby together with all reasonable out of pocket expenses incurred by Agent in connection therewith, which fees and expenses shall be described in reasonable detail in an invoice from Agent delivered to Borrowers not less than one (1) Business Day prior to the Closing; provided that failure to provide such invoice within such time period shall not relieve Borrowers of their obligation to pay Agent for such fees and expenses. Borrowers agree to pay Agent’s then standard charges for examination activities, including the standard charges of Agent’s internal examination and appraisal groups (such customary charges are currently $1,100 per day per employee for each day that an employee of Agent shall be engaged in any field examination or audit, plus all reasonable out of pocket expenses incurred in connection therewith), as well as the charges of any third party used for such purposes. In addition, Borrowers shall have the right (but not the obligation), at their expense, at any time and from time to time (but not more than once per year) to provide Agent with additional appraisals or updates thereof of any or all of the Collateral from one or more Acceptable Appraisers (as selected by Borrowers), and prepared in a form and on a basis reasonably satisfactory to Agent, in which case such appraisals or updates shall be used in connection with the determination of the Orderly Liquidation Value and the calculation of the Borrowing Base hereunder. In connection with any appraisal requested by Agent pursuant to this Section 6.12 (unless an Event of Default has occurred and is continuing), Borrowers shall be given 20 days following such request by Agent to choose and engage the Acceptable Appraiser prior to the commencement of such appraisal. With respect to each appraisal made pursuant to this Section 6.12 (unless an Event of Default has occurred and is continuing) after the Closing Date, (i) Agent and Borrowers shall each be given a reasonable amount of time to review and comment on a draft form of the appraisal prior to its finalization and (ii) any adjustments to the Orderly Liquidation Value or the Borrowing Base hereunder as a result of such appraisal shall become effective 20 days following the finalization of such appraisal.
Section 6.13.    Collection of Accounts; Payments. Borrowers shall maintain at all times Dominion Accounts pursuant to lockbox or other arrangements acceptable to Agent and, in the case of any such Dominion Account and lockbox arrangement, with such bank as may be selected by Borrowers and be acceptable to Agent. Borrowers shall obtain a deposit account control agreement (in form and substance satisfactory to Agent) from each lockbox servicer and Dominion Account bank that maintains a Deposit Account of each Borrower, establishing Agent’s control over and Lien in the lockbox and any such Dominion Account, requiring immediate deposit of all remittances received in the lockbox to a Dominion Account, and waiving offset rights of such servicer or bank, except for customary administrative charges. All funds in each Dominion Account shall be immediately transferred to a controlled account designated by Borrowers (the "Primary Payment Account") and shall be applied to the Obligations at the beginning of the next Business Day in accordance with Section 2.10 and the DIP Financing Orders. Agent and Lenders assume no responsibility to Borrowers for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank. Borrowers shall request in writing and otherwise take commercially reasonable steps to ensure that all payments on Accounts or otherwise relating to ABL Priority Collateral are made directly to a Dominion Account (or a lockbox relating to a Dominion Account). If a Borrower receives cash or Payment Items with respect to any ABL Priority Collateral, or, subject to the terms of the Intercreditor Agreements, any other Collateral, it shall hold same in trust for the Pre-Petition Agent and Agent and promptly (not later than the next Business Day) deposit same into a Dominion Account. For avoidance of doubt, no Dominion Account shall constitute an Exempt Deposit Account. To expedite collection, Borrowers shall endeavor in the first instance to make collection of Borrowers’ Accounts. Agent retains the right at all times during the continuance of an Event of Default to notify Account Debtors of each Borrower that Accounts have been assigned to Agent and to collect Accounts directly in its own name and to charge to Borrowers the collection costs and expenses incurred by Agent or Lenders, including reasonable attorneys’ fees.
Section 6.14.    Collateral Reporting. Provide, or cause to be provided, to Agent, a Borrowing Base Certificate on or before the Closing Date, and thereafter on Wednesday of each week, and for the preceding week, in form reasonably satisfactory to Agent and containing the information identified in Schedule 6.14. If any Borrower's records or reports of the Collateral required to be delivered pursuant to this Agreement or any other Credit Document are prepared by an accounting service or other agent, each Borrower hereby authorizes such service or agent to deliver such records or reports to Agent, for distribution to Lenders.
Section 6.15.    Landlord and Storage Agreements. Upon the request of Agent, provide Agent with copies of: (i) any of the existing agreements, and (ii) any future agreements, between any Borrower and any landlord, warehouseman or bailee which owns any premises at which any ABL Priority Collateral may, from time to time, be kept or that otherwise may possess or handle any Collateral.
Section 6.16.    Payment of Administrative Expenses. Pay and discharge as the same shall become due and payable, all its Post-Petition obligations and liabilities, including all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless being properly contested, provided that the foregoing shall not be construed to override any provisions herein or in any DIP Financing Order regarding any impermissible use of Cash Collateral or proceeds of any Loan or as a consent by any Secured Party to any surcharge of any Collateral under Section 506(c) of the Bankruptcy Code or otherwise to pay any such obligation or liability.
Section 6.17.    Compliance with Terms of Leaseholds. Make all payments and otherwise perform all obligations arising after the Petition Date in respect of all leases of real property to which such Borrower is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify Agent of any default by any party with respect to such leases and cooperate with Agent in all respects to cure any such default, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect or upon rejection of such lease, subject to the rights of Agent to object thereto, pursuant to a Final Order of the Court entered under Section 365 of the Bankruptcy Code.
Section 6.18.    Material Contracts. Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, enforce each such Material Contract in accordance with its terms, except, in any case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; and promptly notify Agent of any material modification of a Material Contract or termination of a Material Contract.
Section 6.19.    Debtor-in-Possession Obligations. Comply in a timely manner with its obligations and responsibilities as a debtor-in-possession under the Bankruptcy Code, the Bankruptcy Rules, Local Court Rules, and any order of the Court.
Section 6.20.    Milestones.
(a)    Achieve each of the following milestones (as the same may be extended from time to time with the consent of Agent, the "Downstream Milestones").
(v)    On the Petition Date, Borrowers shall file (i) a motion seeking approval of (A) the Term DIP Loan Facility and (B) the Facility and (ii) a motion seeking a final order, in form and substance acceptable to Agent and Required Lenders in all respects, authorizing Noranda Bauxite Limited to reject the Scherwin Contract pursuant to Section 365 of the Bankruptcy Code.
(vi)     On or before the date that is 5 days after the Petition Date, the Interim DIP Financing Order shall have been entered by the Court.
(vii)    On or before the date that is 15 Business Days after the Petition Date, Borrowers shall file a motion seeking approval of the Downstream Sale Process (such motion, the "Downstream Sale Motion" and such auction, to the extent necessary, the "Downstream Auction").
(viii)    On or before the date that is 35 days after the Petition Date, the Final DIP Financing Order authorizing and approving the Term DIP Loan Facility and the Facility and the transactions contemplated thereby, in form and substance satisfactory to Agent and Required Lenders, and shall have been entered by the Court.
(ix)    On or before the date that is 45 days after the Petition Date, a Final Order, in form and substance acceptable to Agent and Required Lenders in all respects, approving the Downstream Sale Process shall have been entered by the Court.
(x)    On or before the date that is 45 days after the Petition Date, Borrowers’ aluminum smelter located in New Madrid, Missouri shall have been idled.
(xi)    On or before the date that is 60 days after the Petition Date, either (i) a Final Order, in form and substance acceptable to Agent and Required Lenders in all respects, shall have been entered by the Court authorizing Noranda Bauxite Limited to reject the Sherwin Contract pursuant to Section 365 of the Bankruptcy Code or (ii) a Final Order, in form and substance acceptable to Agent and Required Lenders in all respects, shall have been entered by the Court pursuant to Rule 9019 of the Bankruptcy Rules approving the Sherwin Settlement and the Sherwin Settlement shall have become effective.
(xii)    On or before the date that is 60 days after the Petition Date, the Acceptable Business Plan shall have been provided to Agent and Lenders.
(xiii)    On or before the date that is 95 days after the Petition Date, a Final Order, in form and substance acceptable to Agent and Required Lenders in all respects (i) approving the sale of Borrowers’ assets and property that comprise the Downstream Business (the "Downstream Asset Sale") and (ii) providing that the Liens and Claims of Secured Parties, Pre-Petition Secured Parties, Term DIP Parties and Pre-Petition Term Loan Agent shall attach to the proceeds of the Downstream Asset Sale in accordance with the provisions of the Final DIP Financing Order and Intercreditor Agreement.
(xiv)    On or before the date that is 120 days after the Petition Date, close of the sale of the Downstream Business.
(xv)    On or before the date that is 90 days after the Petition Date, Borrowers shall have filed an Acceptable Chapter 11 Plan and related disclosure statement (the "Plan Filing Date"); and
(b)    in the event that the Plan Filing Date occurs in accordance with clause (a)(xi), Borrowers shall comply with the following Milestones (collectively with clause (a)(v), the "Plan Milestones"):
(v)    On or before the date that is 35 days after the Plan Filing Date, the Court shall have entered an order approving the disclosure statement and plan solicitation procedures each in a form acceptable to Agent and Required Lenders;
(vi)    On or before the date that is 90 days after the Plan Filing Date, the Court shall have entered an order acceptable to Agent and Required Lenders confirming the Acceptable Chapter 11 Plan (the "Confirmation Order"); and
(vii)    On the date that is the earlier of (A) 30 days after the entry of the Confirmation Order and (B) 210 days after the Petition Date, the Acceptable Chapter 11 Plan shall become effective.
(c)    In the event that (i) the Plan Filing Date does not occur in accordance with clause (a)(xi) above, Borrowers shall, within 135 days of the Petition Date, file a motion seeking approval for the Upstream Sales Process which shall be reasonably acceptable to Agent and Required Lenders (such motion, the “Upstream Sale Motion” and such auction, to the extent necessary, the “Upstream Auction”) or (ii) Borrowers do not comply with any of the Plan Milestones, Borrowers within 5 Business Days of such non-compliance file the Upstream Sale Motion.  The Upstream Sale Motion shall contain milestones (the “Upstream Milestones”) for the Upstream Sale Process that are designed to ensure consummation of the sale prior to the scheduled Maturity Date and are acceptable to Agent and Required Lenders in their reasonable discretion.  The sale order that is entered by the Court approving the Upstream Sale Motion shall be acceptable to Agent and Required Lenders in their reasonable discretion and shall provide that the Liens and Claims of Secured Parties, the Pre-Petition Secured Parties, the Term DIP Parties and the Pre-Petition Term Parties shall attach to the proceeds of the Upstream Asset Sale in accordance with the provisions set forth in the Final Order and Intercreditor Agreement. For the avoidance of doubt, notwithstanding the filing of the Upstream Sale Motion, Borrowers shall not be precluded from filing and consummating an Acceptable Chapter 11 Plan prior to entry of a final sale order.
Section 6.21.    DIP Budget. Comply with the terms of the DIP Budget, subject to any Permitted Variances.
Section 6.22.    Term DIP Facility. Keep and maintain the borrowing commitment under the Term DIP Credit Agreement in full force and effect during the full term thereof in an amount at least equal to $35,000,000 less the aggregate amount drawn thereunder on any given date.
Section 6.23.    First Day Orders. Cause all proposed “first day orders” submitted to the Court to be in accordance with and permitted by the terms of this Agreement in all respects.
Section 6.24.    Consultants. Provide Agent and Lenders with reasonable access to any consultant, turnaround management, broker or financial advisory firm retained by any Borrower or its Subsidiaries in any of the Chapter 11 Cases and, if requested, copies of all retention agreements for each such consultant.
Section 6.25.    Additional Collateral Covenant. Notwithstanding anything to the contrary, Borrowers shall execute and deliver to Agent, for the benefit of Secured Parties, Mortgages, deposit accounts control agreements, lien waivers and other Security Documents to the extent provided to the Term DIP Agent or executed in respect of any Term DIP Loans.
ARTICLE VII
NEGATIVE COVENANTS
Each Borrower covenants and agrees with each Secured Party that unless and until Full payment of the Obligations and the Pre-Petition ABL Obligations, unless Required Lenders shall otherwise consent in writing, such Borrower will not, and will not permit any of its Material Subsidiaries to:
Section 7.01.    Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:
(d)    Indebtedness outstanding on the Petition Date and set forth on Schedule 7.01;
(e)    The Obligations, including Cash Management Obligations;
(f)    The Term DIP Obligations;
(g)    obligations (contingent or otherwise) arising under a Swap Contract approved by the Bankruptcy Court if such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates, commodity prices or foreign exchange rates (or to allow any customer to do so);
(h)    Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to any Borrower or any Subsidiary, pursuant to reimbursement or indemnification obligations to such Person, in each case in the Ordinary Course of Business;
(i)    Indebtedness of any Borrower to another Borrower or Subsidiary; provided, that, except in respect of intercompany current liabilities incurred in the Ordinary Course of Business in connection with the cash management operations and trade payables among Holdings and its Subsidiaries, Indebtedness of any Borrower to any Subsidiary shall be subordinated to, and no Borrower shall be authorized to make or receive payment of any such Indebtedness until, the Full Payment of the Obligations and Pre-Petition Obligations;
(j)    Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case provided in the Ordinary Course of Business, including those incurred to secure health, safety and environmental obligations in the Ordinary Course of Business;
(k)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the Ordinary Course of Business or other Cash Management Services in the Ordinary Course of Business; provided, that (x) such Indebtedness (other than credit or purchase cards) is extinguished within 10 Business Days of notification to such Borrower of its incurrence and (y) such Indebtedness in respect of credit or purchase cards is extinguished within 60 days from its incurrence;
(l)    Indebtedness that is incurred in the Ordinary Course of Business by a Borrower or any Subsidiary during the pendency of its Chapter 11 Case not in contravention of the Bankruptcy Code or any order of the Court, is included (and does not exceed amounts shown) in the DIP Budget, and that is not secured by a Lien upon any Collateral except as expressly provide in the DIP Financing Orders;
(m)    Professional Fees, fees payable to the Office of the United States Trustee, and fees payable to the Clerk of the Court;
(n)    Capital Lease Obligations and purchase money Indebtedness incurred by any Borrower or any Subsidiary prior to or within 270 days after the acquisition, lease, construction, repair, replacement or improvement of the respective property (real or personal, and whether through the direct purchase of property or the Equity Interests of any Person owning such property) permitted under this Agreement in order to finance such acquisition, lease, construction, repair, replacement or improvement, in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof, would not exceed amounts therefor shown in the DIP Budget;
(o)    Guarantees (i) by a Borrower of the Indebtedness of another Borrower permitted to be incurred under this Agreement, (ii) by a Borrower of Indebtedness otherwise permitted hereunder of any Subsidiary that is not a Borrower to the extent such Guarantees are permitted by Section 7.04, (iii) by any Subsidiary that is not a Borrower of Indebtedness of another Subsidiary that is not a Borrower; provided, that Guarantees by a Borrower or any Subsidiary under this Section 7.01(k) of any other Indebtedness of a Person that is subordinated to other Indebtedness of such person shall be expressly subordinated to the Obligations
(p)    Indebtedness in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations and trade letters of credit (other than obligations in respect of other indebtedness) in the ordinary course of business;
(q)    Indebtedness supported by a Letter of Credit in a principal amount not in excess of the stated amount of such Letter of Credit;
(r)    Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the Ordinary Course of Business;
(s)    unsecured Indebtedness in respect of obligations of any Borrower or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided, that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms (which require that all such payments be made within 90 days after the incurrence of the related obligations) in the Ordinary Course of Business and not in connection with the borrowing of money or any Swap Contracts;
(t)    Indebtedness representing deferred compensation to employees and directors of any Borrower or any Subsidiary incurred in the Ordinary Course of Business;
(u)    Other Indebtedness incurred by Borrowers or any Subsidiary, other than Indebtedness under Swap Contracts; provided, that (A) at the time of the incurrence of such Indebtedness and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom, (B) aggregate amount of Indebtedness incurred under this clause (q), when aggregated with all other Indebtedness incurred pursuant to this clause (q), shall not exceed $500,000 at the time of incurrence;
(v)    Indebtedness consisting of obligations of Borrowers or any Subsidiary under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions or any other Investment permitted hereunder; and
(w)    all premiums (if any), interest (including Post-Petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (a) through (r) above.
Section 7.02.    Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any Person, including any Borrower and any Subsidiary) at the time owned by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, "Permitted Liens"):
(c)    Liens in existence on the Petition Date, but only if and to the extent such Liens are permitted under the Pre-Petition Credit Documents, including Liens on the Collateral securing the Pre-Petition Term Loan Obligations subject to the terms of the Intercreditor Agreement;
(d)    Liens in favor of Agent securing the Obligations;
(e)    Liens in favor of the Term DIP Agent securing the Term DIP Obligations, subject to the Intercreditor Agreement;
(f)    Liens granted under the DIP Financing Orders, subject to the Intercreditor Agreement;
(g)    Post-Petition Liens for Taxes, assessments or other governmental charges or levies not yet due or that are being contested in compliance with Section 6.03;
(h)    Post-Petition Liens imposed by law, such as landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the Ordinary Course of Business and securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, such Borrower shall have set aside on its books reserves in accordance with GAAP, and such Liens do not materially impair the value or use of such property or materially impair operation of the business of such Borrower;
(i)    (i) pledges and deposits and other Liens made or arising Post-Petition in the Ordinary Course of Business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security Laws or regulations and deposits securing liability to insurance carriers under insurance or self insurance arrangements in respect of such obligations and (ii) Post-Petition pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to any Borrower, as long as such pledges and deposits and other Liens described in clauses (i) and (ii) are at all times junior in right and priority to the Liens of Agent;
(j)    deposits made and other customary Liens or arising Post-Petition to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory and regulatory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred in the Ordinary Course of Business, including those incurred to secure health, safety and environmental obligations in the Ordinary Course of Business;
(k)    zoning restrictions, survey exceptions and such matters as an accurate survey would disclose, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights of way, covenants, conditions, restrictions and declaration on or with respect to the use of Real Property, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the Ordinary Course of Business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of any Borrower;
(l)    Post-Petition Liens securing Indebtedness permitted by Section 7.01(k) (limited to the assets subject to such Indebtedness);
(m)    Post-Petition Liens securing judgments that do not constitute an Event of Default under Section 8.01, as long as such Liens are at all times junior in right and priority to the Liens of Agent;
(n)    Liens on Real Property or any improvement thereon disclosed by the title insurance policies delivered on or subsequent to the Closing Date and pursuant to Section 6.10;
(o)    any interest or title of a lessor or sublessor under any leases or subleases entered into by any Borrower in the Ordinary Course of Business of such Borrower;
(p)    Post-Petition Liens that are contractual rights of set off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of any Borrower to permit satisfaction of overdraft or similar obligations incurred in the Ordinary Course of Business of any Borrower, or (iii) relating to purchase orders and other agreements entered into with customers of any Borrower in the Ordinary Course of Business of such Borrower;
(q)    Post-Petition Liens arising solely by virtue of any statutory or common law provision relating to bankers’ Liens, rights of setoff or similar rights, as long as such Liens, to the extent attached to any ABL Priority Collateral;
(r)    Post-Petition Liens securing obligations in respect of trade related letters of credit or bank guarantees permitted under Section 7.01(g) or (m) and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit or bank guarantees and the proceeds and products thereof, as long as such Liens are at all times junior in right and priority to the Liens of Agent;
(s)    leases or subleases, licenses or sublicenses (including with respect to intellectual property and software) granted Post-Petition to any Person in the Ordinary Course of Business not interfering in any material respect with the business of any Borrower;
(t)    Post-Petition Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(u)    Post-Petition Liens arising under applicable Laws in the Ordinary Course of Business of any Borrower that are at all times junior in right and priority to the Liens in favor of Agent;
(v)    the prior rights of consignees and their lenders under consignment arrangements entered into with a Borrower in the Ordinary Course of Business of such Borrower;
(w)    Liens arising from precautionary Uniform Commercial Code financing statements or consignments entered into in connection with any transaction otherwise permitted under this Agreement, as long as such Liens are at all times junior in right and priority to the Liens of Agent;
(x)    Post-Petition Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit, bank guarantee or bankers’ acceptance issued or created for the account of any Borrower or any Subsidiary in the Ordinary Course of Business; provided, that such Lien secures only the obligations of such Borrower or such Subsidiary in respect of such letter of credit or bank guarantee to the extent permitted under Section 7.01;
(y)    Post-Petition Liens securing insurance premiums financing arrangements, provided, that such Liens are limited to the applicable unearned insurance premiums; and
(z)    Post-Petition Liens on deposits securing Swap Contracts permitted under Section 7.01(d) not to exceed $500,000.
Section 7.03.    [Reserved]
Section 7.04.    Investments, Loans and Advances. Purchase, hold or acquire (including pursuant to any merger, consolidation or amalgamation with any Person, make or permit to exist any loans or advances to or Guarantees of the obligations of, or make or permit to exist any investment or any other interest in (each, an “Investment”), any other Person, except:
(q)    the Transactions;
(r)    Investments in existence on the Petition Date;
(s)    Intercompany loans permitted hereunder, provided that each such loan or advance is in an amount and for a purpose permitted under the DIP Budget and is expressly made subordinated in right of payment to both the Obligations and the Pre-Petition Obligations;
(t)    Permitted Investments and Investments that were Permitted Investments when made;
(u)    Investments arising out of the receipt by a Borrower or any Subsidiary of non-cash consideration for a 363 Sale of assets permitted under Section 7.05;
(v)    loans and advances to officers, directors, employees or consultants of a Borrower or any Subsidiary (i) in the Ordinary Course of Business of such Borrower not to exceed $500,000 and (ii) in respect of payroll payments and expenses in the Ordinary Course of Business of such Borrower;
(w)    accounts receivable, security deposits and prepayments arising and trade credit granted in the Ordinary Course of Business of a Borrower and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the Ordinary Course of Business of a Borrower;
(x)    Swap Contracts approved by the Court and permitted hereunder;
(y)    Investments resulting from pledges and deposits under Sections 7.02(g), (h), (k), and (r);
(z)    intercompany loans between Subsidiaries that are not Borrowers and Guarantees by such Subsidiaries to the extent permitted by Section 7.01(l);
(aa)    Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the Ordinary Course of Business of a Borrower or Investments acquired by any Borrower as a result of a foreclosure by such Borrower or any of its Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;
(bb)    Guarantees by a Borrower or any Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by a Borrower or any Subsidiary prior to the Closing Date in the Ordinary Course of Business of such Borrower or Subsidiary;
(cc)    Investments consisting of Restricted Payments permitted under Section 7.07;
(dd)    Investments consisting of the licensing or contribution of intellectual property licenses pursuant to joint marketing arrangements with other Persons; and
(ee)    Guarantees permitted under Section 7.01 (except to the extent such Guarantee is expressly subject to this Section 7.04).
Section 7.05.    Disposition of Assets. Make any disposition of assets except (i) sales of Inventory in the Ordinary Course of Business of any Borrower or any Subsidiary; (ii) sales or other dispositions of Term Priority Collateral permitted by the Term DIP Credit Documents or consented to by Term DIP Parties; (iii) dispositions of ABL Priority Collateral that are consented to in writing by Agent and Required Lenders and are authorized by the Court after notice and hearing; (iv) the rejection pursuant to Section 365 of the Bankruptcy Code of unexpired leases and executory contracts that are consented to in writing by Agent and are authorized by the Court after notice and hearing; (v) Investments permitted by Section 7.04, Permitted Liens permitted by Section 7.02, and Restricted Payments permitted by Section 7.07; (vi) the compromise, settlement and collection of receivables in the Ordinary Course of Business of Borrowers or in bankruptcy or other proceedings concerning the other account party thereon and not as part of an accounts receivable financing transaction; and (vii) leases, licenses (on a non-exclusive basis with respect to intellectual property), or subleases or sublicenses (on a non-exclusive basis with respect to intellectual property) of any real or personal property in the Ordinary Course of Business of Borrowers and to the extent not consisting of any ABL Priority Collateral. Notwithstanding anything to the contrary contained in this Section 7.05 or Section 7.06, no sale, transfer or other disposition of assets shall be permitted by this Section 7.05 or Section 7.06 unless such disposition is for fair market value (as determined in good faith by such Borrower), or if not fair market value, the shortfall is permitted as an Investment under Section 7.04.
Section 7.06.    Mergers, Consolidations, Sales of Assets. Merge into or consolidate or amalgamate with any other Person, or permit any other Person to merge into or consolidate or amalgamate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its assets (whether now owned or hereafter acquired), except pursuant to a 363 Sale consented to by Agent and Required Lenders and approved by the Court.
Section 7.07.    Restricted Payments. Declare or pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Equity Interests (other than Disqualified Stock) of the person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any of its Equity Interests or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests (other than Disqualified Stock) of the Person redeeming, purchasing, retiring or acquiring such shares) (the foregoing, “Restricted Payments”); provided, however, that:
(a)    any Subsidiary of a Borrower may make Restricted Payments to a Borrower; and
(b)    Subject to the approval of the Court and in accordance with the Bankruptcy Court orders, each Borrower may make Restricted Payments to Holdings in respect of (i) such Borrower's allocable share of overhead, legal, accounting and other professional fees and expenses of Holdings, consistent with past practices, (ii) franchise Taxes or similar Taxes and fees and expenses necessary to maintain Holdings’ existence and ownership of Borrowers, (iii) payments permitted by Section 7.08(b), (iv) the portion (which shall be 100% for so long as Holdings owns no assets other than the Equity Interests in Borrowers or Holdings) of the tax liability due in each relevant jurisdiction in respect of consolidated, combined, unitary or affiliated returns for the relevant jurisdiction of Holdings attributable to Borrowers or their Subsidiaries, and (v) customary salary and other benefits payable to, and indemnities provided on behalf of, officers and employees of Holdings, in each case in order to permit Holdings to make such payments; provided, that in the case of clauses (i) and (ii), the amount of such Restricted Payments shall not exceed the portion of any amounts referred to in such clauses (i), (ii) and (iii) that are allocable to Borrowers and their Subsidiaries (which shall be 100% for so long as Holdings owns no assets other than the Equity Interests in Borrowers or Holdings).
Section 7.08.    Transactions with Affiliates.
(a)    Subject to any required Court approvals, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates or any known direct or indirect holder of 10% or more of any class of Equity Interests of a Borrower in a transaction involving aggregate consideration in excess of $500,000, unless such transaction is (i) otherwise expressly permitted (or required) under this Agreement or (ii) upon terms no less favorable to such Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate and is approved by the Court to the extent such approval is required. For purposes of this Section 7.08, any transaction with any Affiliate or any such 10% holder shall be deemed to have satisfied the standard set forth in clause (ii) of the immediately preceding sentence if such transaction is approved by a majority of the disinterested members of the Board of Directors of such Borrower.
(b)    The foregoing paragraph (a) shall not prohibit, to the extent otherwise permitted under this Agreement and approved by the Court (to the extent such approval is required):
(i)     the payment of fees, reasonable out-of-pocket costs and indemnities to directors, officers, consultants and employees of any Borrower and its Subsidiaries in the Ordinary Course of Business of such Borrower and Subsidiaries and consistent with past practices;
(ii)    transactions pursuant to the DIP Financing Orders, the Credit Documents and permitted transactions, agreements and arrangements in existence on the Closing Date and set forth on Schedule 7.08 or any amendment thereto to the extent such amendment is not adverse to the Lenders when taken as a whole in any material respect and other transactions, agreements and arrangements described on Schedule 7.08;
(iii)    Restricted Payments permitted under Section 7.07;
(iv)    transactions with Wholly Owned Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the Ordinary Course of Business of such Borrower and in a manner consistent with past practice;
(v)    transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the Ordinary Course of Business of a Borrower;
(vi)    without duplication of any amounts otherwise paid with respect to Taxes, payments by Holdings (and any Parent Entity), Borrowers and their Subsidiaries pursuant to any Pre-Petition tax-sharing agreements among Holdings (and any such Parent Entity), Borrowers and their Subsidiaries, on customary terms and consistent with past practices, that require each party to make payments when such taxes are due or refunds received of amounts equal to the income tax liabilities and refunds generated by each such party calculated on a separate return basis and payments to the party generating tax benefits and credits of amounts equal to the value of such tax benefits and credits made available to the group by such party;
(vii)    the provision to Subsidiaries of cash management, accounting and other overhead services in the Ordinary Course of Business of a Borrower, consistent with Past practices and undertaken in good faith (as certified in an officer’s certificate executed by a Responsible Officer of Borrowers) and not for the purpose of circumventing any covenant set forth in this Agreement;
(viii)    intercompany transactions undertaken in good faith (as certified in an officer’s certificate executed by a Responsible Officer of Borrowers) for the purpose of improving the consolidated tax efficiency of Borrowers and their Subsidiaries and not for the purpose of circumventing any covenant set forth in this Agreement, provided that such transactions do not result in any Default or Event of Default; or
(ix)    transactions with Metals USA Holdings Corp., Berry Plastics Group, Inc. or any subsidiary thereof on terms consistent with past practice prior to the Transactions.
Section 7.09.    Business of Borrowers and Their Subsidiaries. Notwithstanding any other provisions hereof, engage at any time in any business or business activity other than any business or business activity conducted by any of them on the Closing Date and any business or business activities incidental or related thereto, or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto.
Section 7.10.    Modifications Governing Documents. (b) Amend or modify in any manner, or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to Lenders taken as a whole (as determined in good faith by such Borrower)), the articles or certificate of incorporation, bylaws, limited liability company operating agreement, partnership agreement or other organizational documents of such Borrower or any of its Subsidiaries.
(c)    Permit any Material Subsidiary of a Borrower to enter into any agreement or instrument that by its terms restricts the payment of dividends or distributions or the making of cash advances to such Borrower, except, in each case, restrictions imposed by applicable Laws.
Section 7.11.    Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than Holdings, Borrowers and their Subsidiaries.
Section 7.12.    Accounting Changes. Make any significant change in accounting treatment or reporting practices, except as may be permitted or required by GAAP and/or applicable requirements of the SEC, or establish a fiscal year different from the Fiscal Year, unless such Borrower has notified Agent of any such change and complied with all disclosure and other requirements of applicable Laws.
Section 7.13.    Amendments to Certain Debt.
(b)    (i) Amend or modify, or permit the amendment or modification of, any provision of Material Indebtedness, or any agreement, document or instrument evidencing or relating thereto or (ii) amend, supplement, or otherwise modify any Pre-Petition Term Loan Document other than amendments or modifications made in accordance with the Intercreditor Agreement and authorized by a Final Order of the Court.
(c)    Amend, supplement or otherwise modify any Term DIP Credit Document except to the extent not prohibited under the Intercreditor Agreement and (to the extent required) authorized by a Final Order of the Court.
Section 7.14.    Restrictions on Payment of Term Loan Obligations. Make any payment (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) in respect of any Pre-Petition Term Loan Obligations or Term DIP Obligations from the proceeds of the ABL Priority Collateral or Loans until Full Payment of the Obligations and the Pre-Petition Obligations.
Section 7.15.    Employee Plans. Become party to any Multiemployer Plan or Foreign Plan, other than any in existence on the Petition Date.
Section 7.16.    Modifications to DIP Financing Orders. Seek or consent to any amendment, supplement or any other modification of any of the terms of the DIP Financing Orders after such orders are entered by the Court without the prior written consent of Agent (and, with respect to any material change, Required Lenders).
Section 7.17.    Filing of Motions and Applications. Without the prior written consent of Agent (and with respect to any material change or modification, the Required Lenders), apply to the Court for, or join in or support any motion or application seeking, authority to (a) take any action that is prohibited by the terms of any of the Credit Documents or the DIP Financing Orders, (b) refrain from taking any action that is required to be taken by the terms of any of the Credit Documents or the DIP Financing Orders, or (c) permit any Indebtedness or Claim to be pari passu with or senior to any of the Obligations , except as expressly stated in the DIP Financing Orders.
Section 7.18.    Superpriority Claim. Incur, create, assume, suffer to exist or permit any other Superpriority Claim which is pari passu with or senior to the Claims of Agent and Lenders against Borrowers, except as expressly stated in the DIP Financing Orders.
Section 7.19.    Use of Proceeds. Use any proceeds of Loans or Cash Collateral for a purpose that is prohibited by this Agreement or the DIP Financing Orders and set forth in the DIP Budget.
Section 7.20.    DIP Budget. Amend or modify the DIP Budget without the prior written consent of Agent and Required Lenders.
Section 7.21.    Chapter 11 Plan. Pursue or support the confirmation of any Chapter 11 Plan proposed for any Borrower in the Chapter 11 Cases other than an Acceptable Chapter 11 Plan.
Section 7.22.    Minimum Liquidity. Permit Liquidity on any date to be less than (i) $5,000,000 or (ii) after a 363 Sale is consummated with a resulting work force reduction and Borrowers have certified to Agent the highest aggregate amount of Borrowers' and their respective Subsidiaries' weekly payroll and payroll taxes following such work force reduction, the greater of $2,500,000 or the highest aggregate weekly amount of such payroll and payroll taxes. As used herein, the term "Liquidity" shall mean, at any time, the sum of (x) Availability at such time, (y) the maximum amount that is available to be borrowed under the Term DIP Facility at such time, and (z) the aggregate amount of Borrowers' cash on hand that is available for their use pursuant to the DIP Financing Order then in effect (other than cash then required to be turned over to Agent for payment of any Obligations, Pre-Petition Obligations, Pre-Petition Term Loan Obligations or Term DIP Obligations).
ARTICLE VIII
EVENTS OF DEFAULT
Section 8.01.    Events of Default. Upon or after the occurrence of any of the following events (each, an "Event of Default"):
(aa)    any representation or warranty made or deemed made by any Borrower herein or in any other Credit Document or any certificate or document delivered pursuant hereto or thereto shall prove to have been false or misleading in any material respect when so made or deemed made; provided, however, that any breach of Section 4.15 as a result of the termination of one or more ERISA Plans in connection with the Chapter 11 Cases will not be deemed to have a Material Adverse Effect for purposes of this Section 8.01(a);
(bb)    default shall be made in the payment of any principal of any Loan or any L/C Obligation or the deposit of any funds as Cash Collateral in respect of L/C Obligations when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;
(cc)    default shall be made in the payment of any interest on any Loan or any L/C Obligation or in the payment of any Fee or any other amount (other than an amount referred to in (b) above) due under any Credit Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of 5 Business Days;
(dd)    default shall be made in the due observance or performance by any Borrower of any covenant, condition or agreement contained in Section 6.01(a), 6.05(i), 6.08 or 6.10(d) or in Article VII;
(ee)    default shall be made in the due observance or performance by any Borrower of any covenant, condition or agreement contained in any Credit Document (other than those specified in paragraphs (b), (c) and (d) above) and such default shall continue unremedied for a period of (i) 15 days or (ii) 5 Business Days in the case of any covenant, condition or agreement contained in Section 6.07, 6.12, 6.13 or 6.14) after notice thereof from Agent to such Borrower; provided, however, that such notice and opportunity to cure provisions shall not apply in the case of any failure to perform, keep or observe any such covenant which is not capable of being cured or which is a willful breach by any Borrower;
(ff)    (i) any Borrower or any Subsidiary thereof (A) fails to make payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and beyond any applicable grace period, regardless of amount, in respect of the Term DIP Obligations or any Material Indebtedness incurred Post-Petition (to the extent that the holder(s) of such Material Indebtedness is not stayed from exercising any remedies to allow enforced collection of such Material Indebtedness), (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition shall exist, under any agreement or instrument relating to the Term DIP Obligations, if the effect of such failure, event or condition (giving effect to any applicable grace period) is to cause, or to permit the holder or holders or beneficiary or beneficiaries of the Term DIP Obligations (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, the Term DIP Obligations to be declared to be due and payable prior to its stated maturity or (C) shall be required by the terms of the Term DIP Obligations to offer to prepay or repurchase such Term DIP Obligations (or any portion thereof) prior to the stated maturity thereof; (ii) notwithstanding the Intercreditor Agreement, the Term DIP Documents shall be amended, or the Term DIP Obligations are refinanced, without the prior written consent of Required Lenders; or (iii) there occurs under any Post-Petition Swap Contract or Swap Obligation (other than as a result of the Chapter 11 Cases) an Early Termination Date (as defined in such Swap Contract) resulting from any event of default under such Swap Contract as to which any Borrower or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) and the Swap Termination Value owed by such Borrower or any Subsidiary thereof as a result thereof is greater than $500,000; provided that this clause (f) shall not apply to secured Indebtedness that becomes due, or which any Borrower or any Subsidiary thereof shall be required to prepay or repurchase, as a result of the sale or transfer (including by way of condemnation or casualty) of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness;
(gg)    there shall have occurred a Change in Control;
(hh)    there shall occur any default or event of default on the part of any Borrower under any Post-Petition agreement, document or instrument to which such Borrower is a party or by which such Borrower or any of its Properties is bound, creating or relating to any Material Indebtedness (other than the Obligations or the Term DIP Obligations) if the payment or maturity of such Indebtedness may be accelerated in consequence of such event of default or demand for payment of such Indebtedness may be made;
(ii)    any loss, theft, damage or destruction of any of the Inventory not fully covered (subject to such deductibles as Agent shall have permitted) by insurance if the amount not covered by insurance exceeds, for any such loss, theft, damage or destruction occurring prior to the closing of the sale of the Downstream Business, $2,000,000, and, for any such loss, theft, damage or destruction occurring thereafter, $250,000;
(jj)    there shall occur any event or condition that has had or could reasonably be expected to have a Material Adverse Effect;
(kk)    there shall occur a cessation of a substantial part of the business of any Borrower for a period which may be reasonably expected to have a Material Adverse Effect other than as a result of a 363 Sale; or any Borrower shall suffer the loss or revocation of any license or permit now held or hereafter acquired by such Borrower which is necessary to the continued or lawful operation of its business; or any Borrower shall be enjoined, restrained or in any way prevented by court, governmental or administrative order from conducting all or any material part of its business affairs for a period which may be reasonably expected to have a Material Adverse Effect; or any material lease or agreement pursuant to which any Borrower leases or occupies any premises on which any Collateral is located shall be canceled or terminated prior to the expiration of its stated term and such cancellation or termination has had or could reasonably be expected to have a Material Adverse Effect; or any material part of the Collateral shall be taken through condemnation or the value of such Collateral in excess of $1,000,000 shall be materially impaired through condemnation and, in either case, Borrowers shall not have received compensation in the amount of the value of such Collateral;
(ll)    the failure by any Borrower or any Subsidiary to pay one or more final judgments aggregating in excess of $1,000,000 (to the extent not covered by insurance or to the extent that payment thereof is not stayed in the Chapter 11 Cases), which judgments are not discharged or effectively waived or stayed for a period of 30 consecutive days, to the extent not covered by insurance or to the extent that payment thereof is not stayed in the Chapter 11 Cases;
(mm)    (i) a trustee shall be appointed by a United States district court to administer any ERISA Plan, (ii) an ERISA Event or ERISA Events shall have occurred with respect to any ERISA Plan or Multiemployer Plan, (iii) the PBGC shall institute proceedings (including giving notice of intent thereof) to terminate any ERISA Plan or Plans or Multiemployer Plan or Plans, (iv) Holdings, any Borrower or any Subsidiary or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, (v) Holdings, any Borrower or any Subsidiary shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any ERISA Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; provided, however, that aggregate liabilities arising in connection with the termination of one or more ERISA Plans in connection with the Chapter 11 Cases will not be deemed to have a Material Adverse Effect for purposes of this Section 8.01(m);
(nn)    A Borrower or any senior officer is criminally indicted or convicted for (i) a felony committed in the conduct of any Borrower's business, or (ii) violating any state or federal Laws (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act), in each case that could lead to forfeiture of any material property or any Collateral;
(oo)    If (i) the Obligations shall at any time fail to constitute "Senior Debt," "Designated Senior Debt" or any similar designation under and as defined in any agreement or instrument governing any Indebtedness that is subordinated to the Obligations or (ii) the subordination provisions of any agreement or instrument governing any Indebtedness in a principal amount in excess of $250,000 that is subordinated to the Obligations shall for any reason (other than as a result of any action or inaction of Agent or any Lender) be revoked or invalidated, or otherwise cease to be in full force and effect, unless such Indebtedness would otherwise be permitted to be incurred as "Senior Debt" at such time, or any Borrower shall contest in any manner the validity or enforceability thereof;
(pp)    Except as otherwise consented to by Required Lenders, any Borrower shall fail to comply in any material respect with any of the provisions of the DIP Financing Orders; an order of the Court shall be entered providing for a change in venue with respect to any Chapter 11 Case other than with regard to Jamaica, and such order shall not be reversed or vacated within 60 days after its entry; a trustee shall be appointed in any of the Chapter 11 Cases; a responsible officer or an examiner shall be appointed in any of the Chapter 11 Cases with enlarged powers (powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code; any of the Chapter 11 Cases shall be dismissed or converted to a case under Chapter 7, or the filing by any Borrower (or the failure by a Borrower to oppose the filing by others) of a motion seeking such relief; any Borrower shall make a payment on account of any Pre-Petition Indebtedness other than in accordance with an order of the Court and permitted hereunder; the Court shall enter an order terminating the exclusive right of any Borrower to file a Chapter 11 Plan; any Borrower shall obtain Court approval of a disclosure statement for a Chapter 11 Plan other than an Acceptable Chapter 11 Plan or a Confirmation Order shall be entered with respect to a Chapter 11 Plan (regardless of the proponent of such Chapter 11 Plan) if such Chapter 11 Plan is not an Acceptable Chapter 11 Plan; Borrowers shall enter into an agreement for, or shall file (or support or fail to oppose) a motion seeking, or the Court shall enter, an order authorizing, a sale of all or substantially all of Borrowers' assets for a cash price or other terms that will not result in Full Payment of the Obligations and the Pre-Petition ABL Obligations at the closing of such sale unless the terms are otherwise acceptable to Agent and Required Lenders in their sole and absolute discretion; any Borrower shall file a motion seeking authority to consummate a sale of assets of such Borrower outside the Ordinary Course of Business (other than any such sale of assets that is permitted by the Credit Documents) having a value in excess of $500,000, or any sale of any part of the ABL Priority Collateral pursuant to Section 363 of the Bankruptcy Code, in each case without Agent's and Required Lenders’ consent; without the prior written consent of Agent and Required Lenders, any Borrower shall file a motion to alter, amend, stay, vacate, supplement, modify, or reconsider, in any respect, either of the DIP Financing Orders after entry by the Court or either of the DIP Financing Orders is amended, vacated, stayed, reversed or otherwise modified, whether on appeal or otherwise; the Court shall enter an order granting any Person, other than Agent, relief from the automatic stay to permit foreclosure on or repossession of any material assets of any Borrower or any ABL Priority Collateral or to permit the commencement or continuation of Pre-Petition litigation against any Borrower for any purpose other than to liquidate the amount of a disputed Claim involving potential liability not covered by insurance and in excess of $500,000 in the aggregate; an order shall be entered for the substantive consolidation of the Estate of any Borrower with any other Person, unless such Person is another Borrower, and such order granting substantive consolidation provides that the assets of such Borrower shall remain subject to the Liens of Agent and the Pre-Petition Agent securing the Obligations and the Pre-Petition ABL Obligations, respectively; any order is entered prohibiting or otherwise unduly restricting, or the Court shall prohibit or otherwise unduly restrict, the ability of Pre-Petition Lenders to credit bid the Pre-Petition Obligations outstanding under the Pre-Petition Credit Documents; the Facility shall cease to be in full force and effect, the Court shall declare the Facility to be null and void, any Borrower shall contest the validity or enforceability of the Facility, any Borrower shall deny in writing that such Borrower has any further liability or obligation under the Facility (other than as a result of Full Payment), or Lenders shall cease to have the benefit of the Liens granted by either of the DIP Financing Orders (other than as a result Full Payment); an order shall be entered by the Court avoiding or requiring disgorgement by Agent or any Lender of any amounts received in respect of the Obligations; any Borrower shall not have sufficient Availability, together with unused commitments under the Term Credit Documents, for a period of 30 consecutive days to pay, or shall otherwise fail to pay, as and when due and payable, the costs and expenses of administration that are incurred by such Borrower in the Chapter 11 Cases (other than disputed amounts and fees and expenses covered by the Carve-Out); a Borrower shall file any motion or other request with the Court seeking authority to use any cash proceeds of any ABL Priority Collateral or to obtain any financing under Section 364(d) of the Bankruptcy Code secured by a priming Lien, or Lien of equal priority with Agent's Liens, upon any ABL Priority Collateral, in each case without Agent's prior written consent; except as permitted in the DIP Financing Orders, the Court enters any order in any of the Chapter 11 Cases granting to any Person a Superpriority Claim or Lien pari passu with or senior to that granted to Agent under the DIP Financing Orders (unless subject to a Reserve); any Borrower shall file any action, suit or other proceeding or contested matter challenging the validity, perfection or priority of any Liens of Agent securing the Obligations or any Liens of the Pre-Petition Agent securing the Pre-Petition Obligations, or the validity or enforceability of any of the Credit Documents or Pre-Petition Credit Documents, or asserting any Avoidance Actions against either of Agent, any Lender, the Pre-Petition Agent or any Pre-Petition Lender, or seeking to recover any monetary damages from either of Agent, any Lender, the Pre-Petition Agent or any Pre-Petition Lender; any Borrower shall file a motion or other pleading seeking relief that, if granted, could reasonably be expected to result in the occurrence of an Event of Default (unless such relief, if granted (or the relevant transaction) would result in Full Payment of the Obligations and the Pre-Petition Obligations immediately upon consummation of the matter addressed by such motion or pleading, whether pursuant to a Chapter 11 Plan or otherwise); or without Agent's consent and except following a 363 Sale, any Borrower discontinues or suspends all or any material part of its business operations or commences an orderly wind-down or liquidation of a material portion of its business;
(qq)    there shall occur any event of default on the part of any Borrower or any Subsidiary under any Term DIP Credit Document; provided, however, that, in the event such default or event of default is waived by the Term DIP Agent and the requisite Term DIP Lenders (and Agent is provided with a copy of the writing by the Term DIP Agent confirming such waiver) and such default or event of default is not otherwise a Default or Event of Default hereunder except by operation of this Section 8.01, such event of default shall not constitute an Event of Default hereunder;
(rr)    any Credit Document shall for any reason be asserted in writing by any Borrower not to be a legal, valid and binding obligation of any party thereto, any security interest purported to be created by any Security Document and to extend to assets that are not immaterial to Borrowers and their Subsidiaries on a consolidated basis shall cease to be, or shall be asserted in writing by a Borrower not to be, a valid and perfected security interest (perfected as or having the priority required by this Agreement or the relevant Security Document and subject to such limitations and restrictions as are set forth herein and therein) in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the limitations of foreign Laws, rules and regulations as they apply to pledges of Equity Interests in Foreign Subsidiaries or the application thereof, or from the failure of Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Agreement or to file Uniform Commercial Code continuation statements or take the actions described on Schedule 4.04 and except to the extent that such loss is covered by a lender’s title insurance policy and Agent shall be reasonably satisfied with the credit of such insurer;
(ss)    The Intercreditor Agreement or any provision thereof shall cease to be in full force and effect (except in accordance with its terms), or any Borrower shall deny or disaffirm their respective obligations thereunder or default in the due performance or observance of any term, covenant or agreement on their part to be performed or observed pursuant to the terms thereof;
(tt)    A Borrower or any of its Affiliates shall challenge or contest in any action, suit or proceeding the validity or enforceability of any of the Credit Documents, the legality, validity or enforceability of any of the Obligations, or the perfection or priority of any Lien granted to Agent, or any of the Credit Documents ceases to be in full force or effect for any reason other than a full or partial waiver or release by Agent and Lenders in accordance with the terms hereof;
(uu)    an order in the Chapter 11 Cases shall be entered (i) charging any of the Collateral under Section 506(c) of the Bankruptcy Code against Lenders or (ii) limiting the extension under Section 552(b) of the Bankruptcy Code of the Liens of the Pre-Petition Agent on the Collateral to any proceeds, products, offspring, or profits of the Collateral acquired by any Borrower after the Petition Date, or the commencement of other actions that is materially adverse to Agent, Lenders or their respective rights and remedies under the Facility in any of the Chapter 11 Cases or inconsistent with any of the Credit Documents; or
(vv)    if the Final DIP Financing Order does not include a waiver, in form and substance satisfactory to Agent and Required Lenders, of (i) the right to surcharge the Collateral under Section 506(c) of the Bankruptcy Code and (ii) any ability to limit the extension under Section 552(b) of the Bankruptcy Code of the Liens of the Pre-Petition Agent on the Collateral to any proceeds, products, offspring, or profits of the Collateral acquired by any Borrower after the Petition Date;
then, and in every such event, and at any time thereafter during the continuance of such event, Agent, subject to any notice requirement in the DIP Financing Orders (the "Default Notice Requirement"), and with the automatic stay provisions of Section 362 of the Bankruptcy Code being automatically vacated and modified as provided in the DIP Financing Orders, including to the extent necessary to permit Agent to exercise its rights and remedies without further order of the Court, may (and at the written request of Required Lenders shall) take any or all of the following actions, at the same or different times:
(a)    terminate, reduce or condition any Commitments (and any obligations to make L/C Credit Extensions);
(b)    declare the Loans and L/C Obligations then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans and the L/C Obligations so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of Borrowers accrued hereunder and under any other Credit Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrowers, anything contained herein or in any other Credit Document to the contrary notwithstanding;
(c)    require Borrowers to Cash Collateralize L/C Obligations, Cash Management Obligations and other Obligations that are contingent or not yet due and payable, and, if Borrowers fail promptly to deposit such Cash Collateral, Agent may advance the required Cash Collateral as Revolving Facility Loans (whether or not an Out-of-Formula Condition exists or is created thereby, or the conditions in Section 5.1 are satisfied); provided, however, that no Lender shall be required to fund any such Revolving Facility Loan that would cause such Lender's Revolving Facility Exposure to exceed its Revolving Facility Commitment. Any such deposit or advance shall be held by Agent as Cash Collateral to fund future payments with respect to any L/C Obligations. At such time as the L/C Obligations have been paid or terminated and all Letters of Credit have been drawn upon or expired, any amounts remaining in such reserve shall be applied against any outstanding Obligations, or, if all Obligations have been indefeasibly paid in full, returned to Borrowers;
(d)    exercise all of the rights and remedies of a secured party under the UCC or under other applicable Laws, and all other legal and equitable rights to which Agent may be entitled under any of the Credit Documents and applicable Laws, all of which rights and remedies shall be cumulative and shall be in addition to any other rights or remedies contained in this Agreement or any of the other Credit Documents or authorized by applicable Laws, and none of which shall be exclusive;
(e)    collect all amounts at any time payable to a Borrower from any Account Debtor or other Person at any time indebted to such Borrower;
(f)    take immediate possession of any of the ABL Priority Collateral, and to (i) require Borrowers to assemble the Collateral, at Borrowers’ expense, and make it available to Agent at a place designated by Agent which is reasonably convenient to both parties, and (ii) enter any premises where any of the Collateral shall be located and to keep and store the Collateral on said premises until sold (and if said premises be the Property of a Borrower, then such Borrower agrees not to charge Agent for storage thereof);
(g)    sell or otherwise dispose of all or any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale or sales, with such notice as may be required by applicable Laws, in lots or in bulk, for cash or on credit, all as Agent, in its discretion, may deem advisable. Each Borrower agrees that any requirement of notice to Borrowers of any proposed public or private sale or other disposition of Collateral by Agent shall be deemed reasonable notice thereof if given at least 10 days prior thereto, and each such sale may be at such location or locations as Agent may designate in said notice. Agent shall have the right to conduct such sales on any Borrower’s premises, without charge therefor, and such sales may be adjourned from time to time in accordance with applicable Laws. Administrative shall have the right to sell, lease or otherwise dispose of the Collateral, or any part thereof, for cash, credit or any combination thereof, and Agent may purchase all or any part of the Collateral at public or, if permitted by Laws, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Obligations. The proceeds realized from any sale or other disposition of any Collateral may be applied, after allowing 2 Business Days for collection, first to any Extraordinary Expenses incurred by Agent, second to interest accrued with respect to any of the Obligations; and third, to the principal balance of the Obligations. If any deficiency shall arise, Borrowers shall remain jointly and severally liable to Agent and Lenders therefor;
(h)    after obtaining relief from the automatic stay, the right to the appointment of a receiver, without notice of any kind whatsoever, to take possession of all or any portion of the Collateral and to exercise such rights and powers as the court appointing such receiver shall confer upon such receiver; and
(i)    exercise all rights and remedies granted to it under any Credit Document and all its rights and remedies under any applicable Laws or in equity;
Provided, however, that that Agent shall not exercise any rights or remedies prior to the expiration or satisfaction of the Default Notice Requirement, other than to contest any assertion by any interested party that no Event of Default has occurred or is in existence and other than to cease funding Revolving Facility Loans, issuing Letters of Credit or otherwise extending any credit to any Borrower under the Facility.
Section 8.02.    License. Agent is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person), after the occurrence and during the continuance of an Event of Default, any or all intellectual property of each Borrower, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral. Each Borrower's rights and interests under or with respect to intellectual property shall inure to Agent's benefit.
Section 8.03.    Remedies Cumulative; No Waiver; Disclosures to Committee. All covenants, conditions, provisions, warranties, guaranties, indemnities, and other undertakings of Borrowers contained in this Agreement and the other Credit Documents , or in any document referred to herein or contained in any agreement supplementary hereto or in any schedule or contained in any other agreement between Agent or any Lender and any or all Borrowers, heretofore, concurrently, or hereafter entered into, shall be deemed cumulative to and not in derogation or substitution of any of the terms, covenants, conditions, or agreements of Borrowers herein contained. The rights and remedies of Agent and Lenders under this Agreement and the other Credit Documents shall be cumulative and not exclusive of any rights or remedies that either of Agent or any Lender would otherwise have. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations. Neither (i) the failure or delay of either of Agent or any Lender to require strict performance by any Borrower of any provision of any of the Credit Documents or to exercise or enforce any rights, Liens, powers, or remedies under any of the Credit Documents or applicable Laws or with respect to any Collateral, (ii) the making of any ABL Revolving Facility Loan during a Default, Event of Default or other failure to satisfy any conditions precedent, nor (iii) acceptance by either of Agent or any Lender of any payment or performance by a Borrower under any Credit Documents in a manner other than that specified therein shall not operate as a waiver of such performance, Liens, rights, powers and remedies or a course of dealing, but all such requirements, Liens, rights, powers, and remedies shall continue in full force and effect until all Revolving Facility Loans and all other Obligations owing or to become owing from any Borrower to Agent and Lenders shall have been fully satisfied. None of the undertakings, agreements, warranties, covenants and representations of Borrowers contained in this Agreement or any of the other Credit Documents and no Event of Default by any Borrower under this Agreement or any other Credit Documents shall be deemed to have been suspended or waived by either of Agent or any Lender, unless such suspension or waiver is by an instrument in writing specifying such suspension or waiver and is signed by a duly authorized representative of such Agent or such Lender and directed to Borrowers. If either of Agent or any Lender shall accept performance by a Borrower, in whole or in part, of any obligation that a Borrower is required by any of the Credit Documents to perform only when a Default or Event of Default exists, or if either of Agent or any Lender shall exercise any right or remedy under any of the Credit Documents that may not be exercised other than when a Default or Event of Default exists, such Agent’s or Lender’s acceptance of such performance by a Borrower or such Agent’s or Lender’s exercise of any such right or remedy shall not operate to waive any such Default or Event of Default or to preclude the exercise by either of Agent or any Lender of any other right or remedy, unless otherwise expressly agreed in writing by such Agent or such Lender, as the case may be. Agent and any Lender may discuss any Borrower's business and financial condition and assets and liabilities with any Committee.
Section 8.04.    Application of Funds. After the exercise of remedies provided for in Section 8.01 (or after the Loans have automatically become immediately due and as set forth in Section 8.01), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.17, be applied by Agent in the following order:
FIRST, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to Agent and amounts payable under Article III) payable to Agent in its capacity as such;
SECOND, to payment of that portion of the Obligations constituting accrued and unpaid interest and unpaid principal of the Swing Line Loans payable to the Swing Line Lender and Agent Advances payable to Agent, ratably among the Swing Line Lender and Agent in proportion to the respective amounts described in this clause Second held by them;
THIRD, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and unpaid principal of the L/C Borrowings, ratably among L/C Issuers in proportion to the respective amounts described in this clause Third held by them;
FOURTH, to payment of that portion of the Obligations constituting fees (other than amounts paid under preceding clauses) payable to Lenders and L/C Issuers arising under the Credit Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Fourth payable to them;
FIFTH, to Agent for the account of L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by Borrowers pursuant to Sections 2.05 and 2.16;
SIXTH, to payment of that portion of the Obligations, other than amounts paid under preceding clauses, constituting (i) accrued and unpaid interest on the Loans and other Obligations (excluding the Incremental Revolving Facility Loans), (ii) unpaid principal of the Loans (excluding the Incremental Revolving Facility Loans), in each case, ratably among Lenders in proportion to the respective amounts described in this clause Sixth held by them;
SEVENTH, to payment of that portion of the Obligations, other than amounts paid under preceding clauses, constituting accrued and unpaid interest on, and unpaid principal of, the Incremental Revolving Facility Loans, in each case, ratably among Lenders in proportion to the respective amounts described in this clause Seventh held by them;
EIGHTH, to payment of that portion of the Obligations constituting unpaid amounts then owing under Cash Management Obligations, ratably among the Cash Management Banks in proportion to the respective amounts described in this clause Eighth held by them;
NINTH, to payment of that portion of the Obligations constituting indemnities and other amounts (other than amounts paid under preceding clauses) due or payable to Lenders and L/C Issuers, ratably among them in proportion to the respective amounts described in this clause Ninth payable to them; and
LAST, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrowers or as otherwise required by any Laws.
Subject to Sections 2.05(c) and 2.16, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
Notwithstanding the foregoing, (i) Agent and Pre-Petition Agent may agree at any time or times to allocate (or re-allocate) proceeds of Collateral as between the Pre-Petition ABL Obligations and the Obligations and (ii) all Cash Management Obligations shall be excluded from the application described above if Agent has not received written notice thereof, together with such supporting documentation as Agent may request, from the applicable Cash Management Bank. Each Cash Management Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a "Lender" party hereto.
ARTICLE IX
THE AGENCY PROVISIONS
Section 9.01.    Appointment and Authority.
(b)    Agent. Each of Lenders (in its capacities as any Lender and on behalf of itself and its Affiliates as a potential Cash Management Bank) and L/C Issuers hereby irrevocably appoints Bank of America to act on its behalf as Agent hereunder and under the other Credit Documents and authorizes Agent to take such actions on its behalf and to exercise such powers as are delegated to Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto (including, without limitation, the making of one or more Agent Advances). The provisions of this Article are solely for the benefit of Agent, Lenders and L/C Issuers; Borrowers shall not have rights as third party beneficiaries of any of such provisions (except as expressly provided in Section 9.06). It is understood and agreed that the use of the term "agent" herein or in any other Credit Documents (or any other similar term) with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Laws. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
(c)    Agent. Agent shall also act as the "Agent" under the Credit Documents, and each of Lenders (in its capacities as any Lender on behalf of itself and its Affiliates and as a potential Cash Management Bank) and L/C Issuers hereby irrevocably appoints and authorizes Agent to act as the agent of such Lender and L/C Issuers for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of Borrowers to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, Agent, as "Collateral Agent" and any co-agent, sub-agent and attorneys-in-fact appointed by Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents (or for exercising any rights and remedies thereunder at the direction of Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agent, sub-agent and attorneys-in-fact were the "Collateral Agent" under the Credit Documents) as if set forth in full herein with respect thereto.
Section 9.02.    Rights as Lender. The Person serving as Agent hereunder shall have the same rights and powers in its capacity as a lender as any other Lender and may exercise the same as though it were not Agent, and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as any financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not Agent hereunder and without any duty to account therefor to Lenders.
Section 9.03.    Exculpatory Provisions. Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, Agent:
(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that Agent is required to exercise as directed in writing by Required Lenders (or such other number or percentage of Lenders as shall be expressly provided for herein or in the other Credit Documents); provided that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Credit Document or applicable Laws, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(iii)    shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity.
Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of Required Lenders (or such other number or percentage of Lenders as shall be necessary, or as Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.01) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and nonappealable judgment. Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to Agent by a Borrower, any Lender or a L/C Issuer.
Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document, (v) the value or the sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Agent.
Section 9.04.    Reliance by Agent. Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of any Lender or a L/C Issuer, Agent may presume that such condition is satisfactory to such Lender or L/C Issuer unless Agent shall have received notice to the contrary from such Lender or L/C Issuer prior to the making of such Loan or the issuance, extension, renewal or increase of such Letter of Credit. Agent may consult with legal counsel (who may be counsel for a Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 9.05.    Delegation of Duties. Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-Agent appointed by Agent. Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent. Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.
Section 9.06.    Resignation of Agent.
(a)    Agent may at any time give notice of its resignation to Lenders, L/C Issuers and Borrowers. Upon receipt of any such notice of resignation, Required Lenders shall have the right, in consultation with Borrowers, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by Required Lenders) (the "Resignation Effective Date"), then the retiring Agent may (but shall not be obligated to) on behalf of Lenders and L/C Issuers, appoint a successor Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    If the Person serving as Agent is a Defaulting Lender pursuant to clause (iv) of the definition thereof, Required Lenders may, to the extent permitted by applicable Laws, by notice in writing to Borrowers and such Person, remove such Person as Agent and, in consultation with Borrowers, appoint a successor. If no such successor shall have been so appointed by Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by Required Lenders) (the "Removal Effective Date"), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Agent , all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time, if any, as Required Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). The fees payable by Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrowers and such successor. After the retiring or removed Agent’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Agent, its sub-Agent and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Agent.
(d)    Any resignation by Bank of America as Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit issued by it which are outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto, including the right to require Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.05(d). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment by Borrowers of a successor L/C Issuer or Swing Line Lender hereunder (which successor shall in all cases be any Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as applicable, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, issued by the retiring L/C Issuer which are outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
Section 9.07.    Non-Reliance on Agent and Other Lenders. Each Lender and L/C Issuer acknowledges that it has, independently and without reliance upon Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and L/C Issuer also acknowledges that it will, independently and without reliance upon Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.
Section 9.08.    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as a Lender or an L/C Issuer hereunder.
Section 9.09.    Collateral Matters. Each of Lenders (in its capacities as a Lender and as a potential Cash Management Bank) and L/C Issuers irrevocably authorizes Agent, at its option and in its discretion, to:
(vi)    release any Lien on any property granted to or held by Agent under any Credit Document (A) upon termination of the Commitments of all Lenders and Full Payment of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements, including cash collateralization or backstopping, reasonably satisfactory to Agent and L/C Issuers shall have been made), (B) with respect to any property that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Credit Document or (C) if approved, authorized or ratified in writing in accordance with Section 10.01;
(vii)    release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Credit Documents;
(viii)    subordinate any Lien on any property granted to or held by Agent under any Credit Document to the holder of any Lien on such property that is permitted by Section 7.02(a), (c), or (i); and
(ix)    ratify and reaffirm the Intercreditor Agreement and any other intercreditor agreement necessary or desirable to permit the incurrence by Borrowers of secured indebtedness permitted to be incurred hereunder with the priority permitted hereunder and perform its obligations and duties, and exercise its rights and remedies, thereunder.
Upon request by Agent at any time, Required Lenders will confirm in writing Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.09. In each case as specified in this Section 9.09, Agent will, at Borrowers' expense, execute and deliver to the applicable Borrower such documents as such Borrower may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Agreement and the other Credit Documents or to subordinate its interest in such item, in each case in accordance with the terms of the Credit Documents and this Section 9.09.
Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of Agent’s Lien thereon, or any certificate prepared by any Borrower in connection therewith, nor shall Agent be responsible or liable to Lenders for any failure to monitor or maintain any portion of the Collateral.
Without limiting the foregoing, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any of the Obligations, it being understood and agreed that all powers, rights and remedies under the Credit Documents may be exercised solely by Agent or Agent on behalf of Secured Parties in accordance with the terms thereof. In the event of a foreclosure by Agent on any of the Collateral pursuant to a public or private sale or other disposition (including any sale or disposition conducted under a plan of reorganization), any Secured Party may be the purchaser of any or all of such Collateral at any such sale or other disposition, and Agent, as agent for and representative of Secured Parties (but not any Lender or Cash Management Bank in its or their respective individual capacities) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by Agent on behalf of Secured Parties at such sale or other disposition. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral provided under the Credit Documents, to have agreed to the foregoing provisions. The provisions of this paragraph are for the sole benefit of Secured Parties and shall not afford any right to, or constitute a defense available to, any Borrower. Agent, in its capacity as "Agent" under the Intercreditor Agreement, shall be entitled to all rights, privileges, protections, immunities, benefits and indemnities provided to Agent under this Article IX and under Section 10.04.
ARTICLE X
MISCELLANEOUS
Section 10.01.    Amendments, Etc. Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Credit Document, and no consent to any departure by any Borrower therefrom, shall be effective unless in writing signed by Required Lenders (or by Agent with the consent or ratification of Required Lenders or such other number or percentage of Lenders as may be specified herein) and such Borrower, and acknowledged by Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that (x) Agent and Borrowers may, with the consent of the other, amend, modify or supplement this Agreement and any other Credit Document to cure any ambiguity, omission, typographical error, mistake, defect or inconsistency if such amendment, modification or supplement does not adversely affect the rights of any Agent, any Lender or any L/C Issuer, to comply with any local Laws or the advice of local counsel or to cause one or more Credit Documents to be consistent with other Credit Documents and (y) no such amendment, waiver or consent shall:
(vi)    (A)    waive any condition set forth in Section 5.02 without the written consent of each Lender or (B) without limiting the generality of the preceding clause (A), waive any condition set forth in Section 5.01 as to any Credit Event under the Facility (it being understood that the waiver of any Default or Event of Default or the amendment or waiver of any covenant or representation contained herein shall not constitute a waiver of any condition set forth in Section 5.01 or Section 5.02);
(vii)    extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.01) without the written consent of such Lender;
(viii)    postpone any date fixed by this Agreement or any other Credit Document for any payment(excluding mandatory prepayments) of principal, interest or fees due to Lenders (or any of them) hereunder or under any other Credit Document without the written consent of each Lender directly and adversely affected thereby;
(ix)    reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (ii) of the second proviso to this Section 10.01) any fees payable hereunder or under any other Credit Document, without the written consent of each Lender directly affected thereby; provided, however, that only the consent of Required Lenders shall be necessary to amend the definition of "Default Rate" or to waive any obligation of Borrowers to pay interest or Letter of Credit Fees at the Default Rate;
(x)    change Section 8.04 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby;
(xi)    change any provision of this Section 10.01 or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;
(xii)    release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;
(xiii)    increase the advance rates set forth in the definition of Borrowing Base without the written consent of each Lender;
(xiv)    subordinate any Lien granted to or arising in favor of Agent under this Agreement or any Security Document, without the written consent of each Lender, except as provided in the DIP Financing Orders and to continue the relative priorities under the Intercreditor Agreement; or
(xv)    except as otherwise set forth in the definitions of Eligible Accounts and Eligible Inventory, modify the eligibility criteria in respect of the Borrowing Base, or add new asset categories to the Borrowing Base, or otherwise cause the Borrowing Base availability under the Facility to be increased beyond the level permissible under this Agreement as then in effect, in each case without the written consent of each Lender;
and provided, further, that: (i) no amendment, waiver or consent shall, unless in writing and signed by each applicable L/C Issuer in addition to Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by Swing Line Lender in addition to Lenders required above, affect the rights or duties of Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by Agent in addition to Lenders required above, affect the rights or duties of Agent under this Agreement or any other Credit Document; and (iv) no amendment, waiver or consent which would require the consent of such Lender but for the fact that it is a Defaulting Lender shall be enforced against it without its consent. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately more adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.
Section 10.02.    Notices; Effectiveness; Electronic Communication.
(c)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to any Borrower, Holdings, Agent, a L/C Issuer or Swing Line Lender to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
(ii)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by any Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to any Borrower).
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(d)    Electronic Communications. Notices and other communications to Lenders and L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Agent; provided that the foregoing shall not apply to notices to any Lender or L/C Issuer pursuant to Article II if such Lender or L/C Issuer, as applicable, has notified Agent that it is incapable of receiving notices under such Article by electronic communication. Agent, Swing Line Lender and L/C Issuers or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(e)    The Platform. THE PLATFORM IS PROVIDED "AS IS" AND "AS AVAILABLE." THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall Agent or any of its Related Parties (collectively, "Agent Parties") have any liability to Holdings, any Borrower, any Lender, any L/C Issuer or any other Person for Claims of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or Agent’s transmission of Borrower Materials through the Internet.
(f)    Change of Address, Etc. Each of Borrowers, Agent, each L/C Issuer and Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to Borrowers, Agent, each L/C Issuer and Swing Line Lender. In addition, each Lender agrees to notify Agent from time to time to ensure that Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the "Private Side Information" or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Laws, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the "Public Side Information" portion of the Platform and that may contain material non-public information with respect to any Borrower or its securities for purposes of United States Federal or state securities Laws.
(g)    Reliance by Agent, L/C Issuers and Lenders. Agent, L/C Issuers and Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Borrowing Requests, Letter of Credit Applications and Swing Line Loan Notices) purportedly given by or on behalf of any Borrower or any other Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Each Borrower shall indemnify Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on any notice purportedly given by or on behalf of any Borrower in the absence of gross negligence or willful misconduct by Agent in relying on any notice purportedly given by or on behalf of such Borrower, such Lender or Related Party, as applicable, as determined in a final and non-appealable judgment by a court of competent jurisdiction. All telephonic notices to and other telephonic communications with Agent may be recorded by Agent, and each of the parties hereto hereby consents to such recording.
Section 10.03.    No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or L/C Issuer or by Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Credit Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided and provided under each other Credit Document are cumulative and not exclusive of any rights, remedies, powers and privileges provided by any Laws.
Notwithstanding anything to the contrary contained herein or in any other Credit Document, but subject to the Intercreditor Agreement, the authority to enforce rights and remedies hereunder and under the other Credit Documents against Borrowers or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Agent in accordance with Section 8.01 for the benefit of all Lenders and L/C Issuers; provided, however, that the foregoing shall not prohibit (i) Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Credit Documents, (ii) any L/C Issuer and Swing Line Lender from exercising the rights and remedies that inure to its benefit solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be, hereunder and under the other Credit Documents, (ii) any Lender from exercising setoff rights in accordance with Section 10.09 (subject to the terms of Section 2.14) or (iv) any Lender from filing proofs of Claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Borrower under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Agent hereunder and under the other Credit Documents, then (x) Required Lenders shall have the rights otherwise ascribed to Agent pursuant to Section 8.01 and (y) in addition to the matters set forth in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 2.14, any Lender may, with the consent of Required Lenders, enforce any rights and remedies available to it and as authorized by Required Lenders.

Section 10.04.    Expenses; Indemnity; Damage Waiver.
(b)    Costs and Expenses. Each Borrower agrees to pay (i) all reasonable and documented out-of-pocket expenses incurred (i) by Agent (including the reasonable and invoiced fees, charges and disbursements of Parker, Hudson, Rainer & Dobbs LLP, as counsel for Agent, and the reasonable fees, charges and disbursements of one local counsel for Agent in the Chapter 11 Cases), in connection with the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement, the other Credit Documents and DIP Financing Orders (including expenses incurred in connection with due diligence and initial ongoing Collateral examination to the extent incurred in compliance with this Agreement), any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions contemplated hereby or thereby shall be consummated), participation in the Chapter 11 Cases, enforcing the rights of Agent and Lenders under this Agreement, any of the other Credit Documents, the DIP Financing Orders and any other orders of the Court, (ii) by Lenders for reasonable and invoiced fees, charges and disbursements of a single law firm (and one additional law firm under the circumstances described in clause (iv) below) in connection with all matters arising in the Chapter 11 Cases; (iii) by any L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder; (iv) by Agent, any Lender or any L/C Issuer (including the reasonable and invoiced fees, charges and disbursements of any special counsel (limited to one firm for Agent, Lenders and L/C Issuers unless, in the reasonable opinion of Agent or any such Lender or L/C Issuer seeking reimbursement, such joint representation would be inappropriate due to the existence of any actual or potential conflict of interest, in which case Agent or any such Lender or L/C Issuer, as the case may be, shall inform Borrowers of such conflict and Borrowers shall reimburse the legal fees and expenses of no more than such number of additional outside counsel for Agent, Lenders and L/C Issuers as is necessary to avoid any actual or potential conflict of interest) and local counsel (limited to one firm for Agent, Lenders and L/C Issuers in each relevant jurisdiction unless, in the reasonable opinion of Agent or any such Lender or L/C Issuer seeking reimbursement, such joint representation would be inappropriate due to the existence of any actual or potential conflict of interest, in which case Agent or any such Lender or L/C Issuer, as the case may be, shall inform Borrowers of such conflict, and Borrowers shall reimburse the legal fees and expenses of no more than such number of additional outside counsel for Agent, Lenders and L/C Issuers as is necessary to avoid any actual or potential conflict of interest for Agent, Lenders and the L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; and (v) by Agent for reasonable invoiced charges and disbursements of a single appraisal firm, financial consulting, and environmental engineering firm or consultant.
(c)    Indemnification. Each Borrower shall indemnify each Agent (and any sub-agent thereof), each Joint Lead Arranger, each Lender, each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all Claims and related expenses (including the reasonable counsel fees, charges and disbursements of not more than one counsel, plus, if necessary, one local counsel per jurisdiction (except the allocated costs of in-house counsel) unless, in the reasonable opinion of any such Indemnitee seeking indemnity, such joint representation would be inappropriate due to the existence of any actual or potential conflict of interest, in which case such Indemnitee or Indemnitees, as the case may be, shall inform Borrowers of such conflict and Borrowers shall reimburse the legal fees and expenses of no more than such number of additional outside counsel for the Indemnitees as is necessary to avoid any actual or potential conflict of interest), incurred by any Indemnitee or asserted against any Indemnitee by Person (including any Borrower) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions and the other transactions contemplated hereby or thereby (including, in the case of Agent (and any sub-agent thereof) and its Related Parties, the administration of this Agreement and the other Credit Documents (including in respect of any matters addressed in Section 3.01)), (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (iii) any Claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Claims or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final and non-appealable decision (for purposes of this proviso only, each of Agent, each Joint Lead Arranger, any L/C Issuer, Swing Line Lender or any other Lender shall be treated as several and separate Indemnitees, but each of them together with its respective Related Parties, shall be treated as a single Indemnitee) or (y) any material breach of any Credit Document by such Indemnitee. Subject to and without limiting the generality of the foregoing sentence, each Borrower agrees to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all Claims and related expenses, including reasonable counsel or consultant fees, charges and disbursements (limited to not more than one counsel, plus, if necessary, one local counsel per jurisdiction) (except the allocated costs of in-house counsel), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (A) any Claim related in any way to Environmental Laws and Holdings, Borrowers or any of their Subsidiaries, or (B) any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on or from any property; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such Claims or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee (for purposes of this proviso only, each of Agent, each Joint Lead Arranger, any L/C Issuer, Swing Line Lender or any other Lender shall be treated as several and separate Indemnitees, but each of them together with its respective Related Parties shall be treated as a single Indemnitee). None of the Indemnitees (or any of their respective Affiliates) shall be responsible or liable to Holdings, any Borrower or any of their respective Subsidiaries, Affiliates or stockholders or any other Person for any special, indirect, consequential or punitive damages, which may be alleged as a result of the Facilities or the Transactions. Without limiting the provisions of Section 3.01(c), this Section 10.04(b) shall not apply with respect to Taxes (other than any Taxes that represent Claims, etc. arising from any non-Tax Claim). The provisions of this Section 10.04 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Credit Document, or any investigation made by or on behalf of Agent or any Lender or L/C Issuer. All amounts due under this Section 10.04 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.
(d)    Reimbursement by Lenders. To the extent that Borrowers for any reason fail indefeasibly to pay any amount required under subsection (a) or (b) of this Section to be paid by it or them to Agent (or any sub-agent thereof), any L/C Issuer or the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to Agent (or any such sub-agent), each L/C Issuer or the Swing Line Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s outstanding Loans and unused Commitments at such time) of such unpaid amount (including any such unpaid amount in respect of a Claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ percentage (carried out to the ninth decimal place) of the Facility (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, that, the unreimbursed expense or indemnified Claim or related expense, as the case may be, was incurred by or asserted against Agent (or any such sub-agent), a L/C Issuer or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for Agent (or any such sub-agent), a L/C Issuer or the Swing Line Lender in connection with such capacity. The obligations of Lenders under this subsection (c) are subject to the provisions of Section 2.02(a).
(e)    Waiver of Consequential Damages. To the fullest extent permitted by applicable Laws, no Borrower shall assert, and each hereby waives, and acknowledges that no Borrower shall have, any Claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction.
(f)    Payments. All amounts due under this Section shall be due and payable (and subject to the DIP Financing Orders) shall be paid not later than 10 days after demand therefor; provided, however, any Indemnitee shall promptly refund an indemnification payment received hereunder to the extent that there is a final judicial determination that such Indemnitee was not entitled to indemnification with respect to such payment pursuant to this Section 10.04.
(g)    Survival. The agreements in this Section and the indemnity provisions of Section 10.02(e) shall survive the resignation of Agent, any L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Commitments of all Lenders and the repayment, satisfaction or discharge of all the other Obligations.
Section 10.05.    Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to Agent, any L/C Issuer or any Lender, or Agent, any L/C Issuer or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (ii) each Lender and L/C Issuer severally agrees to pay to Agent upon demand its applicable share of any amount so recovered from or repaid by Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of Lenders and L/C Issuers under clause (ii) of the preceding sentence shall survive the Full Payment of the Obligations and the termination of this Agreement.
Section 10.06.    Successors and Assigns.
(b)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(e). Nothing in this Agreement, expressed or implied, is intended to confer, shall be construed to confer, or shall confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of Agent and Lenders) any legal or equitable right, remedy or Claim under or by reason of this Agreement.
(c)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and/or the Loans at the time owing to it (in each case with respect to any Facility), or in the case of an assignment to any Lender or an Affiliate of any Lender, no minimum amount need be assigned; and
(B)    in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to Agent or, if "Trade Date" is specified in the Assignment and Acceptance, as of the Trade Date, shall not be less than $5,000,000, unless each Agent otherwise consents (such consent not to be unreasonably withheld or delayed).
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities and any facilities provided pursuant to the second paragraph of Section 10.01 on a non-pro rata basis.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A)    the consent of Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any unfunded Commitment if such assignment is to a Person that is not a Lender with a Commitment or an Affiliate of such Lender or (ii) any Loan to a Person that is not a Lender or an Affiliate of any Lender; and
(B)    the consent of each L/C Issuer and Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Facility .
(iv)    Assignment and Acceptance. The parties to each assignment shall execute and deliver to Agent an Assignment and Acceptance, together with a processing and recordation fee in the amount of $3,500; provided, however, that Agent may, in its discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to Agent an Administrative Questionnaire and all applicable tax forms.
(v)    No Assignment to Certain Persons. No such assignment shall be made (A) to any Borrower or Affiliate of a Borrower, (B) to any Defaulting Lender or any of its Subsidiaries, or (C) to any natural person.
(vi)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrowers and Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Agent, any L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Laws without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of any Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any Claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by any Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 10.06.
(d)    Register. (i) Agent, acting solely for this purpose as an agent of Borrowers (and such agency being solely for Tax purposes), shall maintain at Agent’s Office a copy of each Assignment and Acceptance delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of Lenders and L/C Issuers, and the Commitments of, and principal amounts (and stated interest) of the Loans, L/C Borrowings and Swing Line Loans owing to, each Lender and L/C Issuer pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive absent manifest error, and the Borrower, Agent, Lenders and L/C Issuers shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as any Lender, L/C Issuer or Swing Line Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or other substantive change to the Credit Documents is pending, any Lender or L/C Issuer may request and receive from Agent a copy of the Register.
(ii)    Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), all applicable tax forms, the processing and recordation fee referred to in paragraph (b)(iv) of this Section 10.06 (unless waived in accordance with such paragraph) and any written consent to such assignment required by paragraph (b)(iii) of this Section 10.06, Agent shall promptly accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph (c)(ii).
(e)    Participations. Any Lender may at any time, without the consent of, or notice to, Borrowers or Agent, sell participations to any Person (other than a natural Person, a known Defaulting Lender or any Borrower or any Borrower’s Affiliates or Subsidiaries) (each, a "Participant") in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrowers, Agent, L/C Issuers and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.
Any agreement or instrument pursuant to which any Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Credit Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any of the other Credit Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clause (y) of the first proviso to Section 10.01 that affects such Participant and requires the consent of each Lender directly affected thereby. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to such Lender who sells the participation); provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.14 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01, 3.04 or 3.05, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, unless the sale of the participation to such Participant is made with Borrowers' prior written consent. A Participant shall not be entitled to the benefits of Section 3.01 to the extent such Participant fails to comply with Section 3.01(e) as though it were a Lender. Each Lender that sells a participation agrees, at Borrowers' request and expense, to use reasonable efforts to cooperate with Borrowers to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by applicable Laws, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.14 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the "Participant Register"); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any Commitments, Loans, L/C Borrowings, Swing Line Loans or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, L/C Borrowing, Swing Line Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
(f)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)    Resignation as an L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Facility Commitment and Revolving Facility Loans pursuant to Section 10.06(b), Bank of America may, (i) upon 15 days’ notice to Borrowers and Lenders, resign as a L/C Issuer and/or (ii) upon 15 days’ notice to Borrowers, resign as Swing Line Lender. In the event of any such resignation as a L/C Issuer or Swing Line Lender, Borrowers shall be entitled to appoint from among Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by Borrowers to appoint any such successor shall affect the resignation of Bank of America as an L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of a L/C Issuer hereunder with respect to all Letters of Credit issued by it which remain outstanding as of the effective date of its resignation as a L/C Issuer and all L/C Obligations with respect thereto (including the right to require Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.05(d)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (ii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, issued by the retiring L/C Issuer and remaining outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
Section 10.07.    Treatment of Certain Information; Confidentiality. Each of Agent, L/C Issuers and Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed: (i) to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (ii) to the extent required or requested by any applicable regulatory authority having jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (iv) to any other party hereto; (v) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing confidentiality provisions substantially the same (and at least as restrictive) as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.15 or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the obligations under this Agreement, (vii) to (A) any rating agency in connection with rating any Borrower or its Subsidiaries or the credit facilities provided hereunder or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, in each case on a confidential basis, (viii) with the consent of Borrowers or (ix) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to Agent , any L/C Issuer or any Lender or any of their respective Affiliates on a non-confidential basis from a source other than Holdings, any Borrower or any Subsidiary. For purposes of this Section, "Information" means all information received from Holdings, Borrowers or any Subsidiary relating to Holdings, any Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to Agent, any L/C Issuer or any Lender on a non-confidential basis prior to disclosure by Holdings, any Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding any other provision of this Agreement, any other Credit Document or any Assignment and Acceptance, the provisions of this Section 10.07 shall survive with respect to Agent and each Lender and L/C Issuer until the second anniversary of Agent or such Lender ceasing to be Agent or a Lender or an L/C Issuer, respectively.
Each of Agent, L/C Issuers and Lenders acknowledges that (i) the Information may include material non-public information concerning Holdings, Borrowers or one or more Subsidiaries, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable Laws, including Federal and state securities Laws.
Section 10.08.    Platform; Borrower Materials. Each of Holdings and Borrowers hereby acknowledges that (i) Agent may, but shall not be obligated to, make available to Lenders and L/C Issuers materials and/or information provided by or on behalf of Holdings and any Borrower hereunder (collectively, "Borrower Materials") by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the "Platform") and (ii) certain of Lenders (each, a "Public Lender") may have personnel who do not wish to receive material non-public information with respect to any Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each of Holdings and Borrowers hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that: (w) all such Borrower Materials shall be clearly and conspicuously marked "PUBLIC" which, at a minimum, shall mean that the word "PUBLIC" shall appear prominently on the first page thereof; (x) by marking Borrower Materials "PUBLIC," each of Borrowers shall be deemed to have authorized Agent, Joint Lead Arrangers, L/C Issuers and Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to any Borrower or its securities for purposes of United States Federal and state securities Laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked "PUBLIC" are permitted to be made available through a portion of the Platform designated "Public Side Information;" and (z) Agent and Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked "PUBLIC" as being suitable only for posting on a portion of the Platform not designated "Public Side Information."
Section 10.09.    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Laws, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or L/C Issuer or any such Affiliate to or for the credit or the account of any Borrower against any and all of the obligations of such Borrower now or hereafter existing under this Agreement or any other Credit Document to such Lender or an L/C Issuer or such Affiliate, irrespective of whether or not such Lender, L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Credit Document and although such obligations of such Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or L/C Issuer or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Agent, L/C Issuers and Lenders, and (y) the Defaulting Lender shall provide promptly to Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, L/C Issuer or their respective Affiliates may have. Each Lender and L/C Issuer agrees to notify Borrowers and Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
Section 10.10.    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Laws (the "Maximum Rate"). If Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrowers. In determining whether the interest contracted for, charged, or received by Agent or any Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Laws, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
Section 10.11.    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Credit Documents, and any separate letter agreements with respect to fees payable to Agent or an L/C Issuer, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.02, this Agreement shall become effective when it shall have been executed by Agent and when Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. "pdf" or "tif") shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 10.12.    Survival and Reaffirmation of Representations and Warranties. All representations and warranties made hereunder and in any other Credit Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution, delivery and acceptance hereof and thereof and the closing of the Transactions. Such representations and warranties have been or will be relied upon by Agent and each Lender and L/C Issuer, regardless of any investigation made by Agent or any Lender or L/C Issuer or on their behalf and notwithstanding that Agent or any Lender or L/C Issuer may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other DIP Finance Obligation shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding. Each representation and warranty contained in this Agreement and in any other Credit Document shall be deemed to be reaffirmed by each Borrower on each day that any Borrower requests or is deemed to have requested an extension of credit hereunder, unless Borrowers have notified Agent prior to any such extension of credit that Borrowers are no longer able to make any such representation or warranty and except for changes in the nature of a Borrower’s business or operations, or, if applicable, any of its Subsidiaries’ businesses or operations, that may occur after the date hereof in the Ordinary Course of Business of such Borrower or Subsidiary so long as Agent has consented to such changes or such changes are not violative of any provision of this Agreement or any other Credit Document. Notwithstanding the foregoing, representations and warranties which by their terms are applicable only to a specific date shall be deemed made only at and as of such date.
Section 10.13.    Severability. If any provision of this Agreement or the other Credit Documents is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Credit Documents shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.13, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by Agent, L/C Issuer or Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
Section 10.14.    Replacement of Lenders. If any Borrower is entitled to replace any Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender or if any other circumstance exists hereunder that gives any Borrower the right to replace any Lender as a party hereto, then such Borrower may, at its sole expense and effort, upon notice to such Lender and Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.06), all of its interests, rights and obligations under this Agreement and the related Credit Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if any Lender accepts such assignment), provided that:
(i)    unless waived in writing, such Borrower or such assignee shall have paid to Agent the assignment fee specified in Section 10.06(b);
(ii)    such Lender shall have received payment of an amount equal to the outstanding par principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 3.05) from such assignee (to the extent of such outstanding principal and accrued interest and fees) or such Borrower (in the case of all other amounts);
(iii)    in the case of any assignment resulting from a Claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and
(iv)    such assignment does not conflict with applicable Laws.
Any Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver or consent, as applicable, by such Lender or otherwise, the circumstances entitling such Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment required pursuant to this Section 10.14 may be effected pursuant to, and recorded on the Register after execution of, an Assignment and Acceptance executed by such Borrower, Agent and the assignee and such Lender required to make such assignment need not be a party thereto. Each Lender agrees that, if such Borrower elects to replace such Lender in accordance with this Section, it shall promptly deliver to Agent any Note (if Notes have been issued in respect of such Lender’s Loans) subject to such Assignment and Acceptance. Nothing in this Section 10.14 shall be deemed to prejudice any rights that any Borrower may have against any Lender that is Defaulting Lender.
Section 10.15.    Governing Law; Jurisdiction Etc.
(a)    Governing Law. THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT (EXCEPT, AS TO ANY OTHER CREDIT DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF THAT WOULD REQUIRE THE APPLICATION OF LAWS OF ANOTHER JURISDICTION AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE AND BANKRUPTCY RULES.
(b)    Submission to Jurisdiction. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST AGENT, ANY LENDER, ANY L/C ISSUER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN IN THE COURT OR, TO THE EXTENT THE COURT DOES NOT HAVE JURISDICTION OR DECLINES TO EXERCISE JURISDICTION, IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAWS. NOTHING IN THIS AGREEMENT OR IN ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT OR ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AGAINST ANY BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)    Waiver of Venue. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    Service of Process. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAWS.
Section 10.16.    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 10.17.    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), each Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by Agent, Joint Lead Arrangers and Lenders are arm’s-length commercial transactions between such Borrower and its Affiliates, on the one hand, and Agent, Joint Lead Arrangers and Lenders, on the other hand, (B) such Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) such Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (ii) (A) Agent, each Joint Lead Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for such Borrower or any of its Affiliates, or any other Person and (B) neither Agent, any Joint Lead Arranger nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (iii) Agent, Joint Lead Arrangers and Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither Agent, any Joint Lead Arranger nor any Lender has any obligation to disclose any of such interests to such Borrower or its Affiliates. To the fullest extent permitted by applicable Laws, each Borrower hereby waives and releases any Claims that it may have against Agent, any Joint Lead Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section 10.18.    Electronic Execution of Assignments and Certain Other Documents. The words "execute," "execution," "signed," "signature," and words of like import in any Assignment and Acceptance or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Laws, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.
Section 10.19.    USA Patriot Act Notice. Each Lender that is subject to the Patriot Act (as hereinafter defined) and Agent (for itself and not on behalf of any Lender) hereby notifies Borrowers that pursuant to the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into Law October 26, 2001) (the "Patriot Act"), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender or Agent, as applicable, to identify each Borrower in accordance with the Patriot Act. Each Borrower shall, promptly following a request by Agent or any Lender, provide all documentation and other information that Agent or such Lender requests in order to comply with its ongoing obligations under applicable "know your customer" an anti-money laundering rules and regulations, including the Patriot Act.
Section 10.20.    Intercreditor Agreement. Each Lender Party understands, acknowledges and agrees that it is the intention of the parties hereto that each of the Obligations and the Term DIP Obligations are intended to constitute a distinct and separate class from the other, and, as between Secured Parties, on the one hand, and the Term DIP Parties, on the other hand, it is the intention of the parties that (i) the Obligations (including all interest with respect thereto) have a first priority security interest in all ABL Priority Collateral and that the Term DIP Obligations (including all interest with respect thereto) have a second priority security interest in all ABL Priority Collateral, and (ii) the Term DIP Obligations (including all post-petition interest with respect thereto) have a first priority security interest in all Term Priority Collateral and that the Obligations (including all interest with respect thereto) have a second priority security interest in all Term Priority Collateral. Each Lender further understands, acknowledges and agrees that the provisions setting forth the priorities as between the Term DIP Parties, on the one hand, and Secured Parties, on the other hand, are set forth in the Intercreditor Agreement.
Each Lender agrees that it will be bound by, and will take no actions contrary to, the provisions of the Intercreditor Agreement. Each Lender authorizes and instructs Agent to enter into the Security Documents and ratify and reaffirm the Intercreditor Agreement on behalf of such Lender and to take all actions (and execute all documents) required (or deemed advisable) by Agent in accordance with the terms of the Security Documents and the Intercreditor Agreement.
The provisions of this Section 10.20 are not intended to summarize all relevant provisions of the Intercreditor Agreement. Reference must be made to the Intercreditor Agreement itself to understand all terms and conditions thereof. Each Lender is responsible for making its own analysis and review of the Intercreditor Agreement and the terms and provision thereof, and neither Agent nor any of their respective affiliates, representatives, advisors, attorneys or other Person makes any representation to any Lender as to the sufficiency or advisability of the provisions contained in the Intercreditor Agreement. Notwithstanding anything to the contrary set forth herein or in any other Credit Document, this Agreement is subject to the terms and provisions of the Intercreditor Agreement. In the event of an inconsistency between the provisions of this Agreement and the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall prevail.
Section 10.21.    Appointment of Company as Representative. Each Borrower irrevocably appoints and constitutes the Company as its agent to deliver notices, instruments, documents and other materials as required hereunder, in each case to Agent or any Lender in accordance with the terms hereof, and under the other Credit Documents (including the Intercreditor Agreement). Any such notice, instrument, document or other material, and each related election, representation, warranty, agreement or undertaking in connection therewith made by or on behalf of each such Borrower by the Company shall be deemed for all purposes to have been made by each such Borrower, as the case may be, and shall be binding and enforceable against such Borrower to the same extent as made directly by such Borrower.
Section 10.22.    Field Audit and Examination Reports; Disclaimer by Lenders. By signing this Agreement, each Lender: (i) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report (each a "Report" and collectively, "Reports") prepared by or on behalf of Agent; (ii) expressly agrees and acknowledges that neither Bank of America nor Agent (A) makes any representation or warranty as to the accuracy of any Report, or (B) shall be liable for any information contained in any Report; (iii) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent, Bank of America, or other party performing any audit or examination will inspect only specific information regarding Borrowers and will rely significantly upon Borrowers’ books and records, as well as on representations of Borrowers' personnel; (iv) agrees to keep all Reports confidential and strictly for its internal use, and not to distribute except to its participants, or use any Report in any other manner; and (v) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (A) to hold Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to any Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of any Borrower; and (B) to pay and protect, and indemnify, defend, and hold Agent and any such other Lender preparing a Report harmless from and against, the Claims, actions, proceedings, damages, costs, expenses, and other amounts incurred by or on behalf of Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
Section 10.23.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.24.    Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and
(b)    the effects of any Bail-in Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the writedown and conversion powers of any EEA Resolution Authority

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

NORANDA ALUMINUM HOLDING CORPORATION

By: /S/ Dale W. Boyles
Name: Dale W. Boyles
Title: Chief Financial Officer

NORANDA ALUMINUM ACQUISITION CORPORATION

By: /S/ Dale W. Boyles______________________
       Name: Dale W. Boyles
       Title: Chief Financial Officer

NORANDAL USA, INC.

By: /S/ Dale W. Boyles______________________
       Name: Dale W. Boyles
       Title: Chief Financial Officer

NORANDA ALUMINUM, INC.

By: /S/ Dale W. Boyles______________________
       Name: Dale W. Boyles
       Title: Chief Financial Officer

NORANDA ALUMINA LLC

By: /S/ Dale W. Boyles______________________
       Name: Dale W. Boyles
       Title: Chief Financial Officer

NORANDA INTERMEDIATE HOLDING CORPORATION

By: /S/ Dale W. Boyles
Name: Dale W. Boyles
Title: Chief Financial Officer

GRAMERCY ALUMINA HOLDINGS II, INC.

By: /S/ Dale W. Boyles______________________
       Name: Dale W. Boyles
       Title: Chief Financial Officer

GRAMERCY ALUMINA HOLDINGS INC

By: /S/ Dale W. Boyles______________________
       Name: Dale W. Boyles
       Title: Chief Financial Officer

NHB CAPITAL, LLC

By: /S/ Dale W. Boyles______________________
       Name: Dale W. Boyles
       Title: Chief Financial Officer

BANK OF AMERICA, N.A.
as Administrative Agent, Collateral Agent and Lender

By: /S/ Steven L. Hipsman________________
Name: Steven L. Hipsman
Title: Senior Vice President

CITIBANK, N.A.
as Lender

By: /S/ Brendan Mackay________________
Name: Brendan Mackay
Title: Vice President and Director

UBS AG, STAMFORD BRANCH
as Lender

By: /S/ Darlene Arias__________________
Name: Darlene Arias
Title: Director

By: /S/ Craig Pearson__________________
Name: Craig Pearson
Title: Associate Director

BARCLAYS BANK PLC
as Lender

By: /S/ Joseph Jordan________________
Name: Joseph Jordan
Title: Managing Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH
as Lender

By: /S/ Didier Siffer____________________
Name: Didier Siffer
Title: Authorized Signatory

By: /S/ Julia Bykhovskaia________________
Name: Julia Bykhovskaia
Title: Authorized Signatory

JPMORGAN CHASE BANK
As Lender

By: /S/ Helen D. Davis________________
Name: Helen D. Davis
Title: Vice President

SIEMENS FINANCIAL SERVICES, INC.,
as Lender

By: /S/ Jeffrey B. Iervese_______________
Name: Jeffrey Iervese
Title: Vice President

By: /S/ John Finore____________________
Name: John Finore
Title: Vice President

U.S. BANK NATIONAL ASSOCIATION,
as Lender

By: /S/ James P. Cecil_________________
Name: James P. Cecil
Title: Vice President

WELLS FARGO BANK, N.A.,
as Lender

By: /S/ Rina Shinoda__________________
Name: Rina Shinoda
Title: Vice President

BENTHAM WHOLESALE SYNDICATED LOAN FUND
as Lender

By: /S/ Thomas Flannery________________
Name: Thomas Flannery
Title: Authorized Signatory

ATRIUM XI
as Lender

By: /S/ Thomas Flannery________________
Name: Thomas Flannery
Title: Authorized Signatory

MADISON PARK FUNDING IV, LTD
as Lender

By: /S/ Thomas Flannery________________
Name: Thomas Flannery
Title: Authorized Signatory

MADISON PARK FUNDING VIII, LTD
as Lender

By: /S/ Thomas Flannery________________
Name: Thomas Flannery
Title: Authorized Signatory

MADISON PARK FUNDING XV, LTD
as Lender

By: /S/ Thomas Flannery________________
Name: Thomas Flannery
Title: Authorized Signatory